UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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COMMUNITY HEALTH SYSTEMS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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# Community Health Systems, Inc.

## Notice of 2014 Annual Meeting of Stockholders and Proxy Statement

CHS

April 4, 2014

Dear Stockholders:

I am pleased to announce the Community Health Systems, Inc. 2014 Annual Meeting. The attached Notice of Annual Meeting of Stockholders and Proxy Statement will describe the business to be considered and voted on during that meeting.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan on attending the meeting, the Company would appreciate your efforts to vote your shares. Additional information on this process can be found in the Proxy Statement.

In an effort to make our Proxy Statement more investor friendly, we have provided Proxy Summary Information following this letter. The summary contains some business performance highlights, summary information and some expanded details on management’s say-on-pay proposal, beginning on page “S-1” of this document.

Sincerely,

Wayne T. Smith

Chairman and Chief Executive Officer

PROXY SUMMARY INFORMATION

2014 Annual Meeting of Stockholders

Date and Time
May 20, 2014, 8:00 a.m. Eastern Daylight Time
Place
St. Regis Hotel
5th Avenue at 55th Street
New York, New York 10022
Record Date
March 21, 2014
Voting Matters and Board Recommendations

Our Board’s Recommendation

Election of Directors	FOR

each Director Nominee

Advisory Vote on Executive Compensation	FOR

Approval of Amended and Restated 2004 Employee Performance Incentive Plan	FOR

Approval of Amended and Restated 2009 Stock Option and Award Plan	FOR

Approval of the Amendment of the Amended and Restated By-Laws	FOR

Ratification of Auditors	FOR

To assist you in reviewing the proposals to be acted upon, including the election of directors and the non-binding advisory vote to approve named executive officer compensation, we call your attention to the following information about the Company’s 2013 financial performance, board of director nominees and key executive compensation actions and decisions. The following description is only a summary. For more complete information about these topics, please review the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 26, 2014 and the complete Proxy Statement.

PROXY SUMMARY INFORMATION

Financial Performance Highlights For the Year Ended December 31, 2013 (dollars in millions, except per share amounts)
Admissions	654,945	Net Revenue	$12,998
Adjusted Admissions	1,362,344	Adjusted EBITDA *	$1,841
ER Visits	3,106,416	EPS *	$2.40
* Adjusted to exclude loss on early extinguishment of debt, impairment of long-lived assets, acquisition expenses related to HMA and government settlement and related cost reserves .

Please refer to the Company’s Current Report on Form 8-K furnished to the SEC on February 18, 2014, and the Company’s Annual Report on Form 10-K for a reconciliation of adjusted EBITDA to net cash provided by operating activities. Also included in the Current Report on Form 8-K furnished to the SEC on February 18, 2014 is a reconciliation of income from continuing operations per share as reported with the adjustments described therein.

On January 27, 2014, the Company completed the merger transaction pursuant to which Health Management Associates, Inc., or HMA, became a wholly-owned subsidiary of the Company. Following this merger, the Company became the largest provider of hospital health services as defined by the number of hospitals. We believe this was a compelling strategic acquisition for the following reasons:

•	Unique opportunity to acquire a well-developed hospital system.

•	71 facilities spread across attractive, non-urban and suburban markets.

•	Complementary geographic fit with hospitals located in existing states.

•	Extends and strengthens the Company’s hospital and physician networks.

•	Company has a proven track record having acquired 115 hospitals since 1997.

•	Successfully integrated Triad — $5 billion revenue company.

•	Improved Triad’s operating margin from 12% to 16%.

•	94% of the Company’s senior executives helped to successfully integrate the Triad acquisition.

•	Significant opportunity to improve HMA’s operating performance by applying best practices, standardized systems and procedures.

•	HMA’s 2013 EBITDA margin of 13% vs. 16% for each of 2010, 2011 and 2012.

•	Targeting over $250 million of synergies over two years.

PROXY SUMMARY INFORMATION

*	Adjusted to exclude loss on early extinguishment of debt, impairment of long-lived assets, acquisition expenses related to HMA and government settlements.

Since our 2007 acquisition of Triad Hospitals, Inc., net revenue has grown 6.7 percent, EBITDA has grown 4.2 percent and EPS from continuing operations, excluding gain or loss from early extinguishment of debt, impairment of long-lived assets, acquisition expenses related to HMA and government settlement costs, has grown 2.3 percent on a compound annual growth basis.

PROXY SUMMARY INFORMATION

PROPOSAL 1 – Election of Directors

Upon the recommendation of our Governance and Nominating Committee, our Board of Directors has nominated 8 people for election at this Annual Meeting to hold office until the next annual meeting and the election of their successors. All of the nominees are currently directors. A more detailed biography of each director can be found on pages 13 to 16 of the Proxy Statement.

W. Larry Cash	Director since 2001
Mr. Cash is President of Financial Services and Chief Financial Officer and joined the company in September, 1997. He was elected to the Board in 2001. Mr. Cash has over 30 years of experience in the hospital and managed care industries. He also serves as a director of Cross Country, a provider of medical professional staffing services.

John A. Clerico Audit and Compliance Committee Chair Compensation Committee Member	Director since 2003
Mr. Clerico brings executive leadership experience to the Board. He has held positions of Chairman of the Board, CEO, Co-COO, CFO and Treasurer during various points in his career working for such notable companies as Praxair and Union Carbide. He is currently Chairman and registered financial advisor of ChartMark Investments.

James S. Ely III Audit and Compliance Committee Member	Director since 2009
Mr. Ely founded Priority Capital Management LLC in 2008 and is its Chief Executive Officer. He has extensive banking experience having worked most recently as senior banker and managing director in JP Morgan’s syndicated and leveraged finance group.

John A. Fry Audit and Compliance Committee Member	Director since 2004

Governance and Nominating Committee Member

Mr. Fry currently serves as President of Drexel University in Philadelphia, Pennsylvania. Prior to that, he served as President of Franklin & Marshall College in Lancaster, Pennsylvania. Mr. Fry has unique experience as the president of an academic institution along with prior experience with the University of Pennsylvania health system.

William Norris Jennings, M.D. Governance and Nominating Committee Member	Director since 2008
Dr. Jennings is a practicing family medicine physician employed by KentuckyOne Health in Louisville, Kentucky. He brings a practicing physician’s perspective to the Board and has hands on experience managing large physician practices.

Julia B. North Governance and Nominating Committee Chair Compensation Committee Member	Director since 2004
Ms. North is presently retired. She has served in many senior executive positions including President of Consumer Services for Bellsouth Telecommunications. She currently serves on the boards of directors of Acuity Brands and Lumos Networks Corp.

Wayne T. Smith Chairman of the Board	Director since 1997
Mr. Smith is Chairman and Chief Executive Officer. Mr. Smith joined the company in 1997 and was subsequently elected to the Board. He has over 30 years of experience in the hospital and managed care industry. He serves on the board of Praxair and on the Board of Trustees of Auburn University.

H. Mitchell Watson, Jr. Compensation Committee Chair	Director since 2004
Mr. Watson is currently retired. Mr. Watson has held senior executive positions with International Business Machines and ROLM Company. He is chairman emeritus of Helen Keller International and the Brevard Music Center in Brevard, North Carolina.

PROXY SUMMARY INFORMATION

PROPOSAL 2 – Advisory Vote on Executive Compensation

The Company’s goal is to align the interests of our named executive officers (NEOs) with the interests of our stockholders. Our compensation program has been designed to retain and reward our executive officers consistent with these aligned interests.

The Compensation Committee took the following actions on executive compensation prior to the Company’s 2013 annual meeting:

¡	Eliminated stock option awards in 2013.

¡	Added total shareholder return (“TSR”) as a metric to the non-financial component of the target cash incentive awards plans in 2012 and 2013 for the CEO and CFO.

¡	Froze base salary and target cash incentive compensation awards at 2011 levels, with no increases in 2012 and 2013.

¡	Restricted the cash incentive awards available for EPS growth above target.

The 2013 financial performance did not meet the Company’s expectations and the 2013 executive compensation program worked as intended—incentive plan compensation was reduced by approximately 50% for most of our NEO’s, including our CEO, compared to 2012.

The CEO’s total direct compensation has been below the median reported by our business peer group for the prior two years.

NAMED EXECUTIVE OFFICERS (NEOs)

Wayne T. Smith, Chairman and CEO

W. Larry Cash, President of Financial Services and CFO

William S. Hussey, Division President—Division Operations

David L. Miller, President and COO

Thomas D. Miller, Division President—Division Operations

PROXY SUMMARY INFORMATION

These adjustments to executive compensation are demonstrated in the 2013 compensation tables and summarized for Wayne T. Smith below.

Compensation Committee Action

Wayne T. Smith, Chairman and Chief Executive Officer

	2013	2012	2011
Salary	$1,400,000	$1,400,000	$1,400,000
Incentive Plan Compensation	2,058,000	4,200,000	3,945,200
Restricted Stock (1)	5,213,750	2,107,000	7,592,000
Stock Options (1)	—	319,200	479,500

Total	$8,671,750	$8,026,200	$13,416,700

(1)	The closing price of the Company’s stock on the respective grant dates was: $41.71 per share on February 27, 2013; $21.07 per share on February 16, 2012 and $37.96 per share on February 23, 2011.

The increase in the value of the restricted stock compensation in 2013 compared to 2012 was primarily a result of a 98% increase in the closing price of the Company’s stock between the February 2012 and February 2013 grant dates.

During 2013, the Compensation Committee reviewed the total shareholder return of the Company for both the year and for the period prior to the announcement of the HMA acquisition. Prior to the announcement of the HMA acquisition, on July 30, 2013, the shareholder return was 48.3%. The 2013 full year shareholder return was 27.7%. The Compensation Committee determined to use the average of the two measurements of 38.0% for 2013. For the two-year period, from December 2011 through December 2013, the growth rate of the stock price was 125.0%.

PROXY SUMMARY INFORMATION

Business Peer Group for 2013 Compensation Cycle 20 Companies

Amgen	HCA	Quest Diagnostics
Baxter	HMA	Stryker
Bristol Myers	Health Net	Tenet Healthcare
Cigna	Humana	Universal Health
Danaher	Laboratory Corp	Unum
DaVita	LifePoint Hospitals	Vanguard
Eli Lilly	Medtronic

For the 2013 compensation cycle, the business peer group was revised in response to feedback from stockholders. This business peer group of 20 companies is focused exclusively on companies in the healthcare sector. The group included all six major hospital management companies, and 14 other companies in the insurance or medical products areas. Also in selecting the business peer group companies, consideration was given to market capitalization, enterprise value and number of employees of each company.

Overall, our Compensation Committee believes that this business peer group reflects the competitive market for talent for our key executives and that the Company’s compensation of its NEO’s compares appropriately to the business peer group compensation levels.

PROXY SUMMARY INFORMATION

PROPOSAL 3 – Approval of the Community Health Systems, Inc. 2004 Employee Performance Incentive Plan, Amended and Restated as of February 26, 2014

The Board of Directors proposes that the stockholders approve the Community Health Systems, Inc. 2004 Employee Performance Incentive Plan, amended and restated as of February 26, 2014, which provides for revision of the provisions for deferred bonus awards to allow for payment beyond the 2 1/2 months following the year in which the award is earned (in accordance with Section 409A of the Internal Revenue Code) and revisions and additions to the performance criteria and objectives on which awards may be based.

PROPOSAL 4 – Approval of the Community Health Systems, Inc. Amended and Restated 2009 Stock Option and Award Plan, Amended and Restated as of March 19, 2014

The Board of Directors proposes that the stockholders approve the Community Health Systems, Inc. 2009 Stock Option and Award Plan, amended and restated as of March 19, 2014, which will increase the number of shares available for future grants by 4,000,000 shares. The plan has also been amended to specify a maximum grant date fair value of $1,000,000 during any calendar year of all awards granted to a single director who is not also an employee of the Company or a subsidiary of the Company.

PROPOSAL 5 – Approval of the Amendment of the Amended and Restated By-laws of Community Health Systems, Inc.

The Board of Directors proposes that the stockholders approve the amendment of the Amended and Restated By-laws of Community Health Systems, Inc. to provide that the state and federal courts of the state of Delaware shall be the exclusive forum for certain legal actions.

PROPOSAL 6 – Ratification of Auditors for 2014

The Board of Directors proposes that the stockholders ratify the appointment by the Board of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. A representative from Deloitte & Touche will be present at the annual meeting to respond to questions submitted by stockholders during the meeting.

COMMUNITY HEALTH SYSTEMS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 20, 2014

8:00 a.m. (Eastern Daylight Time)

St. Regis Hotel, 5th Avenue at 55th Street, New York, New York 10022

The Annual Meeting of Stockholders of Community Health Systems, Inc. will be held on Tuesday, May 20, 2014 at 8:00 a.m. (Eastern Daylight Time) at The St. Regis Hotel, 5th Avenue at 55th Street, New York, New York 10022, to consider and act upon the following matters:

1.	To elect eight (8) directors;

2.	To hold an advisory vote on executive compensation;

3.	To approve the Community Health Systems, Inc. 2004 Employee Performance Incentive Plan;

4.	To approve the Community Health Systems, Inc. Amended and Restated 2009 Stock Option Plan;

5.	To approve the Amendment of the Amended and Restated By-laws of Community Health Systems, Inc.;

6.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

7.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The close of business on March 21, 2014, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, TO MARK, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

By Order of the Board of Directors,

Rachel A. Seifert

Executive Vice President, Secretary and

General Counsel

Franklin, Tennessee

April 4, 2014

ANNUAL MEETING OF STOCKHOLDERS

OF

COMMUNITY HEALTH SYSTEMS, INC.

PROXY STATEMENT

Page
Introduction	1
General Information	5
Members of the Board of Directors	13
Security Ownership of Certain Beneficial Owners and Management	17
Section 16(a) Beneficial Ownership Reporting Compliance	19
Relationships and Certain Transactions between Community Health Systems, Inc. and its Officers, Directors and 5% Beneficial Owners and their Family Members	19
Information About Our Executive Officers	19
Proposal 1 — Election of Directors	22
Proposal 2 — Advisory Vote on Executive Compensation	22
Executive Compensation	26
Compensation Discussion and Analysis	26
Summary Compensation Table	41
Grants of Plan-Based Awards	43
Outstanding Equity Awards at Fiscal Year-End	44
Option Exercises and Stock Vested	45
Pension Benefits	46
Non-qualified Deferred Compensation	46
Potential Payments upon Termination or Change in Control	48
Proposal 3 — Approval of the Community Health Systems, Inc. 2004 Employee Performance Incentive Plan, amended and restated as of February 26, 2014	50
Proposal 4 — Approval of the Community Health Systems, Inc. 2009 Stock Option and Award Plan, Amended and Restated as of March 19, 2014	53
Proposal 5 — Approval of the Amendment of the Amended and Restated By-laws of Community Health Systems, Inc.	61
Proposal 6 — Ratification of the Appointment of Independent Registered Public Accounting Firm	62
Compensation Committee Report	65
Miscellaneous	66
Annex A — Community Health Systems, Inc. 2004 Employee Performance Incentive Plan, amended and restated as of February 26, 2014
Annex B — Community Health Systems, Inc. 2009 Stock Option and Award Plan, amended and restated as of March 19, 2014
Annex C — Amended and Restated By-laws of Community Health Systems, Inc.

ANNUAL MEETING OF STOCKHOLDERS

OF

COMMUNITY HEALTH SYSTEMS, INC.

4000 Meridian Boulevard

Franklin, Tennessee 37067

PROXY STATEMENT

April 4, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON MAY 20, 2014: THIS PROXY STATEMENT, THE ACCOMPANYING PROXY CARD AND THE 2013 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT WWW.CHS.NET.

INTRODUCTION

Solicitation

This Proxy Statement, the accompanying proxy card and the 2013 Annual Report to Stockholders (with Form 10-K for the year ended December 31, 2013) of Community Health Systems, Inc. (the “Company”) are being mailed on or about April 4, 2014. The Board of Directors of the Company (the “Board” or the “Board of Directors”) is soliciting your proxy to vote your shares at the 2014 Annual Meeting of Stockholders (the “Meeting”). The Board is soliciting your proxy to give all stockholders of record the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

For simplicity of presentation throughout this Proxy Statement, we refer to employees of our indirect subsidiaries as “employees of the Company,” “our employees” or similar language. Notwithstanding this presentation style, the Company itself does not have any employees. Similarly, the healthcare operations and businesses described in this Proxy Statement are owned and operated and management services provided by distinct and indirect subsidiaries of the Company.

When and where will the meeting be held?

The Meeting will be held on Tuesday, May 20, 2014 at 8:00 a.m. (Eastern Daylight Time) at The St. Regis Hotel, 5th Avenue at 55th Street, New York, New York 10022.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the Chief Executive Officer or the Secretary of the Company the authority to vote your shares in the manner you indicate on your proxy card.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, and custodial accounts) or in multiple accounts. If your shares are held by a broker, bank, trustee or other nominee (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, bank, trustee or other nominee, and you should return your proxy card or cards to your broker, bank, trustee or other nominee. You should vote on and sign each proxy card you receive.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Meeting if you owned shares of common stock of the Company (“Common Stock”) at the close of business on our record date of Friday, March 21, 2014.

How many shares of Common Stock may vote at the Meeting?

As of March 21, 2014, there were 115,258,571 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC, the Company’s transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?

If you are a “stockholder of record”, you can vote your proxy by mailing in the enclosed proxy card.

Please refer to the specific instructions set forth on the enclosed proxy card.

If you hold your shares in “street name”, your broker, bank, trustee or other nominee will provide you with materials and instructions for voting your shares, which may allow you to use the internet or a toll free telephone number to vote your shares.

Can I vote my shares in person at the Meeting?

If you are a “stockholder of record”, you may vote your shares in person at the Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, bank, trustee or other nominee, giving you the right to vote the shares at the Meeting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1	—	FOR the election of each of the eight nominees for director: W. Larry Cash, John A. Clerico, James S. Ely III, John A. Fry, William Norris Jennings, M.D., Julia B. North, Wayne T. Smith and H. Mitchell Watson, Jr., to one-year terms expiring at the 2015 Annual Meeting of stockholders.

Proposal 2	—	FOR the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

Proposal 3	—	FOR the approval of the Community Health Systems, Inc. 2004 Employee Performance Incentive Plan, amended and restated as of February 26, 2014.

Proposal 4	—	FOR the approval of the Community Health Systems, Inc. 2009 Stock Option and Award Plan, amended and restated as of March 19, 2014.

Proposal 5	—	FOR the approval of the Amendment of the Amended and Restated By-laws of Community Health Systems, Inc.

Proposal 6	—	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2014.

How would my shares be voted if I do not specify how they should be voted?

If you are a stockholder of record and you sign and return your proxy card without indicating how you want your shares to be voted, the Chief Executive Officer or Secretary will vote your shares as follows:

—	FOR the election of each of the eight nominees for director (Proposal 1).

—	FOR the approval of the compensation of our named executive officers (Proposal 2).

—	FOR the approval of the Community Health Systems, Inc. 2004 Employee Performance Incentive Plan, amended and restated as of February 26, 2014 (Proposal 3).

—	FOR the approval of the Community Health Systems, Inc. 2009 Stock Option and Award Plan, amended and restated as of March 19, 2014 (Proposal 4).

—	FOR the approval of the amendment of the Amended and Restated By-laws of Community Health Systems, Inc. (Proposal 5).

—

FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2014 (Proposal 6).

—	In the discretion of the named proxies regarding any other matters properly presented for a vote at the Meeting.

If you are a beneficial owner of shares held in street name and do not provide the broker, bank, trustee or other nominee that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange (“NYSE”), the broker, bank, trustee or other nominee that holds your shares may generally vote on “routine” matters without instructions from you. We expect the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal 6) to be the only proposal that is considered a “routine” matter. Accordingly, if your shares are held through a broker, bank, trust or other nominee, that person will have discretion to vote your shares on only that matter if you fail to provide instructions.

On the other hand, your broker, bank, trustee or other nominee is not entitled to vote your shares on certain “non-routine” matters if it does not receive instructions from you on how to vote. The election of directors (Proposal 1), the approval of named executive officer compensation (Proposal 2), the proposal to approve the amended and restated 2004 Employee Performance Incentive Plan (Proposal 3), the proposal to approve the amended and restated 2009 Stock Option and Award Plan (Proposal 4), and the proposal to approve the amendment of the Amended and Restated By-laws of Community Health Systems, Inc. (Proposal 5) will be considered “non-routine” matters. Thus, if you do not give your broker, bank, trustee or other nominee specific instructions on how to vote your shares with respect to those proposals, your broker, bank, trustee or other nominee will inform the Inspectors of Election that it does not have the authority to vote on those matters with respect to your shares. This is generally referred to as a “broker non-vote.” A broker non-vote may also occur if your broker, bank, trustee or other nominee fails to vote your shares for any reason.

Please note that your broker, bank, trustee or other nominee does not have the discretion to vote shares on your behalf with respect to the election of directors and the approval of executive officer compensation. Therefore, if you hold your shares through a broker, bank, trustee or other nominee, please instruct that person regarding how to vote your shares on the election of directors and the approval of executive officer compensation.

How many votes must be present to hold the Meeting?

The presence, in person or represented by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on the record date for the Meeting will constitute a quorum for the transaction of business at the Meeting.

How are abstentions and broker non-votes treated?

Abstentions are deemed to be “present” at the Meeting, are counted for quorum purposes and, other than for the election of directors (Proposal 1), will have the same effect as a vote against the matter. In the case of the election of directors (Proposal 1), an abstention will not be deemed to be a vote cast either for or against any nominee. Broker non-votes, if any, while counted for general quorum purposes, will have no effect on the voting results for any matter other than for the ratification of the appointment of Deloitte & Touche, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal 6). In the case of Proposal 6, a broker non-vote will have the same effect as a vote against the matter.

Can I change my vote after I have mailed my proxy card?

If you are a stockholder of record, you may revoke your proxy by doing one of the following:

—	By sending a written notice of revocation to the Secretary of the Company that must be received prior to the Meeting, stating that you revoke your proxy;

—	By signing a later-dated proxy card and submitting it so that it is received prior to the Meeting in accordance with the instructions included in the proxy card; or

—	By attending the Meeting and voting your shares in person before your proxy is exercised at the Meeting.

If you hold your shares in “street name”, your broker, bank, trustee or other nominee will provide you with instructions on how to revoke your proxy.

What vote is required to approve each proposal?

Proposal		Vote Required	Broker Discretionary Voting Allowed
Proposal 1 —	Election of eight directors	Majority of Votes Cast for the Election of that Nominee	No

Proposal 2 —	Advisory vote on executive compensation	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 3 —	Approval of the Community Health Systems, Inc. 2004 Employee Performance Incentive Plan, as amended and restated	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 4 —	Approval of the Community Health Systems, Inc. 2009 Stock Option and Award Plan, as amended and restated	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 5 —	Approval of the amendment of the Amended and Restated By-laws of Community Health Systems, Inc.	Majority of the issued and outstanding Shares Entitled to Vote	No

Proposal 6 —	Ratification of auditors for 2014	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes

With respect to Proposal 1, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal 1, the abstention will not have any effect on the outcome of the vote.

With respect to Proposals 2, 3, 4, 5 and 6, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on any of Proposals 2, 3, 4, 5 or 6, the abstention will have the same effect as an AGAINST vote.

Who will count the votes?

Representatives from American Stock Transfer & Trust Company, LLC, our transfer agent, will count the votes and serve as our Inspectors of Election. The Inspectors of Election will be present at the Meeting.

Who pays the cost of proxy solicitation?

The Company pays the costs of soliciting proxies. The Company has engaged Georgeson Inc. to aid in the solicitation of proxies for a fee of approximately $11,000, plus reasonable expenses. Upon request, the Company will reimburse brokers, banks, trustees or their other nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s Common Stock. In addition, certain of our directors and officers, as well as employees of our management company, will aid in the solicitation of proxies. These individuals will receive no compensation in addition to their regular compensation.

Is this Proxy Statement the only way that proxies are being solicited?

No. As stated above, in addition to mailing these proxy materials, our proxy solicitor, Georgeson Inc., and certain of our directors and officers, as well as employees of our management company, may solicit proxies by telephone, e-mail or personal contact. These directors, officers and employees will not be specifically compensated for doing so.

If you have any further questions about voting your shares or attending the Meeting, including information regarding directions to the Meeting, please call our Executive Vice President, Secretary and General Counsel, Rachel A. Seifert, at (615) 465-7000.

GENERAL INFORMATION

What is the deadline for submitting stockholder proposals for the 2015 Annual Meeting of Stockholders?

If a stockholder seeks to have a proposal included in our Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the rules under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the proposal must be submitted by no later than December 5, 2014. Any stockholder proposal (other than pursuant to the rules under the Exchange Act) or director nomination submitted by a stockholder for consideration at our 2015 Annual Meeting must be received by the Company in the manner and by the deadline set forth under “How can I submit stockholder proposals or nominations for Directors?” on page 12 of this Proxy Statement. In general, a director nomination submitted in proper form must be received no earlier than January 19, 2015 and no later than February 18, 2015.

How may I contact the non-management members of the Board of Directors?

Julia B. North is the Chair of the Governance and Nominating Committee of the Board of Directors. She and any of the other non-management directors may be contacted by any stockholder or other interested party in the following manner:

c/o Community Health Systems

4000 Meridian Boulevard

Franklin, TN 37067

Attention: Rachel A. Seifert

Corporate Secretary

(615) 465-7000

Investor_Communications@chs.net

In the alternative, stockholders or other interested parties may communicate with our directors or our corporate compliance officer by accessing the Confidential Disclosure Program established under our Code of Conduct:

Corporate Compliance and Privacy Officer

Community Health Systems

4000 Meridian Boulevard

Franklin, TN 37067

(800) 495-9510

Generally, all materials that are appropriate director communications will be forwarded to the intended recipient; however, management may simultaneously conduct an investigation of any operational, compliance, or legal matter in accordance with its established policies and procedures. Management reserves the right to reject from this process any material that is harassing, unduly offensive or otherwise not credible, or solicits business on behalf of the sender.

How is the Board of Directors organized and how is the independence of the Board of Directors determined?

The role of our Board of Directors is governed by the By-laws of the Company, and is further guided by our Governance Guidelines (the “Governance Guidelines”). Currently, there are eight (8) members of our Board of Directors.

Our Governance Guidelines include independence standards for those directors who are not also members of management. To determine whether our directors and director nominees are independent, the Board evaluates the relationships of our directors and director nominees, as disclosed to us by them, with the Company and the members of the Company’s management, against the independence standards set forth in our Governance Guidelines. In making its independence determinations, the Board broadly considers all relevant facts and circumstances, including the responses of directors to a questionnaire that solicited information about their relationships. The Board also considers relationships between the Company and other organizations on which our directors or director nominees serve as directors. The Board determined that each of our non-management directors did not have a direct or an indirect material interest in the applicable relationships set forth in the Governance Guidelines. After such evaluations, our Board of Directors has affirmatively determined that all of the following non-management members of our Board are independent under the Governance Guidelines and the applicable rules of the NYSE and the SEC:

John A. Clerico

James S. Ely III

John A. Fry

William Norris Jennings, M.D.

Julia B. North

H. Mitchell Watson, Jr.

Messrs. Wayne T. Smith and W. Larry Cash, who are also officers of the Company and employed by a subsidiary of the Company, are not independent.

Do the independent members of the Board of Directors meet in separate sessions?

The independent members of our Board meet periodically in executive sessions, typically at the end of each regularly scheduled Board meeting, and otherwise as needed. The Chair of the appropriate Board committee presides over those sessions at which the principal item to be considered is within the scope of his or her committee. In the absence of a particular committee-related subject matter, the Chair of the Governance and Nominating Committee, currently Ms. North, presides at the executive sessions. During 2013, the independent members of our Board met in executive session ten (10) times, either in conjunction with a Board meeting or a committee meeting at which the other independent members were present.

What is the leadership structure of the Board of Directors?

As set forth in the Company’s Governance Guidelines, the Board believes that the most effective and appropriate leadership model for the Company is that of a combined Chair of the Board and Chief Executive Officer, balanced by certain practices and policies to assure that the super-majority independence of the Board provides the desired oversight, advice, and balance.

The Board of Directors is responsible for broad corporate policy and the overall performance of the Company. Members of the Board are kept informed of the Company’s business by various documents sent to them before each meeting and oral reports made to them during these meetings by the Company’s Chairman and Chief Executive Officer and other corporate executives. They are advised of actions taken by the various committees of the Board of Directors and are invited to, and frequently do, attend all committee meetings. Directors have access to all of the Company’s books, records and reports, and members of management are available at all times to answer their questions.

The Governance and Nominating Committee, which consists entirely of independent directors, periodically examines the Board leadership structure, as well as other governance practices, and also conducts an annual assessment of the Board’s and each committee’s effectiveness. The Governance and Nominating Committee has determined that the present leadership structure continues to be effective and appropriate.

The Board believes that the substantive duties of the Chair of the Board, including calling and organizing meetings and preparing agendas, are best performed by someone who has day-to-day familiarity with the business issues confronting the Company and an understanding of the specific areas in which management seeks advice and counsel from the Board. Given Mr. Smith’s broad and lengthy leadership experience in the healthcare industry, including 17 years as the Chief Executive Officer of the Company, the Board believes that he is especially qualified to serve as both Chief Executive Officer and Chair of the Board.

As indicated above, the independent members of the Board meet in executive sessions that are presided over by one of the independent members of the Board. As set out in the Governance Guidelines, the Chair of the appropriate Board committee presides over each session at which the principal item to be considered is within the scope of his or her committee. For routine executive session meetings, the presiding director is the Chair of the Governance and Nominating Committee. Board independence is further achieved through the completely independent composition of the three standing committees: Audit and Compliance, Compensation, and Governance and Nominating, each of which is supported by an appropriate charter and holds executive sessions without management present. Each of the Board’s independent directors serves on one or more of these committees, and thus there is ample opportunity to meet and confer without any member of management present.

The Board has concluded that the structure and practices of the independent members of the Board of Directors assures effective independent oversight, as well as effective independent leadership while maintaining practical efficiency.

How does your Board of Directors Oversee Risk?

Risk management is primarily the responsibility of the Company’s management team, which is administered through a broad-based committee that includes executives from our operations, internal audit, compliance, quality, revenue management, accounting, risk management, finance, human resources, and legal departments. The Board of Directors is responsible for the overall supervision of the Company’s risk management activities and annually performs a review of those activities along with a review of the Company’s enterprise risk assessment. The Board’s oversight of the material risks faced by the Company occurs at both the full board level and at the committee level.

The Audit and Compliance Committee has oversight responsibility, not only for financial reporting with respect to the Company’s major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s enterprise risk management process that monitors key business risks facing the Company. The Audit and Compliance Committee also oversees the delegation of specific risk areas among the various other Board committees, consistent with the committees’ charters and responsibilities.

The Company has determined that any risks arising from its compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. The Company’s compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the value delivered to stockholders. The combination of performance measures for annual bonuses and the equity compensation programs, share ownership and retention guidelines for executive officers, as well as the multi-year vesting schedules for equity awards encourage employees to maintain both a short-term and a long-term vision with respect to Company performance.

Management provides regular updates throughout the year to the respective committees regarding the management of the risks they oversee, and each of these committees discuss those risks with the full Board at either regular meetings of the Board or at committee meetings in which all Board members participate. At least once every year, the Audit and Compliance Committee reviews the allocation of risk responsibility among the Board’s committees and implements any changes it deems appropriate. In recent years, the Audit and Compliance Committee, together with the full Board of Directors, has taken a more robust approach to and level of involvement in the oversight of risk issue identification and assessment at the Company, as well as a comprehensive understanding of the mitigation strategies employed with respect to each of those risks.

In addition to the reports from the committees, the Board receives presentations throughout the year from various department and business unit leaders that include discussions of possible risks. At each Board meeting, the Chair and Chief Executive Officer addresses, in a director-only session, matters of particular importance or concern, including any areas of risk that require attention from the Board. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full Board reviews in detail the Company’s short and long-term strategies, including consideration of risks facing the Company and their potential impact.

We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for the Company. We also believe that our risk structure complements our current Board leadership structure, as it allows our independent directors, through the three fully independent Board committees, to exercise effective oversight of the actions of management, led by Mr. Smith as Chair and Chief Executive Officer, in identifying risks and implementing effective risk management policies and controls.

What are the standing committees of the Board of Directors?

Our Board of Directors has three standing committees: Audit and Compliance, Compensation, and Governance and Nominating. Each of these committees is comprised solely of independent directors, and each independent director meets the additional criteria for committee membership, as set forth in the applicable committee charter. Each standing committee operates pursuant to a committee charter. The current composition of our Board’s standing committees is as follows:

Audit and Compliance Committee	Compensation Committee	Governance and Nominating Committee

John A. Clerico, Chair James S. Ely III John A. Fry	H. Mitchell Watson, Jr., Chair John A. Clerico Julia B. North	Julia B. North, Chair John A. Fry William Norris Jennings, M.D.

How many times did the Board of Directors and its committees meet in 2013? What was the attendance by the members? What are the duties of the Board’s committees?

Directors are encouraged to attend our annual meeting of stockholders; all eight (8) of our directors were present at our 2013 Annual Meeting of Stockholders. The annual meeting of the Board of Directors followed immediately after the 2013 Annual Meeting of Stockholders.

In 2013, the Board of Directors held six (6) regular meetings and four (4) special meetings. Each director attended at least 75% of the Board meetings and meetings of the committees of the Board on which he/she served.

The Audit and Compliance Committee held nine (9) meetings during 2013. A number of the meetings held by the Audit and Compliance Committee also included the other independent members of the Board of Directors. As set forth in its charter, the Audit and Compliance Committee’s responsibility is to provide advice and counsel to management regarding, and to assist the Board of Directors in its oversight of: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the performance of the Company’s internal audit function and its independent registered public accounting firm; and (v) the Company’s policy on the use of derivative products. The Audit and Compliance Committee report is incorporated herein by reference to Part III of the Company’s Annual Report on Form 10-K under “Item 10. Directors, Executive Officers and Corporate Governance.”

The Compensation Committee held four (4) meetings during 2013. The primary purpose of the Compensation Committee is to: (i) assist the Board of Directors in discharging its responsibilities relating to compensation of the Company’s executives; (ii) administer outstanding awards and grants of equity-based compensation arrangements to directors, employees, and others pursuant to the Company’s stock option and award plans; (iii) administer the Community Health Systems, Inc. 2004 Employee Performance Incentive Plan with regard to the employees to whom Section 162(m) of the Internal Revenue Code (the “IRC”) applies; (iv) assist the Board of Directors by making recommendations regarding compensation programs for directors; and (v) produce an annual report on executive compensation for inclusion in the Company’s Proxy Statement in accordance with applicable rules and regulations under the Exchange Act. The Compensation Committee’s report is set forth later in this Proxy Statement.

As set forth in its charter, the primary responsibilities of the Compensation Committee are to oversee the elements of the compensation arrangements available to the Company and its subsidiaries that are used to compensate the Company’s executive officers, and in particular, the Chief Executive Officer. The Committee also approves the goals and objectives relevant to the compensation of the Chief Executive Officer and the other executive officers and determines whether targets have been attained in connection with target-based compensation awards and equity grants.

Pursuant to its charter, the Compensation Committee has authority to engage its own executive compensation consultants and legal advisors. Since 2005, Mercer Human Resources Consulting has served as the independent executive compensation consultant to the Compensation Committee. Mercer Human Resources Consulting also provides limited consulting services to management; for 2013, these services were limited to conducting actuarial analyses of the Company’s Supplemental Executive Retirement Plan. In 2013, the total amount paid to Mercer Human Resources Consulting for the services provided to management was approximately $85,000. Mercer Human Resources Consulting has entered into separate engagement letters with the Compensation Committee and management for the respective services rendered to each group. The Compensation Committee has assessed Mercer Human Resources Consulting’s independence pursuant to the independence factors set forth for compensation consultants in the NYSE listing standards and in the Compensation Committee’s charter and has determined that no conflicts of interest exist.

The Governance and Nominating Committee met two (2) times during 2013. The primary purpose of the Governance and Nominating Committee is to (i) recommend to the Board of Directors a set of corporate governance guidelines applicable to the Company; (ii) review at least annually the Company’s Governance Guidelines and make any recommended changes, additions or modifications; (iii) identify individuals qualified to become Board members and to select, or recommend that the Board of Directors select, the director nominees for the next annual meeting of stockholders; and (iv) assist the Board by making recommendations regarding compensation for directors.

Who are the Company’s audit committee financial experts?

Our Board has determined that all three of the members of our Audit and Compliance Committee are “audit committee financial experts” as defined by the Exchange Act — John A. Clerico, James S. Ely III, and John A. Fry.

Does the Company have a code of conduct?

The Company has an internal compliance program, the cornerstone of which is our Code of Conduct. Our Code of Conduct has been adopted and implemented throughout our organization and is applicable to all members of the Board of Directors and our officers, as well as employees of our subsidiaries. A variation of this Code of Conduct has been in effect at our Company since 1997.

Where can I obtain a copy of the Company’s Board of Directors’ organizational documents?

Copies of the current version of our Governance Guidelines, including our independence standards, along with current versions of our Code of Conduct and Board committee charters are posted on the Company Overview — Corporate Governance section of our internet website at www.chs.net/company-overview/corporate-governance/. These items are also available in print to any stockholder who requests them by writing to Community Health Systems, Inc., Investor Relations, at 4000 Meridian Boulevard, Franklin, TN 37067.

How are the Company’s Directors compensated?

Our Board of Directors has approved a compensation program for independent directors, which consists of both cash and equity-based compensation. The Board compensation is reviewed, and adjusted if needed, on the same cycle as is our executive compensation. For 2013, the total cash and long-term incentive compensation package was set at $270,000 per independent director. The independent directors received a cash stipend of $120,000, which was paid in quarterly installments. Each independent director received a grant of a number of restricted stock units based on the portion of his or her annual compensation that is allocated to equity. For 2013, this value-based award amount was $150,000, or 3,596 restricted stock units per independent director and was awarded in February, at the same time management’s long-term incentive awards were granted. Rounding to the nearest whole number of restricted stock units resulted in an actual award value of $149,989 per independent director. Any independent directors who join our Board of Directors during the first six months of the year will receive the same number of restricted stock units as is awarded to the other independent directors as stock-based compensation; however, if an independent director’s appointment occurs during the last six months of the year such independent director will receive no stock-based compensation until the following year. These restricted stock unit awards vest in one-third increments on each of the first three anniversaries of the grant date for so long as the director is a member of the Board. If an independent director’s service as a member of the Board terminates as a result of death or disability (other than “for cause”), all unvested restricted stock units will vest as of the date of termination. No separate meeting attendance fees are paid to the directors. All directors are reimbursed for their out-of-pocket expenses arising from attendance at meetings of the Board and its committees. The additional annual stipends for the three committee chairs were as follows: Audit and Compliance Committee: $20,000; Compensation Committee: $12,000; and Governance and Nominating Committee: $10,000.

For 2014, the Board of Directors’ compensation package was reviewed by the Compensation Committee’s compensation consultant, Mercer Human Resources Consulting, and the Governance and Nominating Committee. Although Mercer Human Resources Consulting advised that market conditions would support an increase in compensation, the Governance and Nominating Committee, with the concurrence of the other members of the Board of Directors, determined that no increase in the Board of Directors’ compensation be made at this time.

Management directors do not receive any additional compensation for their service on the Board.

Director Compensation

The following table summarizes the aggregate fees earned or paid and the value of equity-based awards earned by our non-management directors in 2013:

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($) (1)	Total Compensation ($)

John A Clerico	140,000	149,989	289,989

James S. Ely III	120,000	149,989	269,989

John A. Fry	120,000	149,989	269,989

William Norris Jennings, MD	120,000	149,989	269,989

Julia B. North	130,000	149,989	279,989

H. Mitchell Watson, Jr	132,000	149,989	281,989

(1)	This amount reflects the grant date fair value of director compensation earned in the form of restricted stock unit awards. This grant is based on the portion of his or her annual compensation that is allocated to equity. For 2013, this value based award amount was for 3,596 restricted stock units on February 27, 2013 ($41.71 per share). The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”).

The Governance and Nominating Committee, which is responsible for making independent compensation recommendations for our independent directors to the Board of Directors, evaluates the non-management director compensation package annually, but has typically only made changes to independent director compensation every other year.

How are Directors nominated? What diversity considerations are evaluated in nominating Directors?

Nomination Process. The Governance and Nominating Committee has responsibility for the director nomination process.

The Governance and Nominating Committee believes that the minimum qualifications that must be met by any director nominee, including any director nominee who is recommended by stockholders, include (i) a reputation for the highest ethical and moral standards, (ii) good judgment, (iii) a positive record of achievement, (iv) if on other boards, an excellent reputation for preparation, attendance, participation, interest and initiative, (v) business knowledge and experience relevant to the Company, and (vi) a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively.

The qualities and skills necessary in a director nominee are governed by the specific needs of the Board at the time the Governance and Nominating Committee determines to nominate a candidate for director. The specific requirements of the Board will be determined by the Governance and Nominating Committee and will be based on, among other things, the Company’s then existing strategies and business, market and regulatory environments, and the mix of perspectives, experience and competencies then represented by the other Board members. The Governance and Nominating Committee will also take into account the Chairman and Chief Executive Officer’s views as to areas in which management desires additional advice and counsel.

When the need to recruit a director arises, the Governance and Nominating Committee will consult the other directors, including the Chairman and Chief Executive Officer and, when deemed appropriate, utilize fee-paid third-party recruiting firms to identify potential candidates. The candidate evaluation process may include inquiries as to the candidate’s reputation and background, examination of the candidate’s experiences and skills in relation to the Board’s requirements at the time, consideration of the candidate’s independence as measured by the Company’s independence standards, and other considerations as the Governance and Nominating Committee deems appropriate at the time. Prior to formal consideration by the Governance and Nominating Committee, any candidate who passes such screening would be interviewed by the Chair of the Governance and Nominating Committee and the Chairman and Chief Executive Officer.

Board Nominee Diversity Considerations.  As set forth in the charter of the Governance and Nominating Committee, the nominating criteria require the committee to “determine as necessary the portfolio of skills, experience, perspective and background required for the effective functioning of the Board.” The most robust selection process occurs at the time a new director is being added, typically upon the decision of a Board member that he or she will not stand for re-election at the end of a then current term. The Governance and Nominating Committee takes into account a variety of factors in selecting and nominating individuals to serve on the Board of Directors, including:

—	The Board’s and the Company’s needs for input and oversight about the strategy, business, regulatory environment, and operations of the Company;

—	The management directors’ views as to areas in which additional advice and counsel could be provided by the Board;

—

The mix of perspectives, experience and competencies currently represented on the Board; while this is primarily directed to the professional acumen of an individual, it may also include gender, ethnic and cultural diversity;

—	The results of the Board’s annual self-assessment process; and

—	As to incumbent directors, meeting attendance, participation and contribution, and the director’s current independence status.

The Committee seeks candidates with broad background and experience that will enable them to serve on and contribute to any of the Board’s three standing committees. The Committee also believes that every director nominee should demonstrate a strong record of integrity and ethical conduct, an absence of conflicts that might interfere with the exercise of his or her independent judgment, and a willingness and ability to represent all stockholders of the Company.

The experience, skills and diversity contributions of each of the members of the Board of Directors is described below under “Members of the Board of Directors”.

How can I submit stockholder proposals or nominations for Directors?

The Governance and Nominating Committee will consider including in our Proxy Statement candidates for election to our Board of Directors who are recommended by stockholders and any other business that stockholders seek to bring before an annual meeting. For any candidate to be considered by the Governance and Nominating Committee and, if nominated, to be included in our Proxy Statement, or for any other business to be considered for inclusion in our Proxy Statement (other than pursuant to the rules under the Exchange Act), notice of such recommendation or other business must be received by the Secretary at our principal executive offices (Secretary, Community Health Systems, Inc., 4000 Meridian Boulevard, Franklin, TN 37067) not less than 45 or more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting of stockholders, to be timely, notice by the stockholder must be delivered no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which the public announcement of the meeting is first made. These same time requirements apply to notice of any stockholder nomination of candidates for election to our Board of Directors and notice of any other business a stockholder seeks to bring before an annual meeting of our stockholders, even though such matters will not be included in our Proxy Statement. The Governance and Nominating Committee will conduct the same analysis that it conducts with respect to its director nominees for any director nominations properly submitted by a stockholder and, as a result of that process, will formulate its recommendation to support or oppose that person’s election as a member of the Board of Directors. Please see page 5 under “What is the deadline for submitting stockholder proposals for the 2015 Annual Meeting of Stockholders?” for the expected deadlines related to the 2015 Annual Meeting of Stockholders.

A stockholder’s notice to the Secretary for director nominee recommendations or nominations must set forth, as to each proposed nominee (a) the name, age, business address and residence address of the nominee, (b) the principal occupation or employment of the nominee, (c) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the nominee, (d) a statement as to whether the nominee acknowledges the Company’s policy on director resignations following such director’s failure to receive the required vote for re-election at any future meeting at which such director would be nominated for re-election, (e) any other information relating to the nominee that would be required to be disclosed in a proxy statement or related filings under the Exchange Act and (f) a statement from the nominee that he or she consents to being named in the proxy statement relating to the stockholders’ meeting at which such nominee will stand for election and that he or she will serve as a director, if elected. In addition, a stockholder giving the notice for director nominee recommendations or nominations must provide (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the nominee(s) named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or related filings under the Exchange Act.

A stockholder’s notice to the Secretary for any business such stockholder seeks to bring before an annual meeting of stockholders (other than pursuant to the rules under the Exchange Act) must set forth as to each matter such stockholder proposes to bring before such annual meeting (a) a brief description of the business desired to be brought before such annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address of such stockholder, (c) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (d) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (e) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

MEMBERS OF THE BOARD OF DIRECTORS

Each of the Company’s director nominees are nominated for election to a term of one (1) year. Upon the recommendation of the Governance and Nominating Committee, the eight (8) persons listed in the table below are nominated for election at the Meeting, each to serve as a director for a term of one (1) year and until his or her successor is elected and qualified.

Name	Age	Position
W. Larry Cash	65	President of Financial Services, Chief Financial Officer and Director
John A. Clerico	72	Director
James S. Ely III	56	Director
John A. Fry	53	Director
William Norris Jennings, M.D	70	Director
Julia B. North	66	Director
Wayne T. Smith	68	Chairman of the Board, Chief Executive Officer and Director
H. Mitchell Watson, Jr.	76	Director

W. Larry Cash	Director Since 2001

Mr. Cash is our President of Financial Services and Chief Financial Officer. Mr. Cash joined us as Executive Vice President and Chief Financial Officer in September 1997. In 2001, he was also named to our Board of Directors. In January 2014, he was named our President of Financial Services. Prior to joining us, he served as vice president and group chief financial officer of Columbia/HCA Healthcare Corporation from September 1996 to August 1997. Prior to Columbia/HCA, Mr. Cash spent 23 years at Humana Inc., most recently as senior vice president of finance and operations from 1993 to 1996. He is also a director of Cross Country Healthcare, Inc., a provider of nurse and allied staffing services, multi-specialty locum tenens services, and other human capital management services in the healthcare industry, and he serves on its audit (chair) and compensation committees.

Mr. Cash is the Company’s chief financial executive and performs a substantial portion of the investor relations function for the Company. His prior managed care experience brings that perspective to our Board’s deliberations and evaluation of its business and strategy. For nine consecutive years, he has been recognized as one of the Top 3 CFOs in the healthcare sector by Institutional Investor magazine. He was named Business Tennessee’s first ever CFO of the Year in 2008 and also earned that distinction in the public companies category from the Nashville Business Journal in 2009.

John A. Clerico	Director Since 2003

Audit and Compliance Committee Chair

Compensation Committee Member

Since 2000, when Mr. Clerico co-founded ChartMark Investments, Inc., a registered investment advisor providing portfolio management, investment consulting and financial planning solutions to individuals, small businesses and institutions, he has served as its chairman and as a registered financial advisor. From February 2006 until January 2012, Mr. Clerico served on the board of directors of Global Industries, Ltd., a provider of solutions for offshore oil and gas construction, engineering, project management and support services, with prior service on its audit, compensation and finance (chair) committees. In October 2008, Mr. Clerico resigned from these committees upon his appointment as chairman of the board and interim chief executive officer. He stepped down as Global Industries, Ltd.’s interim chief executive officer in March 2010 but continued to serve as chairman of its board through December 2011, when Global Industries, Ltd. was acquired by Technip. From 1992 to 2000, he served as an executive vice president and chief financial officer and a director of Praxair, Inc., a supplier of industrial gases and coatings and related services and technologies. From 1983 until its spin-off of Praxair, Inc. in 1992, he served as an executive officer in various financial and accounting areas of Union Carbide Corporation. Mr. Clerico currently serves on the boards of directors of (i) Educational Development Corporation, a trade publisher and distributor of children’s books, and serves on its audit and executive committees; and (ii) MacroSolve, Inc., a provider of consulting services related to the development, marketing and financing of mobile app businesses that also focuses on intellectual property licensing and enforcement of its mobile app market development patent. He serves on its audit (chair) and compensation committees.

Mr. Clerico brings executive leadership experience and skills to the Board of Directors. He has held the positions of chairman of the board, chief executive officer, co-chief operating officer, chief financial officer and treasurer at various points of his career. His extensive experience in industries (chemical and industrial gases) with a high risk profile give him a unique perspective on risk oversight. His eleven years of experience guiding our Board’s Audit and Compliance Committee and serving as one of its “audit committee financial experts” lend important continuity to the Board’s financial, audit, and compliance oversight functions. Finally, having formed and operated his own investment company, Mr. Clerico also brings the investor perspective to the Board’s review activities.

James S. Ely III	Director Since 2009

Audit and Compliance Committee Member

Mr. Ely founded Priority Capital Management LLC in 2008 and has served as its chief executive officer since its inception. From 1995 to 2008, he was a senior banker and managing director in J.P. Morgan’s Syndicated and Leveraged Finance Group, where he was responsible for structuring and arranging syndicated loans and high yield issues in the healthcare, aerospace, defense and other sectors. Mr. Ely’s service with J.P. Morgan’s predecessor institutions commenced in 1987. He is a director of Select Medical Holdings Corporation, a provider of long-term hospitalization services, and serves on its audit and compliance committee.

Mr. Ely’s educational background (MBA in finance and accounting from the University of Chicago) and extensive (over twenty years) experience in the financing industry, and in the healthcare sector in particular, provides a needed area of expertise among the independent Board members. He is able to assist the Board members and management in evaluating financing opportunities, as he has specific experience in financing the types of indebtedness reflected on the Company’s balance sheet.

John A. Fry	Director Since 2004

Audit and Compliance Committee Member

Governance and Nominating Committee Member

Mr. Fry has served as president of Drexel University in Philadelphia, Pennsylvania since August 2010. In addition, he serves as president of the Drexel University College of Medicine and chairman and chief executive officer of Drexel e-Learning, Inc., Drexel University’s for-profit subsidiary, which markets online Drexel degree programs. Prior to becoming president of Drexel University, Mr. Fry served as president of Franklin & Marshall College in Lancaster, Pennsylvania from 2002 until 2010. From 1995 to 2002, he was executive vice president of the University of Pennsylvania and served as the chief operating officer of the University and as a member of the executive committee of the University of Pennsylvania Health System. Mr. Fry is a member of the board of trustees of Delaware Investments, an asset management firm, with oversight responsibility for all of the portfolios in that mutual fund family; he also serves on its audit committee and nominating and corporate governance committee. Mr. Fry also serves as a director of the Hershey Trust.

Mr. Fry’s unique experience as the president of an academic institution, together with his prior experience with the University of Pennsylvania Health System and service on the boards of a number of non-profit institutions, brings two important perspectives to the Board of Directors. The governance issues faced by non-profit organizations assist the Board of Directors in understanding the competitive environment in which many of the Company’s competitors and acquisition targets operate. His educational background (MBA in accounting from New York University) and his experience in financial management, financial reporting, audit and compliance, and risk management are all skill sets available to and needed by the Board of Directors.

William Norris Jennings, M.D.	Director Since 2008

Governance and Nominating Committee Member

Dr. Jennings is a practicing family medicine physician employed by KentuckyOne Health, in Louisville, Kentucky, which was formed by the merger of Jewish Hospital & St. Mary’s HealthCare with Saint Joseph Health System in 2012. He serves on KentuckyOne Health’s quality committee and formerly served as the quality committee chair for The Physician Group, which was affiliated with Jewish Hospital & St. Mary’s HealthCare prior to the merger with Saint Joseph Health System. From 1971 until 2005, when the practice was acquired by Jewish Hospital, Dr. Jennings was in private practice with Southend Medical Clinic, PSC, serving as its managing partner.

Dr. Jennings brings the perspective of a practicing physician to the Board of Directors. His career in a community practice setting is typical to that of most of the Company’s facilities and he provides advice to the Board of Directors and management about trends in both medicine and the organization and operation of physician practices. His experience managing large physician practices, with particular focus in the areas of risk and quality oversight, brings counterpoint and balance to the perspectives presented by management leadership. He also brings practitioner insight to quality measures and reporting, electronic health record implementation, and federal government regulation of practitioner-hospital relationships.

Julia B. North	Director Since 2004

Governance and Nominating Committee Chair

Compensation Committee Member

Ms. North is presently retired. Over the course of her career, Ms. North has served in many senior executive positions, including as president of consumer services for BellSouth Telecommunications, Inc. from 1994 to 1997. After leaving BellSouth in 1997, she served as the president and chief executive officer of VSI Enterprises, Inc., a manufacturer of video conferencing systems, until 1999. She currently serves on the boards of directors of (i) Acuity Brands, Inc., a provider of lighting fixtures and related products and services, and serves on its compensation committee and governance committee, with previous service on its audit committee; and (ii) Lumos Networks Corp., a fiber-based telecommunications service provider, and serves on its compensation committee (chair), and, from 2007 until its spin-off of Lumos Networks Corp. in 2011, she served on the board of directors of NTELOS Holdings Corp., a provider of wireless and wireline communications services, and served on its compensation committee and nominating and governance committee (chair). Ms. North also previously served on the boards of directors of Simtrol, Inc., a developer of enterprise-class software solutions, where she also served on its audit committee and compensation committee; Winn-Dixie, Inc., a food retailer, where she also served on its compensation committee (chair), nominating and governance committee (chair), and audit committee; and MAPICS, Inc., a business application software and consulting company, where she also served on its compensation committee.

Ms. North has extensive experience serving on boards of directors and brings those experiences to her service on the Board’s Compensation Committee and Governance and Nominating Committee. The breadth of the industries in which she has worked provides risk assessment perspectives that are different from the Company’s operations. Her operational experience in customer service, marketing, technical network design, and strategic planning bring those skill sets, not represented by other Board members, to the Board’s functions.

Wayne T. Smith	Director Since 1997

Chairman of the Board

Mr. Smith is our Chairman and Chief Executive Officer. Mr. Smith joined us in January 1997 as President, a position he held until January 2014. Since April 1997, he has served as our Chief Executive Officer and as a member of the Board of Directors. In 2001, he was elected Chairman of our Board of Directors. Prior to joining us, Mr. Smith was president and chief operating officer of Humana, Inc., where he served in various management positions during 23 years with that company, and as a director from 1993 to 1996. He currently serves on the board of directors of Praxair, Inc. and serves on its compensation committee (former chair). Mr. Smith is currently Chairman of the Nashville Area Chamber of Commerce and a past-chair and current board member of the Federation of American Hospitals and Nashville Health Care Council. He serves on the board of trustees of Auburn University. From 2006 to 2010, he served on the board of directors of Citadel Broadcasting Corporation, an owner and operator of radio stations and producer and distributor of radio programming. He also served on its audit committee.

Mr. Smith is one of the most tenured executives in the healthcare industry, with decades of experience in both the hospital sector and the managed care sector. He has been named one of the 100 Most Influential People in Healthcare each of the 12 years Modern Healthcare has published the peer voted list, ranking number 17 in 2013. Institutional Investor magazine has also named Smith a Top CEO for the healthcare facilities sector several times over the past decade. His service on other companies’ boards of directors provides him with insights and experiences to support his leadership of the Company and its Board of Directors. Mr. Smith has been honored year after year by investor organizations as being the top chief executive officer in the institutional provider segment of the health care sector.

H. Mitchell Watson, Jr.	Director Since 2004

Compensation Committee Chair

Mr. Watson is currently retired. From 1981 to 1989, Mr. Watson was a vice president of International Business Machines Corporation (IBM), serving from 1981 to 1985 as president of its systems product division, and from 1985 through 1988 as vice president of marketing and service. From 1989 until its sale in 1992, Mr. Watson was the president and chief executive officer of ROLM Company, a joint venture between IBM and Siemens AG that produced digital voice systems. Mr. Watson previously served on the board of directors of Praxair, Inc. from 1992 until 2010, where he also served on its audit (chair), compensation, and governance and nominating committees. He also previously served on the boards of directors of Roadway, Inc., a transportation service provider, where he also served on its audit and compensation committees; and MAPICS, Inc., where he served as chairman of the board and on its audit committee. Mr. Watson is a past president of Helen Keller International, chairman emeritus of the Brevard Music Center in Brevard, North Carolina, has served on the board of Union Theological Seminary in New York, New York, and as trustee of the Interdenominational Theology Center at Atlanta University

In addition to his prior operational experience with IBM, which lends both leadership and technology perspectives, Mr. Watson has extensive audit committee experience with a variety of different types of companies and he imparts those concepts to the oversight of the Company’s financial management and audit functions. In addition, Mr. Watson’s considerable service in both community and national not-for-profit organizations provides insights and context for the Company’s local operations and competition.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 21, 2014, except as otherwise footnoted, with respect to ownership of our Common Stock by:

—	each person known by us to be a beneficial owner of more than 5% of our Company’s Common Stock;

—	each of our directors;

—	each of our executive officers named in the Summary Compensation Table on page 41; and

—	all of our directors and executive officers as a group.

Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them, except to the extent such power may be shared with a spouse.

	Shares Beneficially Owned (1)
Name	Number		Percent

5% Stockholders:

Glenview Capital Management, LLC	12,093,795	(2)	10.5%
FMR, LLC	6,953,719	(3)	6.0%
Baron Capital Group, Inc./BAMCO, Inc./	6,781,238	(4)	5.9%
Baron Capital Management, Inc./Ronald Baron Blackrock, Inc	6,034,615	(5)	5.2%

Directors:

W. Larry Cash	933,290	(6)	0.8%
John A. Clerico	80,598	(7)	*
James S. Ely III	20,598	(8)	*
John A. Fry	22,301	(9)	*
William N. Jennings, M.D	27,598	(10)	*
Julia B. North	51,598	(11)	*
Wayne T. Smith	2,932,581	(12)	2.5%
H. Mitchell Watson, Jr	19,968	(13)	*

Other Named Executive Officers:

William S. Hussey	298,291	(14)	0.3%
David L. Miller	562,065	(15)	0.5%
Thomas D. Miller	111,173	(16)	0.1%

All Directors and Executive Officers as a Group (18 persons)	6,041,490	(17)	5.2%

(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock when such person or persons have the right to acquire them within 60 days after March 21, 2014. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any shares which such person or persons have the right to acquire within 60 days after March 21, 2014 is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Shares beneficially owned are based on Schedule 13G filed with the SEC on January 27, 2014, by Glenview Capital Management, LLC/Lawrence M. Robbins. Glenview Capital Management, LLC/Lawrence M. Robbins has shared voting power and shared dispositive power with respect to 12,093,795 shares of Common Stock. The address of Glenview Capital Management, LLC/Lawrence M. Robbins is 767 Fifth Avenue, 44th Floor, New York, NY 10153.

(3)	Shares beneficially owned are based on Schedule 13G filed with the SEC on February 13, 2014, by FMR. FMR has sole voting power with respect to 20,519 shares of Common Stock and sole dispositive power with respect to 6,953,719 shares of Common Stock. The address of FMR is 245 Summer Street, Boston, Massachusetts 02210.

(4)	Shares beneficially owned are based on Schedule 13G filed with the SEC on February 14, 2014, by Baron Capital Group, Inc. (“Baron Group”), BAMCO, Inc. (“Bamco”), Baron Capital Management, Inc. (“Baron Capital”) and Ronald Baron. Baron Group has shared voting power with respect to 6,664,238 shares of Common Stock and shared dispositive power with respect to 6,781,238 shares of Common Stock; Bamco has shared voting power with respect to 6,222,200 shares of Common Stock and shared dispositive power with respect to 6,339,200 shares of Common Stock; Baron Capital has shared voting power and shared dispositive power with respect to 422,038 shares of Common Stock; and Ronald Baron has shared voting power with respect to 6,664,238 shares of Common Stock and shared dispositive power with respect to 6,781,238 shares of Common Stock. The address of each of these persons is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(5)	Shares beneficially owned are based on Schedule 13G filed with the SEC on January 17, 2014, by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power with respect to 5,657,896 shares of Common Stock and sole dispositive power with respect to 6,034,615 shares of Common Stock. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(6)	Includes 403,333 shares subject to options which are currently exercisable or exercisable within 60 days of March 21, 2014.

(7)	Includes 5,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 21, 2014.

(8)	Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 21, 2014.

(9)	Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 21, 2014.

(10)	Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 21, 2014.

(11)	Includes 10,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 21, 2014.

(12)	Includes 976,667 shares subject to options which are currently exercisable or exercisable within 60 days of March 21, 2014.

(13)	Includes 5,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 21, 2014.

(14)	Includes 135,333 shares subject to options which are currently exercisable or exercisable within 60 days of March 21, 2014.

(15)	Includes 115,333 shares subject to options which are currently exercisable or exercisable within 60 days of March 21, 2014.

(16)	Includes 15,333 shares subject to options which are currently exercisable or exercisable within 60 days of March 21, 2014.

(17)	Includes 1,956,833 shares subject to options which are currently exercisable or exercisable within 60 days of March 21, 2014.

*	Less than 1%

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation to furnish us with copies of all Section 16(a) reports that they file. Based solely on our review of copies of these reports that we have received and on representations from all reporting persons who are our directors and executive officers that no Form 5 report was required to be filed by them, we believe that during 2013 all of our officers, directors and greater than 10% beneficial owners complied with all applicable Section  16(a) filing requirements.

RELATIONSHIPS AND CERTAIN TRANSACTIONS BETWEEN THE COMPANY AND ITS OFFICERS, DIRECTORS AND 5% BENEFICIAL OWNERS AND THEIR FAMILY MEMBERS

The Company employs Brad Cash, son of W. Larry Cash. In 2013, Brad Cash received a base salary of $288,773 and earned a bonus of $103,958 for 2013 to be paid in 2014. In 2013, he also received a grant of restricted stock awards with the grant date fair value of $166,840 while serving as the divisional financial executive for one of our corporate office division presidents. The Company believes that the compensation paid to Brad Cash was on terms as favorable to the Company as could have been maintained with an unrelated third party.

In 2005, the Company’s subsidiary CHS/Community Health Systems, Inc. established the Community Health Systems Foundation, a tax exempt charitable foundation. One of the purposes of the foundation is to match, subject to certain conditions, charitable contributions made by the Company’s directors and officers up to an aggregate maximum per year of $25,000 per individual.

There were no loans outstanding during 2013 from the Company to any of its directors, nominees for director, executive officer, or any beneficial owner of 5% or more of our equity securities, or any family member of any of the foregoing.

The Company applies the following policy and procedure with respect to related person transactions. All such transactions are first referred to our General Counsel to determine if they are exempted or included under the Company’s written policy. If they are included, the transaction must be reviewed by the Audit and Compliance Committee to consider and determine whether the benefits of the relationship outweigh the potential conflicts inherent in such relationships and whether the transaction is otherwise in compliance with the Company’s Code of Conduct and other policies, including for example, the independence standards of the Governance Guidelines of the Board of Directors. Related person transactions are reviewed not less frequently than annually if they are to continue beyond the year in which the transaction is initiated. “Related person transaction” means those financial relationships involving the Company and any of its subsidiaries, on the one hand, and any person who is a director (or nominee) or an executive officer, any immediate family member of any of the foregoing persons, any person who is a direct or beneficial owner of 5% or more of the Company’s Common Stock (our only class of voting securities), or is employed by or in a principal position with such an owner, on the other hand. Exempted from related person transactions are those transactions in which the consideration in the transaction during a fiscal year is expected to be less than $120,000 (aggregating any transactions conducted as a series of related transactions).

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following sets forth information regarding our executive officers as of March 21, 2014. Each of our executive officers holds an identical position with CHS/Community Health Systems, Inc., and Community Health Systems Professional Services Corporation, two of our wholly-owned subsidiaries:

Name	Age	Position
Wayne T. Smith	68	Chairman of the Board, Chief Executive Officer and Director
W. Larry Cash	65	President of Financial Services, Chief Financial Officer and Director
David L. Miller	65	President and Chief Operating Officer
Dr. Lynn T. Simon, M.D.	54	President of Clinical Services and Chief Quality Officer
William S. Hussey	65	Division President — Division Operations
Thomas D. Miller	56	Division President — Division Operations
Michael T. Portacci	55	Division President — Division Operations
Martin D. Smith	46	Division President — Division Operations
Tim L. Hingtgen	46	Division President — Division Operations
Martin J. Bonick	40	Division President — Division Operations
Rachel A. Seifert	54	Executive Vice President, Secretary and General Counsel
Kevin J. Hammons	48	Senior Vice President and Chief Accounting Officer

Wayne T. Smith — The principal occupation and employment experience of Mr. Smith during the last five years is set forth on page 16 above.

W. Larry Cash — The principal occupation and employment experience of Mr. Cash during the last five years is set forth on page 13 above.

David L. Miller serves as President and Chief Operating Officer, having been promoted to that position in January 2014. In that position he oversees our six operating divisions as well as strategic growth initiatives. Prior to assuming that position, Mr. D. Miller served as a division president and oversaw the management of our affiliated hospitals in one of our divisions. Mr. D. Miller joined us in November 1997 as a group vice president. Prior to joining us, he had executive leadership responsibility with other hospital management companies. He has a master’s degree in business administration from the Darden School at the University of Virginia. Mr. D. Miller is a Fellow in the American College of Healthcare Executives.

Dr. Lynn T. Simon, M.D. serves as President of Clinical Services and Chief Quality Officer, having been promoted to that position in January 2014. She has leadership responsibilities for all aspects of clinical operations, including clinical services, nursing, quality and safety, and case management. She also oversees medical staff relations, physician practice management, clinical integration initiatives and medical informatics. Before joining us in 2010 as senior vice president and chief quality officer, Dr. Simon served as vice president of medical affairs at Jewish Hospital in Louisville, Kentucky from 2004 to 2005 and as senior vice president and chief medical officer of Jewish Hospital & St. Mary’s HealthCare from 2005 to 2010, following the merger of Jewish Hospital and St. Mary’s HealthCare. She was a full-time practicing neurologist in Louisville, Kentucky from 1989 until 2005. She has a medical degree from the University of Louisville and a master’s degree in business administration from Bellamine University in Louisville.

William S. Hussey serves as Division President — Division VI Operations. Mr. Hussey joined us in June 2001 as a group assistant vice president. In January 2003, he was promoted to a group vice president to manage our acquisition of seven hospitals in West Tennessee, and in January 2004, he was promoted to a group senior vice president and assumed responsibility for additional hospitals. Mr. Hussey oversees the management of our affiliated hospitals in Florida, Georgia and South Carolina. Prior to joining us, he served in executive leadership and management positions in the hospital industry for more than 28 years. Mr. Hussey has a master’s degree in hospital administration from Tulane University. He is a member of the board of directors of the Federation of American Hospitals.

Thomas D. Miller serves as Division President — Division V Operations. Mr. T. Miller joined the Company in connection with the acquisition of Triad Hospitals, Inc., or Triad, in July 2007. Mr. T Miller

oversees the management of our affiliated hospitals in Indiana, New Jersey, Ohio and Pennsylvania. Prior to joining us, Mr. T. Miller served as the president and chief executive officer of Lutheran Health Network in northeast Indiana, a system that includes five hospital facilities, from 1998, through its acquisition by Triad in 2001, and until Triad’s acquisition by the Company in 2007. Prior to 1998, he was with another hospital management company in various increasingly responsible positions of hospital and market leadership. He has a master’s degree in hospital and health administration from the University of Alabama.

Michael T. Portacci serves as Division President — Division II Operations. Mr. Portacci joined us in 1988 as a hospital administrator and became a group director with oversight for multiple facilities in 1991. In 1995, he was promoted to group vice president, and in 2001 he was named a senior vice president of group operations. Mr. Portacci oversees the management of our affiliated hospitals in Arkansas, Louisiana, Missouri and Texas. He has a master’s degree in health care administration from Trinity University.

Martin D. Smith serves as Division President — Division III Operations. Mr. M. Smith joined us in 1998 as a hospital chief executive officer. In 2005, he was named a vice president of group operations. In 2008, he was promoted to Division President. Mr. M. Smith oversees the management of our affiliated hospitals in Illinois, Kentucky, Tennessee and West Virginia. Prior to joining us, Mr. M. Smith worked in various administrative positions for Health Management Associates, Inc. He has a master’s degree in business administration from the University of Tennessee.

Tim L. Hingtgen serves as Division President — Division IV Operations. Mr. Hingtgen joined us in 2008 as a vice president of division operations. In January 2014, he was promoted to Division President. He oversees the management of our affiliated hospitals in Alaska, Arizona, California, Nevada, New Mexico, Oklahoma, Oregon, Utah, Washington and Wyoming. He has nearly 20 years of healthcare management experience. Prior to joining us, Mr. Hingtgen held chief operating officer and chief executive officer positions at for-profit hospitals in Arizona, Indiana and Nevada from 2001 to 2008. He has a master’s degree in business administration from the University of Nevada, Las Vegas.

Martin J. Bonick serves as Division President — Division I Operations. Mr. Bonick joined us in 2011 as a vice president of division operations bringing more than 17 years of for-profit and non-profit healthcare leadership experience. In January 2014, he was promoted to Division President. He oversees the management of our affiliated hospitals in Alabama, Mississippi, North Carolina and Virginia. Prior to joining us, Mr. Bonick served as chief executive officer of Jewish Hospital in Louisville, Kentucky from 2008 to 2011 as well as senior vice president of operations for its parent company, Jewish Hospital & St. Mary’s HealthCare. Prior to that, Mr. Bonick served as chief executive officer of Oklahoma State University Medical Center in Tulsa, Oklahoma from 2005 to 2008. He has dual master’s degrees in healthcare administration and information management from Washington University in St. Louis.

Rachel A. Seifert serves as Executive Vice President, Secretary and General Counsel. She is responsible for oversight of all legal aspects within the company, including acquisitions/development, SEC and corporate governance, litigation and management of the legal department. She joined us in 1998 as vice president, secretary and general counsel. She was promoted to a senior vice president in 2001 and to an executive vice president in 2010. Prior to joining CHS, Ms. Seifert was associate general counsel and vice president — legal operations of another hospital management company. Prior to that, she was in private practice in Dallas, Texas. Ms. Seifert is a member of the board of directors of the Federation of American Hospitals. She has a law degree from the University of Maryland.

Kevin J. Hammons serves as Senior Vice President and Chief Accounting Officer. He is responsible for SEC reporting matters, as well as overseeing various other accounting and financial reporting functions, including accounting research, implementation of new accounting pronouncements, and accounting for acquisitions. Mr. Hammons joined us in 1997 and, in 2002, he was promoted to assistant vice president, financial reporting. In 2005, he was promoted to vice president, financial reporting. In 2012, he was promoted to vice president and chief accounting officer, and in January 2014, he was promoted to a senior vice president. Prior to joining us, he served in various positions in the assurance and advisory services practice at Ernst & Young LLP.

The executive officers named above were appointed by the Board of Directors to serve in such capacities until their respective successors have been duly appointed and qualified, or until their earlier death, resignation or removal from office.

PROPOSAL 1 — ELECTION OF DIRECTORS

Upon the recommendation of the Governance and Nominating Committee, the Board has nominated the eight (8) persons listed below for election to serve as directors, each for a term of one (1) year and until his or her successor is elected and qualified.

The nominees for director are:

W. Larry Cash

John A. Clerico

James S. Ely III

John A. Fry

William Norris Jennings, M.D.

Julia B. North

Wayne T. Smith

H. Mitchell Watson, Jr.

Each of the nominees is an incumbent, has consented to being named as a director nominee in this Proxy Statement, and agreed to serve for the one (1) year term to which he or she has been nominated. If any of the nominees are unable to serve or refuses to serve as a director, the proxies will be voted in favor of such other nominee(s), if any, as the Board of Directors may designate. The Company has no reason to believe that any Board nominee will be unable or unwilling to serve if elected as a director.

Required Vote

For each director nominee, the affirmative vote of a majority of the votes cast for that nominee is required to elect him or her as a director. Abstentions and broker non-votes in connection with the election of directors have no effect on such election since directors are elected by a majority of the votes cast at the Meeting. If any director nominee does not receive more votes “for” his or her election than “against”, then pursuant to the Governance Guidelines, that nominee is required to promptly submit his or her resignation to the Board of Directors following certification of the vote. The Governance and Nominating Committee is required to consider the resignation and recommend to the Board whether to accept or reject the resignation or whether other action should be taken. The Board is required to take action on the recommendation within 90 days following certification of the vote, and promptly thereafter to publicly disclose its decision and the reasons therefor.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION AS A DIRECTOR.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve the compensation of our named executive officers. The vote is on an advisory basis and is non-binding and applies to the compensation disclosed in this Proxy Statement, which has been prepared in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to retain and reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The Company’s executive compensation philosophy and program have consistently and proactively sought to be responsive to governance and stockholder concerns. To remain competitive in the nation’s largest and fastest growing domestic industry, continued Company growth in revenue and profitability (growth in earnings per share) are paramount objectives of the Company’s strategy. We believe that rewarding these strategic imperatives through effective and appropriate compensation and retention tools yield the desired alignment with stockholder interests, including value maximization.

Our executive compensation program is overseen by the Compensation Committee of our Board of Directors (which is wholly comprised of independent members of the Board of Directors) and is advised by an independent consultant, Mercer Human Resources Consulting, engaged by the Compensation Committee. The overall goal of our executive compensation program is to align total direct compensation at approximately the 50th percentile of the peer group companies.

Through the use of the tools described below, our Compensation Committee seeks to reward and retain executives based on their performance and future potential, while acknowledging that sufficient flexibility must be maintained to ensure that the overall philosophical intent of the executive compensation program is achieved. The tools currently used by the Company (as applied to each named executive officer) include:

—	Annual base salary that is competitive with the peer group companies (targeted for a 15% range +/- the median);

—

Annual target incentive cash compensation that is predominantly at risk, performance-based, and indexed to the attainment of the Company’s growth objectives (combined with base salary, targeted for a 15% range +/- the 75th percentile of the peer group companies);

—

Longer-term (three-year vesting) incentive awards of stock-based compensation that are initially performance-based and, accordingly, are at risk and that further align the interests of executive management with maximization of long-term stockholder value; to achieve the overall objectives of the program, these awards are typically above the 25th percentile and below the median; and

—

Provision of longer range savings, retirement, and other benefits to encourage the retention of the most experienced and talented executives through their most productive and valuable years of employment service.

The Company considers and applies many governance best-practices in implementing its compensation programs. For example, all executives adhere to stock ownership guidelines, compensation is capped and allocated among components to avoid undue risk, and each of our executives is an at-will employee.

We believe that our compensation philosophy and program have yielded the desired results in both challenging times for our economy and circumstances for our industry:

Financial Performance Highlights For the Year Ended December 31, 2013 (dollars in millions, except per share amounts)
Admissions	654,945	Net Revenue	$12,998
Adjusted Admissions	1,362,344	Adjusted EBITDA *	$1,841
ER Visits	3,106,416	EPS *	$2.40

* Adjusted to exclude loss on early extinguishment of debt, impairment of long-lived assets, acquisition expenses related to HMA and government setttlement and related cost reserves.

Please refer to the Company’s Current Report on Form 8-K furnished to the SEC on February 18, 2014 and the Company’s Annual Report on Form 10-K filed with the SEC on February 26, 2014 for a reconciliation of adjusted EBITDA to net cash provided by operating activities. Also included in the Company’s Current Report on Form 8-K furnished to the SEC on February 18, 2014 is a reconciliation of income from continuing operations per share as reported with the adjustments described therein.

On January 27, 2014, the Company completed the merger transaction pursuant to which Health Management Associates, Inc., or HMA, became a wholly-owned subsidiary of the Company. Following this merger the Company became the largest provider of hospital health services as defined by the number of hospitals. We believe this was a compelling strategic acquisition for the following reasons:

—	Unique opportunity to acquire a well-developed hospital system.
—	71 facilities spread across attractive, non-urban and suburban markets.
—	Complementary geographic fit with hospitals located in existing states.
—	Extends and strengthens the Company’s hospital and physician networks.

—	Company has a proven track record acquiring 115 hospitals since 1997.
—	Successfully integrated Triad — $5 billion revenue company.
—	Improved Triad’s operating margin from 12% to 16%.
—	94% of the Company’s Senior executives helped to successfully integrate the Triad acquisition.

—	Significant opportunity to improve HMA’s operating performance by applying best practices, standardized systems and procedures.
—	HMA’s 2013 EBITDA margin of 13% vs. 16% for each of 2010, 2011 and 2012.
—	Targeting over $250 million of synergies over two years.

As a result of concerns regarding certain government investigations, our stock price at the end of 2011 did not reflect our operational performance for that year. This led to a failed say-on-pay vote in 2012 These events caused the Compensation Committee of our Board of Directors to act swiftly to make adjustments to executive compensation:

—

First, the Compensation Committee withheld a significant portion of the non-financial component of the 2011 cash incentive compensation awards for each of the Chief Executive Officer, the Chief Financial Officer, and the other named executive officers.

—

Second, the 2012 equity awards for each of the 2012 named executive officers were substantially reduced compared to the awards made in previous years; performance-based restricted stock awards were reduced by 50% to each such officer and stock option awards (which had already been reduced in prior years) were further reduced by 20%.

—

Third, in August 2012, the Compensation Committee added a “Total Shareholder Return Percentile Rank” component to the existing target cash incentive compensation awards for our Chief Executive Officer (Wayne T. Smith) and Chief Financial Officer (W. Larry Cash). This component moved 20% of base compensation from existing targets for Continuing Operations EPS and Net Revenues (10% each) to create this new target. If the Company’s rank fell below the 75th percentile of a specified group of healthcare facilities companies, then the ratable portion of the incentive compensation assigned to this target was withheld. This component was again incorporated into 2013 cash incentive compensation awards.

—

Fourth, the named executive officers received no base salary increases and no increases in target cash incentive compensation awards in either 2012 or 2013; also beginning in 2012, total shareholder return was added as a metric to the non-financial component of the target cash incentive award plans for each named executive officer.

These adjustments to executive compensation are reflected in the 2013 compensation tables.

In addition, in response to stockholder concerns about the compensation peer groups used by the Compensation Committee, the business peer group was revised during the 2013 compensation cycle using more of the criteria utilized by key proxy vote advisory services. As a result of these changes, there is significantly greater overlap between our revised business peer group and the companies identified as our peer group by Institutional Shareholder Services, Inc. and by Glass, Lewis & Co., LLC. The Compensation Committee and the other members of the Board of Directors (including members of management) will continue to seek to ensure that executive compensation is properly aligned with stockholder return.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote is intended to address stockholders’ concerns in this arena and relates to the compensation of our named executive officers, as described in this Proxy Statement. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors, or the Compensation Committee of the Board of Directors. To the extent there is any significant vote against our named executive officer compensation as disclosed in this Proxy Statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

Required Vote

The affirmative vote of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting is required to approve this Proposal 2. Abstentions will be considered a vote against this proposal and broker non-votes will have no effect on such matter since these votes will not be considered present and entitled to vote for this purpose.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

As a leader in the hospital sector of the healthcare industry, the nation’s largest and fastest growing domestic industry, the Company must ensure that it attracts and retains the leadership and managerial talent needed to sustain its position in this rapidly changing industry. To remain competitive in the Company’s financial, capital and business markets, continued Company growth in revenue and profitability (growth in earnings per share) are paramount objectives of the Company’s strategy. We believe these strategic imperatives are the fundamental points of alignment between stockholder value and the compensation of executive management. In recent years, stockholders have begun to focus on year-over-year stock price performance as a key measure of stockholder-executive compensation alignment. Accordingly, this element has been incorporated as a component in the incentive compensation plans for the Company’s Chief Executive Officer and Chief Financial Officer.

Industry-wide, the hospital sector was challenged to meet its traditional performance and growth metrics and the Company did not perform to its projected expectations. At the same time expected future growth from the implementation of the Affordable Care Act must be the focus of the management team. Accordingly, during 2013, the Company moved forward with a large-scale acquisition (Health Management Associates, Inc.), which closed on January 27, 2014. The Compensation Committee was faced with the need to balance the compensation program that ensures that unmet performance objectives do not result in unmerited compensation payouts, but that executives will be rewarded when large-scale transformative changes occur, provided they are successful.

Executive Summary

The basic purposes of the Company’s executive compensation program are to attract and retain seasoned professionals with demonstrated abilities to capitalize on growth opportunities in both same-store and new markets (both geographic and business line), while also adhering to rigorous expense management in an environment of ethical and compliant behavior. By developing a competitive executive compensation program incorporating short-term and long-term components that align the interests of executive management with stockholders and retain valuable executive talent, the Company believes that stockholder value can best be maximized.

Our executive compensation program has been designed, reviewed and modified periodically to conform to governance best practices and to respond to investor concerns regarding pay practices. For example, the Company, over the years, has implemented the following policies, highlighting its commitment to conforming to governance best practices and responding to investors’ concerns:

—	“Clawback” policy;

—	Risk assessment of the Company’s compensation programs;

—	No excise tax gross-ups for any new executives covered under the Company’s Change-in-Control Severance Agreements;

—	Stock ownership guidelines for Company directors and officers (including the named executive officers); and

—	Including total shareholder return as an incentive compensation target and adjusting equity awards and salary levels for the Chief Executive Officer and Chief Financial Officer.

A more detailed discussion of these policies and actions can be found on the following pages.

The Company’s consistent performance and growth, even during periods of economic uncertainty and decline, have yielded the intended and desired results under our executive compensation program. However, we continue to adapt elements of the program to meet stockholder expectations. For 2013, the executive compensation program worked as intended and also gave the Compensation Committee the ability to devise new targets in an evolving market.

Please see, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 2013 Annual Report on Form 10-K for more details about the Company’s recent performance.

Each of our named executive officers has significant industry experience and Company tenure, and retention of these executives by rewarding them appropriately, when merited by performance, is the objective of our executive compensation program. By benchmarking base salary to the median range of the peer groups but providing for a higher level of payment (75th percentile) for total cash compensation (base salary plus annual incentive compensation), we believe we are aligning our executives’ interests with both the risk tolerance and performance objectives of our stockholders. The targets for our annual incentive compensation program carry very high thresholds — all dollar amount targets require a minimum of 90% achievement before any payout is made to the executive, and then only at a 50% level. Additionally, incentive compensation may be earned if above-target performance is achieved, but those additional opportunities are capped to avoid high risk behaviors. Longer term compensation elements, including equity (also performance-based) and retirement benefits, as well as limited perquisites, round out a competitive and responsible compensation program.

As a result of concerns regarding certain government investigations, our stock price at the end of 2011 did not reflect our operational performance for that year. This led to a failed say-on-pay vote in 2012. The events caused the Compensation Committee of our Board of Directors to act swiftly to make adjustments to executive compensation:

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First, the Compensation Committee withheld a significant portion of the non-financial component of the 2011 cash incentive compensation awards for each of the Chief Executive Officer, the Chief Financial Officer, and the other named executive officers.

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Second, the 2012 equity awards for each of the 2012 named executive officers were substantially reduced compared to the awards made in previous years; performance-based restricted stock awards were reduced by 50% to each such officer and stock option awards (which had already been reduced in prior years) were further reduced by 20%.

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Third, in August 2012, the Compensation Committee added a “Total Shareholder Return Percentile Rank” component to the existing target cash incentive compensation awards for our Chief Executive Officer (Wayne T. Smith) and Chief Financial Officer (W. Larry Cash). This component moved 20% of base compensation from existing targets for Continuing Operations EPS and Net Revenues (10% each) to create this new target. If the Company’s rank fell below the 75th percentile of a specified group of healthcare companies (the “TSR comparison group”), then the ratable portion of the incentive compensation assigned to this target was withheld. This component was again incorporated into the 2013 cash incentive compensation awards.

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Fourth, the named executive officers received no base salary increases and no increases in target cash incentive compensation awards in either 2012 or 2013; also beginning in 2012 and continuing during 2013, total shareholder return was added as a metric to the non-financial component of the target cash incentive award plans for each named executive officer.

The 2013 compensation decisions reflected the renewed determination of the Compensation Committee that compensation more closely align with stockholder expectations. Because the Company did not meet its performance objectives for revenue, adjusted EBITDA, or earnings per share, cash incentive compensation formulas drastically reduced compensation payouts for 2013, as compared to 2012. For 2013, the non-financial components of the incentive compensation awards were matched to their attainment of their non-financial objectives. The result was that for most of the Named Executive Officers (including the CEO and the CFO), 2013 incentive compensation payouts were approximately 50% of the 2012 payouts. Equity awards were revised in 2013 to eliminate stock options; performance-based restricted awards were adjusted upward to reflect the elimination of stock option awards. These adjustments to executive compensation are demonstrated in the 2013 compensation tables and summarized for Wayne T. Smith below:

Compensation Committee Action

Wayne T. Smith, Chairman and Chief Executive Officer

	2013	2012	2011
Salary	$1,400,000	$1,400,000	$1,400,000
Incentive Plan Compensation	2,058,000	4,200,000	3,945,200
Restricted Stock (1)	5,213,750	2,107,000	7,592,000
Stock Options (1)	—	319,200	479,500

Total	$8,671,750	$8,026,200	$13,416,700

(1)	The closing price of the Company’s stock on the respective grant dates was: $41.71 per share on February 27, 2013; $21.07 per share on February 16, 2012 and $37.96 per share on February 23, 2011. No options were granted in 2013.

The increase in the value of the restricted stock compensation in 2013 compared to 2012 was primarily a result of a 98% increase in the closing price of the Company’s stock between the February 2012 and February 2013 grant dates and not through a significant increase in the number of awards. The awards for both 2013 and 2012 were below the 25th percentile of the peer group (for the Chief Executive Officer).

During 2013, the Compensation Committee reviewed both the total shareholder return of the Company for the year and for the period prior to the announcement of the HMA acquisition. The Compensation committee determined to use the average shareholder return of the two measurements of 38.0% for 2013. Prior to the announcement of the HMA acquisition on July 30, 2013, the shareholder return was 48.3%. The 2013 full year shareholder return was 27.7%. From December 2011 through December 2013, the growth rate of the stock was 125.0%.

In addition, in response to stockholder concerns about the compensation peer groups previously used by the Compensation Committee, the business peer group was revised during the 2013 compensation cycle to reflect more of the criteria used by key proxy vote advisory services. As a result of these changes, there is significantly greater overlap between our revised business peer group and the companies identified as our peer group by Institutional Shareholder Services, Inc. and by Glass, Lewis & Co., LLC for the 2013 compensation cycle. The Compensation Committee and the other members of the Board of Directors (including members of management) will continue to seek to ensure that executive compensation is properly aligned with stockholder return.

Stockholder Outreach Effort

At our 2012 annual meeting in an advisory vote, our stockholders did not approve the compensation of our named executive officers for 2011. Since that time, we have conducted a stockholder outreach effort designed to obtain the views of our largest stockholders on executive compensation matters through both telephone calls and private discussions. This outreach effort generally targets our 15 largest stockholders. In reviewing our executive compensation practices, we also took into consideration certain proxy advisory services’ reports as well as the recommendations of our independent compensation consultant, Mercer Human Resources Consulting. As a result we reviewed all feedback throughout this process and believe that we have incorporated many of our stockholders’ perspectives into our executive compensation practices. For example, our stockholders suggested that management’s compensation should be more directly aligned with that of the stockholders. We have added a total shareholder return component to our annual incentive program to address that specific issue. Additionally, a number of stockholders suggested that the Company should eliminate the use of two separate peer groups. Based on discussions with our compensation consultant as well as this stockholder feedback, we have moved to a single, revised peer group to increase the representation of other types of healthcare companies in our business peer group and eliminated the second peer group. All of these changes were made with the full support and concurrence of our Compensation Committee. Our efforts were rewarded with greatly improved stockholder support for our executive compensation program. At the 2013 Annual Meeting of

Stockholders, the advisory vote returned 82.0% in favor of the executive compensation. We continued to engage with our stockholders on this topic during 2013, without additional suggestions for improvement.

We are committed to a continuing dialogue between stockholders and the Company to fully understand and consider stockholder concerns. For 2012 and 2013 no salary increases were given to our named executive officers, our compensation peer groups were reconfigured to better align them with the selections made by the leading proxy advisory services, and total shareholder return has been added as a metric to our cash incentive compensation plans.

The changes instituted in 2012 have been continued in 2013 and additional changes have been made. For 2013, as reported in our Current Report on Form 8-K filed on March 1, 2013, the Company believes 2013 compensation was more closely aligned with stockholder return. The changes in the peer group composition had an impact on the alignment of executive cash compensation to our peer group targets. Accordingly, no pay increases were given to our named executive officers, and there was no increase in opportunity within the cash incentive compensation plans for each of these executives. We have also eliminated stock options from our long-term incentive compensation plans; thus, all named executive officer equity awards are in the form of performance-based restricted stock.

We continue to evaluate our executive compensation program in light of governance best practices, regulatory requirements, economic and industry factors, and competitive considerations and make changes as warranted.

Oversight of the Executive Compensation Program

The Compensation Committee of the Board of Directors oversees the Company’s executive compensation program. The current members of the Compensation Committee are John A. Clerico, Julia B. North, and H. Mitchell Watson, Jr., who serves as the Compensation Committee’s chair. Ms. North and Mr. Watson have served on the Compensation Committee since 2004 and Mr. Clerico joined the Compensation Committee in 2008. Each of the Compensation Committee members is fully independent of management and has never served as an employee or officer of the Company or its subsidiaries. In addition to meeting the independence requirements of the NYSE and the SEC (for Section 16(b) purposes), each member of the Compensation Committee also meets the independence requirements of Section 162(m) of the Internal Revenue Code (“IRC”).

Executive Compensation Philosophy and Core Principles

The Company’s executive compensation philosophy is to develop and utilize a combination of compensation elements that reward current period performance, continued service, and attainment of future goals, and is designed to encourage the retention of executive talent. The key elements of executive compensation are linked either directly or indirectly to preserving and/or maximizing stockholder value. Attainment of annual incentive compensation requires achievement of targets with very high thresholds and incentive compensation for above-target performance is capped. The Company continues to develop its compensation policies, programs, and disclosures to provide transparency and accountability to all of its stakeholders.

The core principles applied by the Company in implementing this philosophy are to provide a mix of compensation vehicles that generates a compensation package that is competitive with appropriate peer groups, rewards in both short-term and long-term perspectives the attainment of performance and growth objectives, aligns the interests of executive management with stockholders, and retains valuable executive talent. While consistency of application of these principles is a goal, sufficient flexibility is maintained to ensure that the overall philosophical intent of the executive compensation program is achieved.

The tools used by the Company during 2013 included:

—	Annual cash and other compensation that are competitive with the selected peer group companies (see below for our discussion of our peer group);

—	Annual target incentive cash compensation that is predominantly at risk, performance-based, and indexed to the attainment of the Company’s growth objectives;

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Longer-term incentive awards of stock-based compensation that are predominately performance-based and, accordingly, are at risk and that further align the interests of executive management with maximization of long-term stockholder value; and

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Provision of longer range savings, retirement, and other benefits, including appropriate perquisites, that encourage the retention of the most experienced and talented executives through their most productive and valuable years of employment service.

The current executive compensation policy seeks to achieve the following targets:

—	Total direct compensation, including the value of long-term incentives, is targeted to be approximately the 50th percentile for the appropriate peer group executive and consists of three components:

—	Base salary compensation for each executive is targeted to be within an approximate range of 15% of the 50th percentile for the appropriate peer group executive;

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Base salary plus target payout of annual cash incentive award plan for each executive is targeted to be within an approximate range of 15% of the 75th percentile for the appropriate peer group executive at the maximum level of performance; and

—	Long-term incentive awards in the form of stock based awards, that are currently within the range of the 25th percentile and the 50th percentile; and

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The allocation of total direct compensation among the at-risk elements of the compensation program utilized by the Company to provide an overall compensation structure that is balanced and competitive.

The Company believes that generally adhering to this policy, with the flexibility to make upward or downward adjustments as needed for individual or unusual market fluctuations or extraordinary performance considerations, provides consistency and predictability to the Company’s executives and alignment of interests and transparency to the Company’s investors. Variations in pay levels for executives are based on competition, level of responsibility and performance. Peer group comparisons are always hampered by the unavailability of timely information at the time that compensation decisions are made. Actual cash compensation for the named executive officers fell below the established targets for the cash compensation elements and in most cases were approximately 50% of the cash incentive awards for 2012. This result reflects the Company’s failure to meet all of its performance objectives in 2013.

In establishing performance-based targets for cash incentive compensation to its named executive officers, the Company sets targets that are (a) indexed to the Company’s attainment of its budgeted operating performance, which corresponds to its guidance to investors as presented in February of each year, and (b) linked, if applicable, to an individual executive’s specific area of oversight. In the case of the Chief Executive Officer and the Chief Financial Officer, the performance-based targets have four components — a continuing operations EPS target, an EBITDA target, a net revenue target, and a total shareholder return percentile rank target. The target performance-based incentive compensation plan for each executive provides both severely reduced payments for underachievement, as well as overachievement opportunity. The Company believes that a scaled payout opportunity versus an “all or nothing” approach best fulfills the Company’s objectives in providing these incentives.

The executive compensation process is implemented in annual cycles, commencing in the fall of each year with a compensation survey and study prepared by the Compensation Committee’s consultant, Mercer Human Resources Consulting. The consultant’s work includes the identification and review of peer group compensation data by utilizing the most recent proxy statement data, other publicly available data (i.e., current reports on Form 8-K and other SEC filed data) and the consulting group’s own proprietary database of executive compensation information. The peer group data is analyzed and the competitiveness of the compensation paid to the Company’s named executive officers is evaluated based on direct compensation and relative performance metrics, and an annual growth rate factor (because the available data is approximately one year out-of-date) is computed to formulate proposed adjustments for the Company’s next fiscal year. Management and the Compensation Committee evaluate the information and make joint recommendations for any proposed adjustments to executive compensation levels and elements. The process is a collaborative one, involving the Compensation Committee and its consultant, the Company’s Chief Executive Officer,

Chief Financial Officer and human resources executives, except that these officers or human resources executives are not involved in setting their own compensation. In February of each year, recommendations are reviewed by the Compensation Committee in connection with the determination of which incentive compensation awards and other performance-based compensation awards for the prior year were attained. This determination coincides with the completion of the Company’s annual financial statement audit and release of annual earnings. After earnings for the prior year are released to the public in the third or fourth week of February, final compensation adjustments are made by the Compensation Committee and reviewed and approved by the Board of Directors. At that time, base salaries are adjusted, prior-year incentive payments are made, then current-year target objectives are established, and equity awards are granted.

Compensation “Clawback” Policy

In February 2009, the Board of Directors adopted a policy requiring that, in certain circumstances, the elected officers of the Company reimburse the Company for the amount and/or value of performance-based cash, stock or equity-based awards received by such elected officers, and/or gains realized by such elected officers in connection with these awards. The circumstances triggering this recoupment require a determination by the Board of Directors, or an appropriate committee of the Board of Directors, that fraud by an elected officer materially contributed to the Company having to restate all or a portion of its financial statements. The Board of Directors or the appropriate committee is granted the right to determine, in its discretion, the action necessary to remedy the misconduct. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including consideration of fairness and equity, and may require reimbursement to the extent the value transferred to the elected officer can be reasonably attributed to the reduction in the restated financial statements and the amount of the award would have been lower than the amount actually paid, granted or realized. The Company intends to impose such additional recoupment obligations as are necessary to comply with applicable laws.

Risk Assessment of Executive Compensation

The Compensation Committee, with management and the Compensation Committee’s compensation consultant, conducted a risk assessment of the Company’s executive compensation programs in 2011. As part of this assessment, the Compensation Committee reviewed the Company’s compensation programs for certain design features identified by the Compensation Committee and its advisors as having the potential to encourage excessive risk-taking, and considered the Company’s compensation programs in light of the Company’s key enterprise and business strategy risks. The Compensation Committee noted that the Company’s compensation programs are designed so that they do not include compensation mix overly weighted toward annual incentives, highly leveraged short-term incentives, uncapped or “all or nothing” bonus payouts or unreasonable performance goals. The Compensation Committee also noted several design features of the Company’s cash and equity incentive programs that reduce the likelihood of excessive risk-taking, including the use of reasonably obtainable and balanced performance metrics, maximum payouts at levels deemed appropriate, a carefully considered “peer group” to assure the Company’s compensation practices are measured and appropriately competitive, and significant long-term incentives that promote longer-term goals and reward sustainable stock, financial and operating performance, especially when combined with the Company’s executive stock ownership guidelines. Additionally, the Company’s recently adopted executive compensation “clawback” policy allows the Company to recover bonus payments and certain equity awards under certain circumstances, and compliance and ethical behaviors of the Company’s executive officers are factors considered in all performance and bonus assessments. Based on its assessment, the Compensation Committee believes that the Company’s compensation programs do not motivate risk-taking that could reasonably be expected to have a materially adverse effect on the Company. These principles are reviewed annually as a part of the overall enterprise risk assessment.

Employment Contracts; Change in Control Severance Agreements

None of the Company’s executive officers have a written employment agreement with the Company or any of its subsidiaries. In February 2007, on the recommendation of the Compensation Committee, the Board approved Change in Control Severance Agreements (the “CIC Agreements”) among the Company, Community Health Systems Professional Services Corporation (an indirect, wholly-owned subsidiary of the Company and the employer of each of our executives), and each officer of the Company, including each of the named executive officers (collectively, the “Covered Executives”), effective as of March 1, 2007. The CIC Agreements are considered “double trigger” agreements and require both the occurrence of a change in control of the Company and a termination of employment for any benefits to become payable. Newly appointed officers of the Company have also entered into CIC Agreements, but since 2009 new agreements do not contain any tax “gross-up” provisions.

Effective as of December 31, 2008, an Amended and Restated Change in Control Severance Agreement was entered into with each of the Covered Executives (the “A&R CIC Agreement). The A&R CIC Agreements provide for certain compensation and benefits in the event of termination of a Covered Executive’s employment during the period following a change in control of the Company (as defined in the A&R CIC Agreements), (A) by the Company, other than as a result of the Covered Executive’s death or disability within thirty-six (36) months of the change in control or (B) by the Covered Executive, upon the happening of certain “good reason” events within twenty-four (24) months of the change in control, including (i) certain changes in the Covered Executive’s title, position, responsibilities or duties, (ii) a reduction in the Covered Executive’s base salary, (iii) certain changes in the Covered Executive’s principal location of work, (iv) the failure of the Company to perform its obligations under or to continue in effect any material compensation or benefit plan or (v) certain other employer actions that would cause the Covered Executive to lose the benefits of the A&R CIC Agreement. The thirty-six (36) and twenty-four (24) month time periods described in the preceding sentence apply to the A&R CIC Agreements for the Company’s Chief Executive Officer, the Presidents, the Executive Vice Presidents, Division Presidents and each Senior Vice President. For the A&R CIC Agreements with each Vice President of the Company, the applicable time periods are twenty-four (24) and twelve (12) months, respectively.

Compensation and benefits payable under the A&R CIC Agreements include, in the event of a qualifying termination of employment, a lump sum payment equal to the sum of (i) unpaid base pay, (ii) accrued but unused paid vacation or sick pay and unreimbursed business expenses, (iii) any other compensation or benefits in accordance with the terms of the Company’s existing plans and programs, (iv) a pro rata portion of incentive bonus that would have been earned by the Covered Executive for the year of termination based on actual performance and (v) a lump sum equal to the sum of three (3) times (two (2) times, in the case of each Vice President of the Company) the sum of base salary and the higher of (A) the highest incentive bonus earned during any of the three (3) fiscal years prior to the fiscal year in which the Covered Executive’s termination of employment occurs or, if greater, the three fiscal years prior to the fiscal year in which change in control occurs and (B) the target incentive bonus for the fiscal year in which the Covered Executive’s termination of employment occurs assuming the performance objectives were met in full. The Covered Executives will also be entitled to continuation of certain health and welfare benefits for thirty-six (36) months following termination (twenty-four (24) months in the case of each Vice President) and reimbursement of up to $25,000 for outplacement counseling and related benefits.

In addition, the Covered Executives (with agreements entered into before 2009) will be entitled to receive certain “gross up” payments to offset any excise tax imposed by Section 4999 of the IRC on any payment or distribution by the Company to or for their benefit, including under any stock option, restricted stock or other agreement, plan or program; provided, however, that if a reduction in such payments or distributions by 10% or less would cause no excise tax to be payable, then the payments and distributions to the Covered Executive will be reduced by that amount and no excise tax gross up payment will be paid.

The Company’s executive officers are employees of the Company’s indirect, wholly-owned subsidiary, Community Health Systems Professional Services Corporation and hold the same elected officer titles with this entity as they do with the Company.

Components of the Executive Compensation Program

In February 2013 (in accordance with its annual review process), the Compensation Committee approved management’s recommendations for compensation levels, the attainment of performance objectives for performance-based cash incentive compensation awards for 2012, the attainment of performance objectives for performance-based restricted stock awarded in 2012, performance-based incentive compensation targets for 2013, and equity awards (stock options and performance-based restricted stock awards) for each of the named executive officers.

In accordance with the process described above, the Company utilized a benchmark peer group for the named executive officers.

For the 2009 compensation cycle through the 2012 compensation cycle, the business peer group included five (5) hospital/provider companies whose stock or debt securities are publicly traded and five (5) health insurance/managed care providers whose stock is publicly traded. The ten (10) companies that were included in the 2009 through 2012 business peer group analysis (the “business peer group”) are:

Business Peer Group Companies (for 2009 through 2012 Compensation Cycles)
• HCA Holdings, Inc.	• UnitedHealth Group Incorporated
• Tenet Healthcare Corporation	• WellPoint, Inc.
• Universal Health Services, Inc.	• Aetna Inc.
• Health Management Associates, Inc.	• Humana Inc.
• Coventry Health Care, Inc.	• CIGNA Corporation

For the 2013 compensation cycle, the business peer group was revised in response to feedback from stockholders. This revised business peer group of 20 companies was focused exclusively on companies in the healthcare sector. The group includes all six major hospital management companies, and 14 other companies in the insurance or medical products areas. All but four companies have revenues in the range of 0.4x to 2.5x that of the Company; three of the four companies that are outside this revenue range are hospital management companies that the Company believes are appropriate for inclusion. Also in selecting the peer group companies, consideration was given to market capitalization, enterprise value and number of employees of each company. Based on 2012 revenues, the Company is just above the median of this peer group.

Overall, our Compensation Committee believes that this revised business peer group reflects the competitive market for talent for our key executives. In addition, this revised group addressed some of the concerns expressed by our stockholders as well as key proxy vote advisory services during the 2012 proxy season.

The 20 companies that are included in the 2013 business peer group analysis are:

Business Peer Group Companies (for 2013 Compensation Cycle)
• Amgen Inc.	• Humana Inc.
• Baxter International Inc.	• Laboratory Corporation of America Holdings
• Bristol-Myers Squibb Company	• LifePointHospitals,Inc.
• CIGNA Corporation	• Medtronic, Inc.
• Danaher Corporation	• Quest Diagnostics Incorporation
• DaVita HealthCare Partners Inc.	• Stryker Corporation
• Eli Lilly and Company	• Tenet Healthcare Corporation
• HCA Holdings, Inc.	• Universal Health Services, Inc.
• Health Management Associates, Inc.	• Unum Group
• Health Net, Inc.	• Vanguard Health Systems, Inc.

For Mr. Smith, the Company’s Chairman and Chief Executive Officer, the Chief Executive Officer position at the business peer group companies was utilized for comparison purposes. For the other named executive officers, because there are no consistent, direct comparative positions at the business peer group companies, the following comparisons were used: Mr. Cash, the Company’s President of Financial Services and Chief Financial Officer, was compared to the “second most highly compensated officer” at all business peer group companies; for the next three most highly compensated named executive officers of the Company, the average of the business peer group’s “third, fourth and fifth most highly compensated named executive officers” compensation figures were utilized to form the comparison. These groupings have been used consistently over the years for comparison with the selected peer groups.

Base Salary

Base salary, as its name implies, is the basic element of the employment relationship, designed to compensate the executive for his or her day-to-day performance of duties. The amount of base salary distinguishes individuals’ level and responsibility within the organization. Exceptional performance and contribution to the growth and greater success of the organization are rewarded through other compensation elements, and for this reason, the benchmark target for base salary is generally set to be within a range of 15% of the 50th percentile of the selected business peer group executive.

Utilizing the benchmarking survey analyses described above, the base salaries of the Chief Executive Officer and the other named executive officers were reviewed. Due in part to the 2011 stock price performance and the 2013 changes in peer group composition for 2012 and 2013, the base salaries for each of our named executive officers remained at their 2011 levels.

Cash Incentive Compensation

Cash incentive compensation awards to the named executive officers are made pursuant to the Company’s 2004 Employee Performance Incentive Plan (initially approved by the stockholders in 2004 and subsequently, as amended and restated, approved in 2009). This non-equity incentive compensation plan provides for a wide range of potential awards and is utilized as a compensation vehicle across the Company. Cash incentive compensation awards are intended to align employees’ interests with the goals and strategic initiatives established by the Company and to reward employees for their contributions during the period to which the incentive award relates. Cash incentive compensation awards’ targets are typically expressed as a percentage of the individual’s base salary.

The Company did not undertake a statistical analysis to quantify how difficult it would be for Messrs. Hussey, D. Miller and T. Miller to achieve the relevant target levels of Divisional Hospital EBITDA, EBITDA Margin Improvement, Divisional Hospital Revenue and Non-Self Pay Admissions Growth (collectively, the “Performance Measures”). However, at the time the target levels for the Performance Measures were set, the Compensation Committee believed that achieving such target levels, although challenging, was achievable with significant effort from the named executive officers. Accordingly, the likelihood of the named executive officers achieving their respective target levels for the Performance Measures is not known and historically, in any given year, not all of the target levels were fully achieved by all named executive officers. The Compensation Committee determined that it was appropriate to add a difficulty layer to obtaining the cash incentive compensation awards in order to motivate the named executive officers to meet the Company’s business goals and to align named executive officers’ interests with the goals and strategic initiatives established by the Company.

Cash incentive compensation awards are “at risk” as they are subject to the attainment of specific goals. For each named executive officer, the individual’s target plan includes two or more budgeted goals, and for each goal, different award amounts may be earned depending on the level at which that goal is attained, (i.e., an underachievement and overachievement opportunity). The Company’s goals based on budgeted operating performance correspond to its guidance to investors as presented in February of each year. The risk of not attaining the goals is substantial. For 2013, the Company’s goals were as follows:

—	The EBITDA target was $2.000 billion (with a minimum of $1.800 billion, which would have yielded 50% of bonus amount linked to this objective),

—	The Continuing Operations EPS target was $3.60 per share (with a minimum of $3.35, which would have yielded 50% of bonus amount linked to this objective), and

—	The Net Revenues target was $13.500 billion (with a minimum of $12.150 billion, which would have yielded 50% of the bonus amount linked to this objective).

Each goal target is scaled to achieve a partial award for less than targeted performance. For example, for each 1% decrease in the Company’s EBITDA achievement, the award percentage amount was reduced by 5%, so that at 90% of target attainment, 50% of the specified award percentage would have been paid. However, no awards are paid when the Company’s EBITDA achievement is below 90% of target attainment. On the other hand, if the target for Company EBITDA or net revenues had been exceeded, each named executive officer would have received an additional 1% of their base salary for each 1% over the target, and if the target for the Company’s continuing operations EPS, had been exceeded, each named executive officer would have received an additional 1% of their base salary for each $0.01 over the target, up to a plan maximum specified for each named executive officer. Target amounts may be adjusted for significant changes in acquisition and divestiture assumptions. No such adjustments were made in 2013. Additional division-specific goals are based upon certain financial and operational results of the hospitals within each respective division.

For 2013, the targeted goals were met as follows: Company EBITDA — 92%; Continuing Operations EPS — 67%; and Net Revenue — 96%. Individual Division President’s goal attainment varied depending upon the operations within the applicable division as set forth in the table below.

As stated above, for 2013, the cash incentive opportunities for our Chief Executive Officer and our Chief Financial Officer included a component for Total Shareholder Return Percentile Rank in accordance with the following table:

TSR Percentile Rank	Total Percent Opportunity (as a percentage of base salary)
Above 75th	20%
60th – 75th	15%
50th – 59th	10%
40th – 49th	5%
Below 40th	0%

“Total Shareholder Return Percentile Rank” means the relative growth of the Company’s price per share of Common Stock compared to the “TSR comparison group.” The “TSR comparison group” consists of the following companies: HCA Holdings, Inc., Tenet Healthcare Corporation, Universal Health Services, Inc., Kindred Healthcare, Inc., Health Management Associates, Inc., LifePoint Hospitals, Inc., and HealthSouth Corporation; this comparison group includes healthcare companies (with 2012 revenues greater than $2 billion).

For 2013, the Company’s Total Shareholder percentile rank was between the 40th and 49th percentile, and accordingly each of Messrs. Smith and Cash received only 5% of their respective base salaries for this component.

With respect to each of the named executive officers, who have been designated by the Compensation Committee as “covered employees” under this plan, their 2013 awards, which are administered solely by the Compensation Committee, are limited to awards which will be treated as “qualified performance-based compensation” under Section 162(m) of the IRC. Awards to other employees, including the other executive officers, are administered by management; however, the targets and awards are approved and ratified by the Compensation Committee. Awards to executive officers who are not designated as “covered employees” may be discretionary in nature.

For 2013, for each component of the non-equity incentive plan compensation, the targeted award and attained award, expressed as a percentage of base salary, for each named executive officer along with the maximum incentive award attainable are set forth in the table below:

		Non-equity Incentive Plan Compensation (expressed as a percentage of base salary)
		Target	Attainment
Wayne T. Smith, Chairman and Chief Executive Officer	Company EBITDA	175.0%	105.0%
	Company Continuing Operations EPS	55.0%	0.0%
	Company Net Revenues	15.0%	12.0%
	Total Shareholder Return	20.0%	5.0%

	Target	265.0%	122.0%
	Performance Improvement Awarded	25.0%	25.0%
	Overachievement of Company goals	-	0.0%

	Total Achievement	-	147.0%

	Total Achievement Limited to Maximum Award Attainable	300.0%	147.0%

W. Larry Cash, President of Financial Services	Company EBITDA	100.0%	60.0%
	Company Continuing Operations EPS	35.0%	0.0%
	Company Net Revenues	10.0%	8.0%
	Total Shareholder Return	20.0%	5.0%

	Target	165.0%	73.0%
	Performance Improvement Awarded	25.0%	25.0%
	Overachievement of Company goals	-	0.0%

	Total Achievement	-	98.0%

	Total Achievement Limited to Maximum Award Attainable	200.0%	98.0%

William S. Hussey President, Division Operations	Division Hospital EBITDA	70.0%	56.0%
	Company EBITDA	20.0%	12.0%
	Company Continuing Operations EPS	15.0%	0.0%
	Division Hospital EBITDA Margin Improvement	5.0%	5.0%
	Division Hospital Revenue	5.0%	0.0%
	Division Hospital Same-Store Adjusted Admissions Growth	5.0%	0.0%
	Clinic Operating Results	10.0%	10.0%

	Target	130.0%	83.0%
	Performance Improvement Awarded	10.0%	10.0%
	Overachievement of Company goals	-	0.0%

	Total Achievement	-	93.0%

	Total Achievement Limited to Maximum Award Attainable	150.0%	93.0%

David L. Miller	Division Hospital EBITDA	70.0%	42.0%
President and	Company EBITDA	20.0%	12.0%
Chief Operating Officer	Company Continuing Operations EPS	15.0%	0.0%
	Division Hospital EBITDA Margin Improvement	5.0%	0.0%
	Division Hospital Revenue	5.0%	0.0%
	Division Hospital Same-Store Adjusted Admissions Growth	5.0%	0.0%
	Clinic Operating Results	10.0%	10.0%

	Target	130.0%	64.0%
	Performance Improvement Awarded	10.0%	9.0%
	Overachievement of Company goals	-	0.0%

	Total Achievement	-	73.0%

	Total Achievement Limited to Maximum Award Attainable	150.0%	73.0%

Thomas D. Miller	Division Hospital EBITDA	70.0%	42.0%
President, Division Operations	Company EBITDA	20.0%	12.0%
	Company Continuing Operations EPS	15.0%	0.0%
	Division Hospital EBITDA Margin Improvement	5.0%	0.0%
	Division Hospital Revenue	5.0%	0.0%
	Division Hospital Same-Store Adjusted Admissions Growth	5.0%	0.0%
	Clinic Operating Results	10.0%	9.4%

	Target	130.0%	63.4%
	Performance Improvement Awarded	10.0%	9.0%
	Overachievement of Company goals	-	0.0%

	Total Achievement	-	72.4%

	Total Achievement Limited to Maximum Award Attainable	150.0%	72.4%

Long-term Incentives

Equity awards are designed to reward the executives for their longer-term contributions to the success and growth of the Company and are directly linked to maximizing stockholder value. They also serve as a key retention tool, bridging annual base salary and incentive compensation payments to retirement and other end-of-service compensation benefits. Long-term incentives comprise a very important part of the Company’s executive compensation program.

Equity-based incentive awards are made pursuant to the Company’s 2009 Stock Option and Award Plan, as amended and restated in 2013. This plan provides for a wide variety of stock-based compensation awards, including incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance awards and other share-based awards. The Company has only made awards in the form of non-qualified stock options and restricted stock, as these types of awards are most consistently used by the Company’s peer group and are thus deemed to provide the most competitive compensation element for long-term incentive compensation.

The Company believes annual grants that create an appropriate (i.e., market competitive) mix of compensation elements more directly and effectively align the interests of management with those of stockholders. Under the Company’s compensation philosophy, all grants of both non-qualified stock options and restricted stock awards vest in one-third increments on each of the first three anniversary dates of the grant date, which further serves to align this compensation program element with the interests of investors. The Compensation Committee reviews and adjusts annually the size and mix of award types. The named executive officers’ restricted stock awards include a component of “qualified performance-based compensation”; these awards are forfeited in their entirety if the performance measures for the relevant calendar year are not attained. To the extent that performance measures for the grants in a given year are attained, such grants are also subject to time-based restrictions, which lapse in one-third increments on each of the first three anniversaries of the applicable grant date.

The 2013 performance-based restricted stock awards to the named executive officers were subject to the same type of performance criteria as were the 2012 and prior year awards; they require the satisfaction of one of two performance measures, either 75% of the low-end target range of 2013 earnings per share from continuing operations, or the attainment of 90% of the 2013 net operating revenue low-end target range, both as projected in February 2013. These awards would have been forfeited in their entirety if neither target was attained, but if either target was attained, then the performance-based criteria would have been met and the awards’ time-based restrictions would lapse in one-third increments on each of the first three anniversary dates of the grants.

In 2013, the Compensation Committee eliminated the use of stock options for long-term incentives. The restricted stock awards for 2013, which had been reduced in 2012, were adjusted to account for the elimination of stock options.

On March 3, 2014, we filed a Current Report on Form 8-K that reported the base compensation, incentive cash compensation plans (unchanged) and stock awards (performance-based restricted stock awards and special performance-based restricted stock awards that vest only if the Company achieves certain cost savings (“synergies”) from the HMA merger transaction).

In 2013, the Company amended and restated the 2009 Stock Option and Award Plan to increase the number of plan shares available for award by 3,000,000, to include residual shares (both then unissued and any shares that are or may be forfeited and returned) from the Community Health Systems, Inc. 2000 Stock Option and Award Plan, as amended and restated, and to include provisions recommended by governance organizations and proxy advisory services as “best practices” for such plans. No further shares will be awarded under the 2000 Stock Option and Award Plan. Awards previously made under the 2000 Stock Option and Award Plan remain outstanding in accordance with the terms of the 2000 Stock Option and Award Plan and the relevant grant agreement. The stockholders approved these stock plan amendments at the 2013 Annual Meeting of Stockholders. On March 19, 2014, the Company amended and restated the 2009 Stock Option and Award Plan to increase the number of plan shares available for award by 4,000,000.

Benefits

The Company’s named executive officers are each eligible to participate in the Company’s customary qualified benefit plans for health, dental, vision, life insurance, long-term disability and retirement savings (401(k)). The named executive officers are eligible to participate in these plans on the same basis (i.e., benefits, premium amounts and co-payment deductibles) as all other full-time employees of the Company. The Company’s named executive officers also participate in or receive additional benefits, which are competitive with the benefits provided to executives of other companies.

Retirement and Deferred Compensation Benefits

The Company’s named executive officers also participate in executive compensation arrangements available only to specified officers of the Company and certain key employees of its subsidiaries. These plans include the Supplemental Executive Retirement Plan (the “SERP”), the Supplemental 401(k) Plan and the Deferred Compensation Plan, each of which is a non-qualified plan under the IRC. The benefits under these plans are made available to the named executive officers to encourage and reward their continued service through their most productive years.

The provision of a retirement benefit is necessary to remain competitive with the Company’s business peer group, and is thus an important element for the recruitment and retention of executives. Effective January 1, 2003, while the Company’s stock ownership and the Board of Directors were controlled by affiliates of Forstmann Little & Co., the Company adopted the SERP for the benefit of our officers and key employees of our subsidiaries. This plan is a non-contributory non-qualified defined benefit plan that provides for the payment of benefits from the general funds of the Company. The Compensation Committee of our Board of Directors administers this plan and all determinations and decisions made by the Compensation Committee are final, conclusive and binding upon all participants. In particular, the defined benefit provided under the SERP is intended to supplement the incentives provided by the other elements of the executive compensation program, for which the maximum provision of benefits is limited to three years.

The SERP generally provides that, when a participant retires after his or her normal retirement date (age 65), he or she will be entitled to an annual retirement benefit equal to (i) the participant’s Annual Retirement Benefit, reduced by (ii) the sum of the actuarial equivalent of the participant’s monthly amount of Social Security old age and survivor disability insurance benefits payable to the participant commencing at his or her unreduced Social Security retirement age (the “Social Security Benefit”).

For this purpose, the “Annual Retirement Benefit” means an amount equal to the average of the last five full years of service preceding the participant’s termination of employment, then multiplied by the lesser of (i) 60% or (ii) a percentage equal to 2% multiplied by the participant’s years of service. Benefits are paid in a single lump sum. The benefit is reduced for the Social Security Benefit. Employees who retire with fewer than 25 years of service receive a reduced benefit. Generally, named executive officers receive one year of credited service for each year of actual service. In March 2004, the then Compensation Committee of the Board of Directors, in an effort to achieve peer pay equality using a mechanism that would also maximize retention, caused the SERP to be amended to credit both Mr. Smith and Mr. Cash with two years of service for each year of actual service. This change occurred at a time when the Company was controlled by affiliates of Forstmann Little & Co. (through the ownership of greater than 46,000,000 shares of the Company’s Common Stock) and all members of the Board of Directors and the Compensation Committee were nominated by Forstmann Little & Co. None of the Forstmann Little & Co. affiliates continued to serve on the Board of Directors or its committees following the sale of their position in the Company during 2004. In 2008, the Compensation Committee and the Board voted to amend the SERP to terminate this practice after 25 years of service had been credited. Since reaching 25 years of credited service, Mr. Smith and Mr. Cash have each received one year of credited service for each year of actual service; no additional years of service will be credited once the maximum (30 years) has been reached.

In the event of a change in control of the Company, all participants who have been credited with five or more years of service will be credited with an additional three years of service (not to exceed the maximum of 30 years of service) for purposes of determining the benefit. In addition, the benefit accrued by any such participant will become fully vested and be paid out as soon as administratively feasible in a single lump sum payment following such change in control. Upon such payment to all participants, the SERP will terminate.

The Company’s named executive officers are also eligible to participate in and contribute to the Company’s non-qualified Deferred Compensation Plan. Employees’ voluntary contributions to this plan are tax deferred, but are subject to the claims of the general creditors of the Company. A separate supplemental 401(K) plan also exists, but employees are no longer eligible to contribute additional amounts to the non-qualified Supplemental 401(k) Plan. The individual asset balances remaining in this plan are eligible for investment earnings to the named executive officers and employees. These plans do not play a significant role in the Company’s executive compensation program. Effective for 2009, no Company contributions are made to the Deferred Compensation Plan and the named executive officers are limited to the matching provisions of the tax-qualified 401(k) plan.

Perquisites

The Company provides very little in the way of perquisites to its named executive officers and operates under the belief that benefits of a personal nature or those which are not available to the other employees of the Company should be funded from the executives’ personal funds. The Company believes that the supplemental benefits that it does provide to the named executive officers are reasonable when compared to the business peer group and other companies and are appropriate additional items of compensation for these individuals.

Group-term life insurance (or a combination of group-term life insurance and individually-owned policies) is provided for each of the named executive officers in an amount equal to four times the individual’s base salary.

The Company operates aircraft to facilitate the operation of its business. The Board of Directors has adopted a policy that requires the Chief Executive Officer to use the Company’s aircraft for both his business and personal travel. From time to time, the other named executive officers are also permitted to use the Company’s aircraft for their personal use. The incremental cost of personal air travel attributable to each named executive officer’s personal aircraft usage has been included in the Summary Compensation table below and is taxed to the executive without gross-up based on Internal Revenue Service (“IRS”) guidelines.

Termination of Service and Severance Arrangements

The Company’s severance policy provides that Messrs. Smith and Cash are entitled to receive twenty-four (24) months of their base salary (the other named executive officers are entitled to receive twelve (12) months of their then base salary) upon a termination without cause. In addition, upon a termination without cause, each of the named executive officers would be entitled to receive a pro-rated portion of their cash incentive compensation for the year of termination (based on actual results, when determined) and under their restricted stock award agreements, the lapse schedule is fully accelerated. Upon termination, the named executive officers are entitled to continuation health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act by so electing and paying the then active employee premium amount. The period of this benefit is equal to the number of months of severance payment, i.e., twenty-four (24) months for Messrs. Smith and Cash and twelve (12) months for the other named executive officers.

As described above, each of the named executive officers is party to an A&R CIC Agreement, which provides benefits only upon both a change in control of the Company and qualifying termination of employment. In the event that a named executive officer is entitled to receive payment pursuant to his or her A&R CIC Agreement, that executive officer will not be eligible to participate in the Company’s severance policy.

In addition to the benefits payable under the life insurance policy or the long-term disability policy described above, in the event a named executive officer dies or is permanently disabled while in the employ of the Company, vesting is fully accelerated for all grants under the 2000 Stock Option and Award Plan and the 2009 Stock Option and Award Plan.

Additional Executive Compensation Policies

The Community Health Systems Stock Ownership Guidelines align the interests of its directors and executive officers with the interests of stockholders and promote the Company’s commitment to sound corporate governance. The guidelines apply to the following Company directors and officers, in the indicated multiples of either an officer’s base salary or a non-management director’s annual cash stipends, as applicable, at the time the participant becomes subject to the guidelines:

Position with the Company	Value of Common Stock Owned
Chairman/Chief Executive Officer	5.0x
Non-Management Members of the Board of Directors	5.0x
Presidents/Executive Vice Presidents	3.0x
Division Presidents and Other Officers named in the Proxy	3.0x
Other Officers above Vice President	1.5x
Vice Presidents	1.0x

Company officers and directors subject to these guidelines are expected to achieve their respective ownership levels within five (5) years of becoming subject to the guidelines (and an additional five (5) years in the event of a promotion to a higher guideline). Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to these Stock Ownership Guidelines. Until such time as a Company officer or director satisfies the Stock Ownership Guidelines, that individual will also be required to hold, for at least one year, 100% of the shares received upon the exercise of stock options and upon the vesting of restricted stock units, in each case net of those shares required to pay the exercise price and any taxes due upon exercise or vesting.

Stock that counts towards satisfaction of the Company’s Stock Ownership Guidelines includes: (i) Common Stock held outright by the participant or his or her immediate family members living in the same household; (ii) restricted stock issued and held as part of an executive’s or director’s long-term compensation, whether or not vested; (iii) Common Stock underlying vested Community Health Systems, Inc. stock options; and (iv) Common Stock acquired on stock option exercises that the participant continues to hold. The Governance and Nominating Committee of the Board of Directors reviews each participant’s progress and compliance with the applicable guidelines and may grant any hardship waivers or exceptions (e.g., in the event of a divorce) as it deems necessary and appropriate. All officers and directors were in compliance with the Stock Ownership Guidelines as of December 31, 2013.

Prohibition on Pledging and Speculative Stock Transactions

The Company considers it inappropriate for any director or executive officer to enter into speculative transactions involving the Company’s securities. Therefore, the Company’s insider trading policy prohibits directors and executive officers from trading in any put or engaging in any short sale or other hedging transaction (including a short sale “against the box”) or equity swap of Company securities, or trading in any call or other derivative on Company securities. The insider trading policy also prohibits any director or executive officer from pledging Company securities, including holding such securities in a margin account.

Tax Considerations

Section 162(m) of the IRC limits the Company’s ability to deduct certain compensation in excess of $1 million paid to the Company’s Chief Executive Officer and to certain of the Company’s other named executive officers. This limitation does not apply to compensation that qualifies under applicable regulations as “performance-based.” The Company aims to design the performance-based compensation paid to its named executive officers so that it will satisfy the requirements for deductibility under Section 162(m). The Compensation Committee considers Section 162(m) when making compensation decisions, but other considerations, such as providing the Company’s named executive officers with competitive and adequate incentives to remain with and increase the Company’s business operations, financial performance and prospects, as well as rewarding extraordinary contributions, also significantly factor into the Compensation Committee’s decisions. The Compensation Committee has and expects to continue to authorize payment of compensation to the Company’s named executive officers outside the deductibility limitation of Section 162(m) under certain circumstances.

Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”)

ASC 718 requires a public company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The Company’s equity awards to the named executive officers are structured to comply with the requirements of ASC 718. To maintain the appropriate equity accounting treatment, the Company takes such accounting treatment into consideration when designing and implementing its compensation programs.

Executive Compensation Tables

Summary Compensation Table

The following table includes information regarding our named executive officers’ total compensation earned during the years ended December 31, 2013, 2012 and 2011. This table is prepared in accordance with SEC regulations and does not reflect the actual value of any stock-based compensation that might be realized by any executive.

Name and Position	Year	Salary ($) (1)	Bonus	Plan Based Awards		Non-equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
				Restricted Stock Awards	Option Awards
			($) (1)	($) (2)	($) (3)	($) (1)	($) (4)	($) (5)	Compensation ($)
Wayne T. Smith Chairman of the Board and Chief Executive Officer	2013 2012 2011	1,400,000 1,400,000 1,400,000	- - -	5,213,750 2,107,000 7,592,000	- 319,200 479,500	2,058,000 4,200,000 3,945,200	- 8,994,615 8,026,359	163,972 240,374 141,435	8,835,772 17,261,189 21,584,494

W. Larry Cash President of Financial Services and Chief Financial Officer	2013 2012 2011	750,000 750,000 750,000	- - -	2,085,500 842,800 3,036,800	- 198,200 283,000	735,000 1,500,000 1,395,000	410,992 4,111,870 3,199,292	68,341 100,258 65,206	4,049,833 7,503,128 8,729,298

William S. Hussey President - Division Operations	2013 2012 2011	612,000 612,000 612,000	- - 20,000	1,042,750 421,400 1,518,400	- 79,280 113,200	569,160 709,920 858,636	325,099 1,212,405 1,024,825	28,819 30,540 30,365	2,577,828 3,065,545 4,177,426

David L. Miller President and Chief Operating Officer	2013 2012 2011	612,000 612,000 612,000	50,000 - -	1,042,750 421,400 1,518,400	- 79,280 113,200	446,760 810,900 853,740	166,309 1,896,990 1,512,965	27,303 43,628 28,453	2,345,122 3,864,198 4,638,758

Thomas D. Miller President - Division Operations	2013 2012 2011	612,000 612,000 612,000	- 50,000 -	1,042,750 421,400 1,518,400	- 79,280 113,200	442,966 826,200 813,960	281,979 656,773 471,825	22,865 36,340 19,097	2,402,560 2,681,993 3,548,482

(1)	Amounts represent cash-based salary and bonus compensation. Total cash-based compensation for the year ended December 31, 2013 was as follows: Mr. Smith, $3,458,000; Mr. Cash, $1,485,000; Mr. Hussey, $1,181,160; Mr. D. Miller, $1,108,760; and Mr. T. Miller, $1,054,966.

(2)	The dollar amount shown in the table above represents the fair value of restricted shares on their respective grant dates: February 27, 2013 ($41.71) per share; February 16, 2012 ($21.07 per share) and February 23, 2011 ($37.96 per share. The grant date fair value of restricted shares included in the table above is based on a 100 percent probability of meeting the performance conditions. The grant date fair value was computed in accordance with ASC 718. The market value for the restricted stock awards on their respective first vesting dates were as follows: $42.25 per share on February 27, 2014 for awards granted on February 27, 2013; $42.29 per share on February 16, 2013 for awards granted on February 16, 2012 and $24.69 per share on February 23, 2012 for awards granted on February 23, 2011.

(3)	The dollar amount shown in the table above represents the fair value of stock options on their respective grant dates: February 16, 2012 and February 23, 2011. No options were granted in

2013. The grant date fair value was computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 2 of the consolidated financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on February 26, 2014 for the year ended December 31, 2013. The market value for the option awards on their respective first vesting dates were as follows: $42.29 per share on February 16, 2013 for awards granted on February 16, 2012; $24.69 per share on February 23, 2012 for awards granted on February 23, 2011.

(4)	Represents the actuarial increase in the present value of the named executive officer’s benefit under the SERP using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the named executive officers may not currently be entitled to receive because such amounts are not vested. The change in the pension value in 2013 is primarily attributable to the impact of current year non-equity incentive plan compensation on the calculation of benefits under the Plan, the adoption of provisions in the plan to comply with Section 409A of the IRC and a decrease in the assumed discount rates, based on the rate of return on high-quality fixed income investments with similar periods to maturity. From 12/31/12 to 12/31/13, the change in SERP value for Mr. Smith was ($1,350,000). Since, the total net change from plans may not decrease the value of other compensation in the summary compensation table, the net total change for Mr. Smith in the table is 0. The non-qualified deferred compensation plan earnings contained no above-market or preferential portion of earnings for 2013, 2012 or 2011.

(5)	All Other Compensation for the year ended December 31, 2013 consists of the following:

Name	Long-Term Disability Premiums ($)	401(k) Plan Employer Matching Contributions ($)	Life Insurance Premiums ($)	Use of Corporate Aircraft ($)	Membership/ Dues ($)
Wayne T. Smith	4,450	8,925	53,217	92,415	4,965

W. Larry Cash	4,450	8,925	17,299	37,667	-

William S. Hussey	4,450	8,925	15,444	-	-

David L. Miller	4,450	8,925	13,928	-	-

Thomas D. Miller	4,850	8,925	9,091	-	-

Grants of Plan-Based Awards

The following table sets forth the actual number of stock options and restricted stock awards granted under the 2009 Stock Option and Award Plan, including the grant date fair value of these awards, and the range of potential payment under the 2004 Employee Performance Incentive Plan for the named executive officers for the year ended December 31, 2013. There can be no assurance that the grant date fair value of options and restricted stock awards will ever be realized.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units ($)	All Other Option Awards: Number of Securites Underlying Options ($) (2)	Exercise or Base Price of Option Awards Per Share ($) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($) (1)	Maximum ($)	Threshold (#)	Target (#) (1)	Maximum (#)

Wayne T. Smith
	2/27/2013										0
	2/27/2013	-	3,710,000	4,200,000	-	125,000	-	-	-	41.71	5,213,750

W. Larry Cash
	2/27/2013										0
	2/27/2013	-	1,237,500	1,500,000	-	50,000	-	-	-	41.71	2,085,500

William S. Hussey
	2/27/2013										0
	2/27/2013	-	795,600	918,000	-	25,000	-	-	-	41.71	1,042,750

David L. Miller
	2/27/2013										0
	2/27/2013	-	795,600	918,000	-	25,000	-	-	-	41.71	1,042,750

Thomas D. Miller
	2/27/2013										0
	2/27/2013	-	795,600	918,000	-	25,000	-	-	-	41.71	1,042,750

(1)	With respect to the February 27, 2013 grant of restricted stock, the performance measure was achievement of 90% of the low end of the range of projected net revenues as stated in the Company’s earnings release filed with the SEC on Form 8-K on February 21, 2013. Since this performance criteria was met, the awards time-based restrictions will lapse in one-third increments on each of the first three anniversaries of the grant date. In the event of a change in control of the Company, as defined in our 2009 Stock Option and Award Plan, all such restricted stock shall vest and the restrictions shall lapse immediately.

(2)	No options were granted in 2013.

(3)	Closing market value of the shares of our Common Stock on February 27, 2013, the date of grant. The closing market value of the shares of our Common Stock at December 31, 2013 was $39.27.

(4)	Represents the grant date fair value calculated under ASC 718, and as presented in our audited consolidated financial statements included in our Annual Report on Form 10-K for the 2013 fiscal year. The fair value of the stock option awards for financial reporting purposes will likely vary from the actual amount ultimately realized by the named executive officers based on a number of factors. These factors include our actual operating performance, stock price fluctuations, differences from the valuation assumptions used, and the timing of exercise or applicable vesting.

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding stock option awards classified as exercisable and unexercisable and unvested restricted stock awards as of December 31, 2013 for the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Wayne T. Smith	100,000	-	-	$37.2100	2/27/2015
	500,000	-	-	$40.4100	7/24/2015
	200,000	-	-	$32.2800	2/26/2018
	50,000	-	-	$18.1800	2/24/2019
	50,000	-	-	$33.9000	2/23/2020
	33,333	16,667	-	$37.9600	2/22/2021
	13,333	26,667	-	$21.0700	2/15/2022	259,451	10,188,641	-	-

W. Larry Cash	60,000	-	-	$37.2100	2/27/2015
	200,000	-	-	$40.4100	7/24/2015
	60,000	-	-	$32.2800	2/26/2018
	20,000	-	-	$18.1800	2/24/2019
	25,000	-	-	$33.9000	2/23/2020
	16,666	8,334	-	$37.9600	2/22/2021
	6,666	13,334	-	$21.0700	2/15/2022	103,781	4,075,480	-	-

William S. Hussey	10,000	-	-	$37.2100	2/27/2015
	100,000	-	-	$40.4100	7/24/2015
	20,000	-	-	$32.2800	2/26/2018
	10,000	-	-	$33.9000	2/23/2020
	6,666	3,334	-	$37.9600	2/22/2021
	2,666	5,334	-	$21.0700	2/15/2022	51,892	2,037,799	-	-

David L. Miller	100,000	-	-	$40.4100	7/24/2015
	6,666	3,334	-	$37.9600	2/22/2021
	2,666	5,334	-	$21.0700	2/15/2022	51,892	2,037,799	-	-

Thomas D. Miller	6,666	3,334	-	$37.9600	2/22/2021
	2,666	5,334	-	$21.0700	2/15/2022	51,892	2,037,799	-	-

(1)	These options were fully vested as of December 31, 2013.

(2)	Vesting of unexercisable options occurred or will occur, subject to the terms of the 2009 Stock Option and Award Plan, on February 23, 2014 for options expiring on February 22, 2021, in equal increments on February 16, 2014 and February 16, 2015 for options expiring on February 15, 2022.

(3)	The dollar value in the table above represents the market value of shares of the Company’s Common Stock on December 31, 2013 ($39.27 per share) and consists of unvested awards from the following grants set forth in the table below.

Name	Date Granted	Unvested Restricted Shares
Wayne Smith	2/23/2011	66,667
	2/16/2012	66,667
	12/28/2012	1,117
	2/27/2013	125,000

W. Larry Cash	2/23/2011	26,667
	2/16/2012	26,667
	12/28/2012	447
	2/27/2013	50,000

William S. Hussey	2/23/2011	13,334
	2/16/2012	13,334
	12/28/2012	224
	2/27/2013	25,000

David L. Miller	2/23/2011	13,334
	2/16/2012	13,334
	12/28/2012	224
	2/27/2013	25,000

Thomas D. Miller	2/23/2011	13,334
	2/16/2012	13,334
	12/28/2012	224
	2/27/2013	25,000

Vesting of these awards occurred or will occur, subject to the terms of the 2009 Stock Option and Award Plan, in one-third increments on each of the first three (3) anniversaries of the dates of grants for grants on February 23, 2011, February 16, 2012 and February 27, 2013. Awards dated December 28, 2012, related to a dividend payment made on that date, have the same vesting schedule as the awards granted on February 16, 2012.

Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised for the named executive officers along with the number of stock awards that vested during the year ended December 31, 2013.

	Stock Options		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise or Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
Wayne T. Smith	200,000	1,529,822	168,055	7,016,296
W. Larry Cash	115,000	881,359	67,222	2,806,519
William S. Hussey	120,000	1,369,262	33,610	1,403,218
David L. Miller	90,000	853,024	33,610	1,403,218
Thomas D. Miller	80,000	643,489	33,610	1,403,218

(1)	The value realized upon vesting is based on the fair market value on the date of option exercise and stock vesting, as applicable.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers as of December 31, 2013, including the number of years of service credited to each such named executive officer. Under the Company’s SERP, the present value is determined by using discount rate and mortality rate assumptions consistent with those described in the footnotes of the Company’s audited consolidated financial statements for the year ended December 31, 2013, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 26, 2014.

This plan is a non-contributory non-qualified defined benefit plan that provides for the payment of benefits from the general funds of the Company. The plan generally provides that, when a participant retires after his or her normal retirement age (age 65), he or she will be entitled to an annual retirement benefit equal to the participant’s Annual Retirement Benefit, reduced by the sum of the actuarial equivalent of the participant’s monthly amount of Social Security old age and survivor disability insurance benefits payable to the participant commencing at his or her unreduced Social Security retirement age. For this purpose, the “Annual Retirement Benefit” means an amount equal to the sum of the participant’s compensation for the highest three years out of the last five full years of service preceding the participant’s termination of employment, divided by three, then multiplied by the lesser of 60% or a percentage equal to 2% multiplied by the participant’s years of service.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Wayne T. Smith	SERP	29.50	42,281,242	-

W. Larry Cash	SERP	28.75	17,988,715	-

William S. Hussey	SERP	10.58	4,072,375	-

David L. Miller	SERP	16.08	6,375,431	-

Thomas D. Miller	SERP	6.42	1,732,743	-

(1)	Named executive officers receive one year of credited service for each year of actual service. As discussed further in “Retirement and Defined Compensation Benefits” on page 38 of this Proxy Statement, under the SERP, both Mr. Smith and Mr. Cash were formerly credited with two years of service for each year of actual service. This component of the SERP was adopted by the Compensation Committee in March 2004, while the Company’s stock ownership and Board of Directors were controlled by affiliates of Forstmann Little & Co. In 2008, the Compensation Committee and the Board voted to amend the SERP to terminate this practice after 25 years of service had been credited. Since reaching 25 years of credited service, Mr. Smith and Mr. Cash have each received one year of credited service for each year of actual service; no additional service will be credited once the maximum (30 years) has been reached.

Non-qualified Deferred Compensation

The following table shows the contributions, earnings and account balances for the named executive officers in the Deferred Compensation Plan. Participation in this plan is limited to a selected group of management or highly compensated employees of the Company. Vesting in the Company match contributions in the Deferred Compensation Plan is 20% per year until fully vested at five (5) years. The participants may select their investment funds in the plan in which their accounts are deemed to be invested and if no fund is selected by the participant, the Company contributions will be deemed to be invested in a money market account for the participant. Beginning in 2009, the Company no longer contributes to this plan.

Distributions from the plan are in a lump sum payment as soon as administratively feasible, but no earlier than 10 days and no later than 45 days following the date on which the participant is entitled to receive the distribution. The participant also has the option to make an election to delay the time of payments in five (5) annual installments or in ten (10) annual installments. The election for the deferral may not be made less than 12 months prior to the date of the first scheduled payment. An election relating to the form of payment may be made as permitted under Section 409A of the IRC.

Name	Executive Contributions in Last FY ($) (1)	Aggregate Earnings(Losses) in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)

Wayne T. Smith	-	673,091	-	7,070,485

W. Larry Cash	-	385,151	-	1,675,279

William S. Hussey	122,400	61,605	-	1,254,178

David L. Miller	-	48,848	-	198,253

Thomas D. Miller	185,130	165,151	-	1,103,226	(4)

(1)	Contributions from 2013 salary. These amounts are also included as compensation in the Summary Compensation Table.

(2)	Investment earnings for 2013.

(3)	Plan Balance as of December 31, 2013.

(4)	The year end balance for Thomas D. Miller included balances in the CHS Def Comp Plan of $936,078 and a balance from the old Triad Def Comp Plan, currently “CHS NQDCP” of $167,148.

Potential Payments upon Termination or Change in Control

The table below sets forth potential payments and/or benefits that would be provided to our current named executive officers upon termination of employment or a change in control. These amounts are the incremental or enhanced amounts that a named executive officer would receive that is in excess of those benefits that the Company would generally provide to other employees under the same circumstances. These amounts are estimates only and are based on the assumption that the terminating event or a change in control, as applicable, occurred on December 31, 2013. The closing price of the Company’s Common Stock was $39.27 on that date.

	Equity Incentive Plan Awards
Named Executive Officer	Cash Severance ($)	Acceleration of Options ($)	Acceleration of Restricted Stock ($)	Retirement Benefit - SERP ($)	Health and Welfare Benefits ($)	Outplacement Counseling and Related Benefits ($)	Excise Tax Gross Up ($)	Total $
Wayne T. Smith
Voluntary termination	-	-	-	40,391,432	-	-	-	40,391,432
Involuntary Termination	7,000,000	507,173	10,188,641	40,391,432	-	-	-	58,087,246
Change in control of the company	16,800,000	507,173	10,188,641	41,778,305	25,672	25,000	-	69,324,791

W. Larry Cash
Voluntary termination	-	-	-	17,085,658	-	-	-	17,085,658
Involuntary Termination	3,000,000	253,596	4,075,480	17,085,658	-	-	-	24,414,734
Change in control of the company	6,750,000	253,596	4,075,480	18,123,469	25,672	25,000	-	29,253,217

William S. Hussey
Voluntary termination	-	-	-	3,886,781	-	-	-	3,886,781
Involuntary Termination	1,470,636	101,446	2,037,799	3,886,781	-	-	-	7,496,662
Change in control of the company	4,411,908	101,446	2,037,799	5,189,880	25,672	25,000	-	11,791,705

David L. Miller
Voluntary termination	-	-	-	6,057,466	-	-	-	6,057,466
Involuntary Termination	1,465,740	101,446	2,037,799	6,057,466	-	-	-	9,662,451
Change in control of the company	4,397,220	101,446	2,037,799	7,380,981	25,672	25,000	-	13,968,118

Thomas D. Miller
Voluntary termination	-	-	-	2,272,048	-	-	-	2,272,048
Involuntary Termination	1,438,200	101,446	2,037,799	2,272,048	-	-	-	5,849,493
Change in control of the company	4,314,600	101,446	2,037,799	4,319,020	46,683	25,000	-	10,844,548

Below is a discussion of the estimated payments and/or benefits under four events:

1. Voluntary Termination, which includes resignation and involuntary termination for cause, including the Company’s termination of the named executive officer’s employment for reasons such as violation of certain Company policies or for performance related issues, but does not include retirement.

2. Retirement, as defined in the various plans and agreements.

3. Involuntary Termination, which includes a termination other than for cause, but does not include a termination related to a change in control of the Company.

4. Change in Control of the Company, as defined in the A&R CIC Agreements previously described in the “Employment Contracts; Change in Control Severance Arrangements” section of the Compensation Discussion and Analysis.

Severance Benefits

The hypothetical benefit to be received by any executive for a particular event should not be combined with any other event, as a named executive officer could be compensated, if at all, for only one event.

Voluntary Termination. No severance amounts are payable in the event of voluntary termination or an involuntary termination for cause.

Retirement. No severance amounts are payable upon retirement.

Involuntary Termination. Mr. Smith and Mr. Cash would receive two (2) times the sum of the base salary and the higher of the highest incentive bonus earned during any of the three (3) fiscal years prior to the fiscal year in which Mr. Smith’s or Mr. Cash’s termination occurs. Messrs. Hussey, D. Miller and T. Miller each would receive the sum of the base salary and the higher of the highest incentive bonus earned during any of the three (3) fiscal years prior to the fiscal year in which Messrs. Hussey’s, D. Miller’s or T. Miller’s termination occurs.

Change in Control of the Company. In the event of a change in control of the Company and in the event of certain qualifying terminations of employment, the named executive officers would receive three (3) times the sum of the base salary and three (3) times the sum of the highest incentive bonus earned during any of the three (3) fiscal years prior to the fiscal year in which change in control occurs.

Equity-Incentive Plan Awards

Each named executive officer has outstanding long-term incentive awards granted under the Company’s equity-based plans. See the Grants of Plan-Based Awards and the Outstanding Equity Awards at Fiscal Year-End Tables above. In certain termination events or upon a change in control, there would be an acceleration of the vesting schedule of restricted stock and/or stock options.

Voluntary Termination. If a named executive officer voluntarily terminates his employment prior to being eligible for retirement, or the Company terminates his employment for cause, his unvested restricted stock and unvested stock options will be forfeited. In addition, any vested but unexercised stock options would be forfeited if not exercised within 90 days of the terminating event.

Retirement. Upon retirement, unvested stock options would be forfeited.

Involuntary Termination. If a named executive officer is terminated by the Company for any reason other than for cause, his unvested stock options will be forfeited, but his performance-based restricted stock award will continue until such time as the Board or an appropriate committee determines that the performance objective has been obtained. If attained, then the restrictions on the entire award shall lapse on the first anniversary of the date of grant (or if the termination occurs after the performance objective has been attained, the restrictions on the entire award shall lapse immediately). If the performance objective is not attained, the award shall be forfeited in its entirety. The value of unvested restricted stock that would become fully vested for each of the named executive officers is presented in the above table.

Change in Control of the Company. The value of in-the-money unvested stock options that would become fully vested for each of the named executive officers and the value of unvested restricted stock that would become fully vested for each of the named executive officers is presented in the above table.

Retirement Benefits

The amounts indicated below represent amounts payable if any, under the SERP for each described scenario.

Voluntary Termination. In the case of voluntary termination, the lump sum value of payments to each of the named executive officers is presented in the above table.

Retirement. In the case of retirement, the lump-sum value of payments to each of the named executive officers is presented in the above table.

Involuntary Termination. In the case of involuntary termination, the lump-sum value of payments to each of the named executive officers is presented in the above table.

Change in Control of the Company. In the case of change in control of the company, the lump sum value of payments to each of the named executive officers is presented in the above table.

Other Benefits

In the event of both a change in control of the Company and the occurrence of certain qualifying terminations of employment, the Company provides the continuation of certain health and welfare benefits with values based on the current employer contributions each named executive would have been entitled to receive as of December 31, 2013 for a term of 36 months. Also, in the event of a change in control, the Company provides reimbursement of up to $25,000 for outplacement counseling and related benefits to each of the named executive officers.

Excise Tax Gross-Up

In the event of a change in control of the Company, the value of the “gross-up” payments to offset any excise tax imposed by Section 4999 of the IRC for each of the named executive officers is presented in the above table.

PROPOSAL 3 — APPROVAL OF THE COMMUNITY HEALTH SYSTEMS, INC. 2004 EMPLOYEE PERFORMANCE INCENTIVE PLAN, AMENDED AND RESTATED AS OF FEBRUARY 26, 2014

The Board of Directors proposes that the stockholders approve our 2004 Employee Performance Incentive Plan, amended and restated as of February 26, 2014.

The incentive plan provides for annual incentive payments to participating employees of the Company based upon the Company’s performance. A central element of the Company’s pay-for-performance philosophy has been to link a significant portion of annual cash compensation to the attainment of the Company’s annual financial objectives. This incentive plan is intended to continue this direct linkage between Company performance and compensation.

The Board of Directors believes that the plan as amended and restated is necessary to continue its effectiveness in attracting, motivating and retaining officers, employees, directors and consultants with appropriate experience, to increase the grantees’ alignment of interest with the stockholders, and to ensure the Company’s compliance with the requirements of Section 162(m) of the IRC. Pursuant to regulations promulgated under Section 162(m) of the IRC, the material terms of the incentive plan must be disclosed to and reapproved by stockholders no later than the stockholders’ meeting occurring in the fifth year after the plan was last approved by stockholders. Since the material terms of the incentive plan were last approved by stockholders in 2009, they must be reapproved at this Meeting so that the Company can continue to comply with the requirements of Section 162(m) with respect to the incentive plan. The material terms that must be disclosed to and approved by the stockholders are (i) the class of employees eligible to receive awards under the plan, (ii) the business criteria on which the performance goals are based, and (iii) a description of the maximum amount of compensation that may be paid to a specific employee during a given year.

The Board amended and restated the 2004 Employee Performance Incentive Plan as of February 26, 2014. The material changes to the plan include (i) revision of the provisions for deferred bonus awards to allow, in accordance with Section 409A of the IRC (“Section 409A”), for payment of such awards beyond the first two and one half (2 1/2) months following the year in which such award is earned and (ii) revisions and additions to the performance criteria and objectives on which awards may be based to ensure that the incentive plan captures current Company practices while allowing additional flexibility in the future.

The following is a summary of the material terms of the 2004 Employee Performance Incentive Plan, amended and restated as of February 26, 2014. The summary is qualified in its entirety by reference to the full text of the plan, a copy of which is attached to this Proxy Statement as Annex A.

Background.

The incentive plan is intended to comply with the terms of the “qualified performance-based compensation” exclusion in Section 162(m) of the IRC (“Section 162(m)) (as described below) with respect to the Company’s Chief Executive Officer and each of the three other most highly compensated executive officers who are employed by the Company on the last day of the taxable year (other than the Chief Financial Officer) (“covered employees”) whose compensation in a given year may be subject to non-deductibility.

Section 162(m) of the IRC generally disallows a federal income tax deduction to a publicly held corporation for compensation paid in excess of $1 million in any taxable year to the covered employees. However, Section 162(m) provides that compensation constituting “qualified performance-based compensation” is not taken into account in determining whether the $1 million threshold is exceeded.

The Company intends to structure awards under the incentive plan to allow compensation paid under the incentive plan to our covered employees to constitute “qualified performance-based compensation” eligible for deductibility for tax purposes. To allow the Company to qualify for such deduction, the Company is seeking approval of the material terms of the 2004 Employee Performance Incentive Plan, amended and restated as of February 26, 2014.

The incentive plan allows for individual awards that may not exceed $10 million in any one-year period. Payments under the incentive plan are made in cash.

Eligible Employees.

Any employee of the Company is eligible to receive an award under the incentive plan. Generally, all of our executive officers participate in the incentive plan and many of our other employees are selected from time-to-time to participate in the incentive plan. In 2013, approximately 1,300 employees participated in the incentive plan.

Plan Administration.

The incentive plan will generally be administered under the supervision of the Board of Directors, the Chief Executive Officer and the Chief Financial Officer of the Company, except as otherwise noted herein. With regard to covered employees, the Compensation Committee of the Board of Directors will administer the incentive plan. The Compensation Committee will at all times be composed entirely of non-employee directors who meet the criteria of “outside director” under Section 162(m) of the IRC. As applicable, the Chief Executive Officer and the Chief Financial Officer or the Compensation Committee will select the employees who will receive awards under the incentive plan, the target awards, maximum pay-out level, the performance goals and whether the award will be a deferred award payable on a fixed date or on a payment schedule determined on the date of grant.

Performance Criteria.

Section 162(m) of the IRC requires that performance awards be based upon objective performance measures. For covered employees, the performance criteria will be performance goals under one or more of the following objective financial or qualitative performance criteria: earnings per share (EPS); continuing operations earnings per share; operating income; gross income; net income (before or after taxes); cash flows from operating activities; gross profit; gross profit return on investment; gross margin return on investment; gross margin; operating margin; working capital; earnings before interest and taxes; earnings before interest, tax, depreciation and amortization (“EBITDA”), adjusted EBITDA, and EBITDA-based goals, including (without limitation) EBITDA target, divisional hospital EBITDA, adjusted or modified EBITDA, EBITDA margin, and EBITDA margin improvement; return on equity; return on assets; return on capital; return on invested capital; net revenues; divisional hospital revenue; gross revenues; revenue growth; annual recurring revenues; recurring revenues; service revenues; license revenues; cash receipts targets; sales or market share; total shareholder return; total shareholder return percentile rank target; non-self pay admissions growth; division hospital non-self pay admissions growth; economic value added; specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Compensation Committee in its sole discretion; bad debt expense; uncompensated care expense;

the fair market value or trading price of a share of stock; valuation or trading prices of other securities issued by the Company or its subsidiaries; days net revenue in net patient accounts receivable; the growth in the value of an investment in the stock assuming the reinvestment of dividends; reduction in operating expenses; physician and mid-level provider recruitment; capital expenditures; capital expenditures within the established capital budget; overall clinical compliance; clinic operating results; physician practice (clinic) operations improvement; meaningful use reimbursement; peer group performance in volume, revenue, earnings growth, and stock price appreciation; key operating statistics; case resource management program; productivity management; quality indicators/clinical compliance; patient safety; operating expenses per equivalent patient day (where operating expenses are all income statement expenses excluding rent, depreciation, amortization, management fee expense and interest expense and equivalent patient days is a method of adjusting the number of patient days to compensate for outpatient service rendered); performance improvements; adjusted admissions growth; exceeding industry performance; and/or other objective or (other than a Covered Employee) subjective criteria that recognize accomplishments of a Participant during the year (with focus on quality, service, regulatory compliance, and accomplishment of specific unique projects, among other items). Performance criteria may relate to the Company as a whole or any business unit and may be based on upon individual participant performance goals. Performance goals may be set at a specific level or may be expressed as relative to the comparable measures for prior periods or relative to the performance of one or more other entities or external indices. The Compensation Committee may not increase the award payable to any covered employee above the maximum amount determined by the applicable performance measure. However, the Compensation Committee may, in its discretion, reduce the portion of an award that is based on any of the qualitative-based performance criteria described above. The Compensation Committee may, without adversely affecting the treatment of an award as “qualified performance-based compensation”, provide for the manner in which the performance will be measured or may adjust the performance objectives to reflect the impact of change in the Company’s stock, specified corporate transactions, special charges, changes in tax or accounting laws, change in government reimbursement policies and other extraordinary or nonrecurring events.

Payment of Awards.

The Compensation Committee will certify the attainment of performance goals before payment of any awards or deferred bonus awards to covered employees. Awards (other than deferred bonus awards) are payable no later than two and one-half (2  1/2) months following the end of the fiscal year for which such award is earned. Certification of the attainment of deferred bonus awards will also be determined following the end of the fiscal year for which such deferred bonus award is earned, but will be payable beyond the two and one-half (2 1/2) month deadline for payment of other awards, provided that such later payment date or payment dates is established in accordance with the requirements of Section 409A, including the requirement that any election to defer receipt of any such deferred bonus award be made by the Participant prior to the year in which the award is earned. Generally, no award will be paid to a Participant who is not employed by the Company on the date that his or her award payment is due under the Plan. However, if a participant’s employment is terminated by death, disability, by the Company without cause or by the participant for good reason for those participants who are a party to a change in control agreement, the participant will be eligible to receive a pro-rata award based on the actual level of achievement attained during the fiscal year and the number of days employed during his or her participation period. If such termination occurs after the end of the applicable fiscal year, the participant will be entitled to receive the entire earned award.

Term; Termination and Amendment of the Plan.

The 2004 Employee Performance Incentive Plan, amended and restated as of February 26, 2014, will be effective for all fiscal years beginning with 2014, subject to the approval of the Company’s stockholders at the Meeting. The incentive plan may be amended or terminated by the Board of Directors at any time. However, no amendment may increase the maximum payment which may be made to any covered employee in any fiscal year above the award limit outlined above. Generally, no amendment of the incentive plan will impair or adversely alter any awards theretofore granted under the incentive plan, except with the consent of the affected participant.

New Plan Benefits.

Future awards under the incentive plan are not determinable because they depend upon certain unknown factors, including the extent to which the financial targets for any performance period are achieved. The following table sets forth information concerning the amounts that have been paid pursuant to the incentive plan for the year ended December 31, 2013. These awards are not necessarily indicative of the awards that may be made in the future under the incentive plan. Non-employee directors do not participate in the incentive plan.

New Plan Benefits

Name and Position	2013 Awards Under 2004 Employee Performance Incentive Plan
Wayne T. Smith	$2,058,000
Chairman of the Board and Chief Executive Officer
W. Larry Cash	735,000
President of Financial Services and Chief Financial Officer
William S. Hussey	569,160
President-Division Operations
David L Miller	446,760
President and Chief Operating Officer
Thomas D. Miller	442,966
President Division Operations
All current executive officers as a group (12 persons including those named above)	5,497,406
All employees, including all current officers who are not executive officers as a group	30,951,151

Required Vote

Approval of the 2004 Employee Performance Incentive Plan, amended and restated as of February 26, 2014, requires the affirmative vote of a majority of the shares of our Common Stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting. Abstentions will be considered a vote against this proposal and broker non-votes will have no effect on such matter since these votes will not be considered present and entitled to vote for this purpose.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMMUNITY HEALTH SYSTEMS, INC. 2004 EMPLOYEE PERFORMANCE INCENTIVE PLAN, AMENDED AND RESTATED AS OF FEBRUARY 26, 2014.

PROPOSAL 4 — APPROVAL OF THE COMMUNITY HEALTH SYSTEMS, INC. 2009 STOCK OPTION AND AWARD PLAN, AMENDED AND RESTATED AS OF MARCH 19, 2014

The Board of Directors proposes that the stockholders approve our 2009 Stock Option and Award Plan, amended and restated as of March 19, 2014.

The Board amended and restated the plan as of March 19, 2014 to increase the number of shares available for options and awards by 4,000,000. Prior to its amendment and restatement, approximately 1,171,930 shares of our Common Stock were available for issuance under the plan. Accordingly, if this proposal is approved by our stockholders, there would be approximately 5,171,930 shares of our Common Stock available for issuance under the 2009 Stock Option and Award Plan.

The plan is also amended to specify that the maximum grant date fair value of all awards granted to a single director who is not also an employee of the Company or a subsidiary of the Company, during any calendar year shall not exceed $1,000,000. This amendment will be applicable to awards made after the date of the amendment and restatement.

The Board of Directors believes that the plan, as amended and restated, is necessary to continue the Company’s effectiveness in attracting, motivating and retaining officers, employees, directors and consultants with appropriate experience, to increase the grantees’ alignment of interest with the stockholders and to ensure the Company’s compliance with the requirements of Section 162(m) of the IRC.

Our Board of Directors adopted the 2009 Stock Option and Award Plan in March 2009, and the stockholders approved it in May 2009, at the Annual Meeting of Stockholders. Our Board of Directors subsequently adopted an amended and restated 2009 Stock Option and Award Plan in March 2011, and the stockholders approved it in May 2011 at the Annual Meeting of Stockholders. Our Board of Directors also adopted an amended and restated 2009 Stock Option and Award Plan in March 2013, and the stockholders approved it in May 2013 at the Annual Meeting of Stockholders. The plan provides for the grant of incentive stock options intended to qualify under Section 422 of the IRC and for the grant of stock options which do not so qualify, stock appreciation rights, restricted stock, restricted stock units, performance-based share or units, and other share awards. The plan is also designed to comply with the conditions for exemption from the short-swing profit recovery rules under Rule 16b-3 under the Exchange Act.

Unless the proposed amendment is approved the remaining shares available for grant under the 2009 Stock Option and Award Plan are far less than what will be needed to make awards in February 2015 to the executives and other employees of the Company consistent with our compensation philosophy.

The following is a summary of the material terms of the 2009 Stock Option and Award Plan, amended and restated as of March 19, 2014. The summary is qualified in its entirety by reference to the full text of the plan, a copy of which is attached to this Proxy Statement as Annex B.

Purpose

The purpose of the plan is to strengthen the Company and its subsidiaries by providing an incentive to employees, officers, consultants and directors and thereby encouraging them to devote their abilities and industry to the success of the Company’s and its subsidiaries’ business enterprises.

Administration

The plan is administered by the Compensation Committee. The Compensation Committee has the authority under the plan, among other things, to select the individuals to whom awards will be granted, to determine the type, size, purchase price and other terms and conditions of awards, and to construe and interpret the plan and any awards granted under the plan. Furthermore, with respect to options and awards that are not intended to qualify as performance-based compensation under Section 162(m) of the IRC, the Compensation Committee may generally delegate to one or more officers of the Company the authority to grant options or awards and/or to determine the number of shares subject to each such option or award. All decisions and determinations by the Compensation Committee in the exercise of its power are final, binding and conclusive.

Eligible Individuals

Generally, officers, employees, directors and consultants of the Company or any of our subsidiaries are eligible to participate in the plan. Awards are made to eligible individuals at the discretion of the Compensation Committee and therefore, we cannot determine who will receive a future grant at this time.

Shares Subject to Plan

Prior to the amendment and restatement of the plan in March 2014, approximately 1,171,930 shares of our Common Stock remained available for grants under the plan. The Board of Directors amended and restated the plan as of March 19, 2014 to, among other things, increase the number of shares available for such grants by an additional 4,000,000. Thus, subject to the approval of our stockholders, the plan as amended and restated will have available a total of approximately 5,171,930 shares for future grants.

In no event will an eligible individual (other than a non-employee member of our Board of Directors) in any calendar year receive a grant of options or awards that is in the aggregate in respect of more than 1,000,000 shares. In no event will a non-employee member of our Board of Directors in any calendar year receive a grant of options or awards that is in the aggregate in respect of more than 100,000 shares. In no event will any member of our Board of Directors who is not also an employee of the Company or a subsidiary of the Company, receive a grant of options or awards with an aggregate grant date fair value in excess of $1,000,000 in any calendar year. In addition, no more than 30,000 shares may be issued in any calendar year upon the exercise of incentive stock options under the plan. In the event any awards are made in the form of “full-value awards” (including restricted stock, restricted stock units, performance-based shares or units, and other share awards), such awards will reduce the number of shares available under the plan by 1.52 shares for each share awarded.

Shares subject to awards that expire, are canceled, are forfeited, or otherwise terminate for any reason without having been exercised or without payment having been made in respect of the award (or portion thereof) will again be available for issuance under the plan; with regard to shares that are subject to awards of restricted stock, restricted stock units, performance-based shares or units, and other awards that are granted as “full-value awards,” for each share that is cancelled, forfeited or otherwise terminated, 1.52 shares may again be the subject of options or awards under the plan. In the event of any increase or reduction in the number of shares, or any change (including a change in value) in the shares or an exchange of shares for a different number or kind of shares of the Company or another corporation by reason of, among other things, a recapitalization, merger, reorganization, spin-off, split-up, stock dividend or stock split, the Compensation Committee will appropriately adjust the maximum number and class of Common Stock issuable under the plan, the number of shares of Common Stock or other securities which are subject to outstanding awards, and/or the exercise price applicable to any of such outstanding awards.

Types of Awards Available

Stock Options

The Compensation Committee may grant both non-qualified stock options and incentive stock options within the meaning of Section 422 of the IRC, the terms and conditions of which will be set forth in an option agreement; provided, however, that incentive stock options may only be granted to eligible individuals who are employees of the Company or its subsidiaries. The Compensation Committee has complete discretion in determining the number of shares that are to be subject to options granted under the plan and whether any such options are to be incentive stock options or non-qualified stock options.

The exercise price of any option granted under the plan will be determined by the Compensation Committee. However, the exercise price of any option granted under the plan may not be less than the fair market value of a share of our Common Stock on the date of grant. The fair market value of a share of our Common Stock on any date generally will be the closing sales price of a share of such Common Stock as reported by the New York Stock Exchange on that date.

The duration of any option granted under the plan will be determined by the Compensation Committee. Generally, however, no option may be exercised more than ten (10) years from the date of grant.

The Compensation Committee also has the discretion to determine the vesting schedule of any options granted under the plan (but not less than three (3) years from the date of grant) and may accelerate the exercisability of any option (or portion of any option) at any time.

Stock Appreciation Rights

The Compensation Committee may grant stock appreciation rights either alone or in conjunction with a grant of an option. In conjunction with an option, a stock appreciation right may be granted either at the time of grant of the option or at any time thereafter during the term of the option, and will generally cover the same shares covered by the option and be subject to the same terms and conditions as the related option. In addition, a stock appreciation right granted in conjunction with an option may be exercised at such time and only to the extent that the related option is exercisable. Any exercise of stock appreciation rights will result in a corresponding reduction in the number of shares available under the related option. In the event that the related option is exercised instead, a corresponding reduction in the number of shares available under the stock appreciation right will occur.

Upon exercise of a stock appreciation right which was granted in connection with an option, a grantee will generally receive a payment equal to the excess of the fair market value of a share of our Common Stock on the date of the exercise of the right over the per share exercise price under the related option, multiplied by the number of shares with respect to which the stock appreciation right is being exercised.

A stock appreciation right may be granted at any time and, if independent of an option, may be exercised upon such terms and conditions as the Compensation Committee, in its sole discretion, imposes on the stock appreciation right. However, the stock appreciation right may, generally, not have a duration that exceeds ten (10) years.

Upon exercise of a stock appreciation right which was granted independently of an option, the optionee will generally receive a payment equal to the excess of the fair market value of a share of our Common Stock on the date of exercise of the right over the fair market value of our Common Stock on the date of grant, multiplied by the number of shares with respect to which the stock appreciation right is being exercised.

Notwithstanding the foregoing, the Compensation Committee may limit the amount payable with respect to a grantee’s stock appreciation right (whether granted in conjunction with an option or not), by including such limit in the agreement evidencing the grant of the stock appreciation right at the time of grant. The Compensation Committee has the discretion to dictate the disposition of any stock appreciation right (to be set forth in the agreement); if a stock appreciation right becomes exercisable, it will in the event of a change in control of the Company, remain exercisable for a period of six (6) months after the date of the change in control of the Company, but in no event after the expiration of the stated term of the stock appreciation right.

Restricted Stock and Restricted Stock Units

Restricted stock and restricted stock units may be awarded under the plan, which will be evidenced by a restricted stock or restricted stock unit agreement, as applicable, containing such restrictions, terms and conditions as the Compensation Committee may, in its discretion, determine.

Shares of restricted stock will be issued in the grantee’s name as soon as reasonably practicable after the award is made and after the grantee executes the restricted stock agreement, appropriate blank stock powers and any other agreements or documents which the Compensation Committee requires that the grantee execute as a condition to the issuance of such shares. Generally, restricted shares issued under the plan will be deposited together with the stock powers with an escrow agent (which may be us) designated by the Compensation Committee, and upon delivery of the shares to the escrow agent, the grantee will have all of the rights of a stockholder with respect to such shares, including the right to vote the shares and to receive all dividends or other distributions paid or made with respect to the shares. The Compensation Committee may also grant restricted stock units, each of which represents a right to one hypothetical share of our Common Stock.

Restrictions on shares and units awarded under the plan will lapse at such time and on such terms and conditions as the Compensation Committee may determine (which may include the occurrence of a change in control of the Company), which restrictions will be set forth in the restricted stock award agreement. The Compensation Committee may impose restrictions on any of the shares of restricted stock that are in addition to the restrictions under applicable federal or state securities laws, and may place a legend on the certificates representing such shares to give appropriate notice of any restrictions.

Upon the lapse of the restrictions on restricted shares or units, the Compensation Committee will cause a stock certificate to be delivered to the grantee with respect to such shares (or in other acceptable form, such as electronic), free of all restrictions under the plan, and, in the case of restricted stock units, such restricted stock units may also be settled in cash at the discretion of the Compensation Committee.

Performance Units and Performance Shares

The Compensation Committee may grant performance units and performance shares subject to the terms and conditions determined by the Compensation Committee in its discretion and set forth in the agreement evidencing the grant.

Performance units represent, upon attaining certain performance goals, a grantee’s right to receive a payment generally equal to (i) the fair market value of a share of our Common Stock determined on the date the performance unit was granted, the date the performance unit became vested or any other date specified by the Compensation Committee or (ii) a percentage (which may be more than 100%) of the amount described in (i) above depending on the level of the performance goal attained. Each agreement evidencing a grant of a performance unit will specify the number of performance units to which it relates, the performance goals which must be satisfied in order for performance units to vest and the performance cycle within which such performance goals must be satisfied.

The Compensation Committee must establish the performance goals to be attained in respect of the performance units, the various percentages of performance unit value to be paid out upon the attainment, in whole or in part, of the performance goals and such other performance unit terms, conditions and restrictions as the Compensation Committee deems appropriate. Payment in respect of vested performance units will generally be made as soon as practicable after the last day of the performance cycle to which the award relates.

Payments may be made entirely in shares of our Common Stock valued at fair market value, entirely in cash, or in such combination of shares and cash as the Compensation Committee may determine in its discretion. If the Compensation Committee, in its discretion, determines to make the payment entirely or partially in restricted shares, the Compensation Committee must determine the extent to which such payment will be in restricted shares and the terms of such shares at the time the performance unit award is granted.

Performance shares are subject to the same terms as described with respect to restricted stock (described above), except that the Compensation Committee will establish the performance goals to be attained in respect of the performance shares, the various percentages of performance shares to be paid out upon attainment, in whole or in part, of the performance goals and such other performance share terms, conditions and restrictions as the Compensation Committee deems appropriate.

Performance objectives established by the Compensation Committee for performance unit or performance share awards may be expressed in terms of (i) earnings per share, (ii) net revenue, (iii) adjusted EBITDA, (iv) share price, (v) pre-tax profits, (vi) net earnings, (vii) return on equity or assets, (viii) operating income, (ix) EBITDA margin, (x) EBITDA margin improvement, (xi) bad debt expense, (xii) cash receipts, (xiii) uncompensated care expense, (xiv) days in net revenue in net patient accounts receivable, (xv) gross income, (xvi) net income (before or after taxes), (xvii) cash flow, (xviii) gross profit, (xix) gross profit return on investment, (xx) gross margin return on investment, (xxi) gross margin, (xxii) operating margin, (xxiii) working capital, (xxiv) earnings before interest and taxes, (xxv) return on capital, (xxvi) return on invested capital, (xxvii) revenue growth, (xxviii) annual recurring revenues, (xxix) recurring revenues, (xxx) total shareholder return, (xxxi) economic value added, (xxxii) specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee in its sole discretion, (xxxiii) reduction in operating expenses or (xxxiv) any combination of the foregoing. Performance objectives may be in respect of the performance of the Company or any of our subsidiaries or divisions or any combination thereof. Performance objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The Compensation Committee may provide for the manner in which performance will be measured against the performance objectives (or may adjust the performance objectives) to reflect the impact of specified corporate transactions, accounting or tax law changes and other extraordinary or nonrecurring events.

Other Share-Based Awards

The Compensation Committee may also grant any other share-based award on such terms and conditions as the Compensation Committee may determine in its sole discretion. The Compensation Committee may award shares to participants as additional compensation for service to the Company or any of its subsidiaries or in lieu of cash or other compensation to which participants have become entitled.

Transferability of Options and Awards

Options and unvested awards, if any, are generally not transferable except by will or under the laws of descent and distribution, and all rights with respect to such options and awards are generally exercisable only by the optionee or grantee during his or her lifetime, except that the Compensation Committee may provide that, in respect of any non-qualified stock option granted to an optionee, the option may be transferred to his or her spouse, parents, children, stepchildren and grandchildren and the spouses of such parents, children, stepchildren and grandchildren. In addition, the Compensation Committee may permit the non-qualified stock option to be transferred to trusts solely for the benefit of the optionee’s family members and to partnerships in which the family members and/or trusts are the only partners.

A non-qualified stock option or a stock appreciation right may also be transferred pursuant to a domestic relations order. A stock appreciation right granted in conjunction with an option will not be transferable except to the extent that the related option is transferable.

Certain Transactions

In the event of a liquidation, dissolution, merger or consolidation of the Company, the plan and the options and awards issued under the plan will continue in accordance with the respective terms and any terms set forth in an agreement evidencing the option or award. Notwithstanding the foregoing, following any such transaction, options and awards will be treated as provided in the agreement entered into in connection with the transaction. If not so provided in that agreement, following any such transaction, the optionee or grantee will be entitled to receive in respect of each share of our Common Stock subject to his or her option or award, upon the exercise of any such option or upon the payment or transfer related to any such award, the same number and kind of stock, securities, cash, property, or other consideration that each holder of a share of Common Stock of the Company was entitled to receive in the transaction in respect of such share. The stock, securities, cash, property, or other consideration will remain subject to all of the conditions, restrictions and performance criteria which were applicable to the option or award prior to the transaction.

Change in Control

In the event of a change in control of the Company, options and unvested awards granted after the amendment and restatement of the plan on March 20, 2013 will not automatically accelerate and will be treated as follows: (a) if the successor company assumes, continues, or replaces the options and unvested awards (upon equivalent or more favorable terms), then the options and unvested awards will not accelerate and will continue; and (b) if the awards are not assumed, continued, or replaced, then they will immediately, upon the consummation of the change in control, accelerate and the excess value thereof will be paid in any combination of cash and/or property as determined by the Board of Directors in its sole discretion. In the event a participant’s employment is terminated by the employer (except for Cause) or by the participant for Good Reason, within two years of the consummation of the change in control, then the options and unvested awards shall immediately accelerate. Options and stock awards granted prior to the amendment and restatement of the plan on March 20, 2013 are governed by the terms of the relevant grant or award agreement in effect on the date of grant.

Amendment or Termination

The plan will terminate on March 18, 2024, which is the day preceding the tenth anniversary of the Board of Director’s most recent approval of the plan, and no option or award may be granted after such date. In addition, our Board of Directors may sooner terminate the plan and may amend, modify or suspend the plan at any time or from time to time. However, no amendment, suspension or termination may impair or adversely alter the rights of an optionee or grantee with respect to options or awards granted prior to such action, or deprive an optionee or grantee of any shares which may have been acquired under the plan, unless his or her written consent is obtained. To the extent necessary under any applicable law, regulation or exchange requirement, no amendment will be effective unless approved by our stockholders in accordance with such applicable law, regulation or exchange requirement. In addition, no option or stock appreciation right will be repriced without stockholder approval.

No modification of an agreement evidencing an option or award may adversely alter or impair any rights or obligations under the option or award unless the consent of the optionee or grantee is obtained.

No Additional Rights

An optionee does not have any rights as a stockholder of the Company with respect to any shares of our Common Stock issuable upon exercise of an option generally until the Company issues and delivers shares (whether or not certificated) to the optionee, a securities broker acting on behalf of the optionee or other nominee of the optionee.

Federal Income Tax Consequences of Options

The following discussion is a general summary of the principal United States federal income tax consequences under current federal income tax laws relating to stock options granted under the plan. This information is not a definitive explanation of the tax consequences of such awards nor is this summary intended to be exhaustive as it, among other things, does not describe state, local or foreign income tax and other tax consequences.

Generally

An optionee will not recognize any taxable income upon the grant of a non-qualified option, and the Company will not be entitled to a tax deduction with respect to such grant. Generally, upon exercise of a non-qualified option, the excess of the fair market value of the Company’s Common Stock on the date of exercise over the exercise price will be taxable as ordinary income to the optionee. The Company will generally be entitled to a federal income tax deduction in the amount that the optionee includes in his or her gross income upon exercise and at the same time as he or she recognizes such income, subject to any deduction limitation under Section 162(m) or 280G of the IRC (each of which is discussed below). The optionee’s tax basis for the Common Stock received pursuant to such exercise will equal the sum of the compensation income recognized by the optionee and the exercise price he or she paid. The holding period with respect to such Common Stock will commence upon exercise of the option. The optionee’s subsequent disposition of shares acquired upon the exercise of a non-qualified option will ordinarily result in capital gain or loss, which may be long-term or short-term, depending on how long he or she holds the shares.

Subject to the discussion below, the optionee will not recognize taxable income at the time of grant or exercise of an incentive stock option, and the Company will not be entitled to a tax deduction with respect to such grant or exercise. However, the exercise of an incentive stock option may result in an alternative minimum tax liability to the optionee.

Generally, if the optionee holds the shares acquired upon the exercise of an incentive stock option for at least one (1) year after the date of exercise and for at least two (2) years after the date of grant of the incentive stock option, upon his or her disposition of the shares, the difference, if any, between the sales price of the shares and the exercise price will be treated as long-term capital gain or loss to the optionee. Generally, upon a sale or other disposition of shares acquired upon the exercise of an incentive stock option within one (1) year after the date of exercise or within two (2) years after the date of grant of the incentive stock option (any such disposition being referred to as a “disqualifying disposition”), any excess of the fair market value of the shares at the time of exercise of the option over the exercise price of such option will constitute ordinary income to the optionee. Subject to any deduction limitation under Section 162(m) or 280G of the IRC, the Company will be entitled to a deduction equal to the amount of such ordinary income included in the optionee’s gross income. Any excess of the amount realized by the optionee on the disqualifying disposition over the fair market value of the shares on the date of exercise will generally be capital gain and will not be deductible by us. If the sale proceeds from a disqualifying disposition are less than the fair market value of the shares on the date of exercise, the amount of the optionee’s ordinary income will be limited to the gain (if any) realized on the sale.

If the option is exercised through the use of shares of our Common Stock previously owned by the optionee, such exercise generally will not be considered a taxable disposition of the previously owned shares and thus no gain or loss will be recognized by the optionee with respect to the use of such shares upon exercise of the option. The basis and the holding period of such shares (for purposes of determining capital gain) will carry over to a like number of shares acquired upon exercise of the option. In the case of any non-qualified stock option, ordinary income (treated as compensation) will be recognized by the optionee on the additional shares of Common Stock acquired upon exercise of the option and will be equal to the fair market value of such shares on the date of exercise less any additional cash paid. Special rules apply in computing the amount and character of the optionee’s income (or loss) (i) in connection with the exercise of an incentive stock option where the exercise price is paid by the optionee’s delivery of previously owned shares and (ii) in connection with the exercise of a non-qualified stock option if the previously owned shares of Common Stock were acquired by the optionee on the exercise of an incentive stock option and the holding period requirement for these shares is not satisfied at the time they are used to pay the exercise price of the option.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the IRC generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the Chief Executive Officer or any of the three other most highly compensated executive officers who are employed by the corporation on the last day of the taxable year (other than the Chief Financial Officer) (collectively, the “covered employees”). However, Section 162(m) provides that compensation constituting “qualified performance-based compensation” is not taken into account in determining whether the $1 million threshold is exceeded. Grants of options, stock appreciation rights and performance awards made under the plan can be made in a manner so as to qualify as “qualified performance-based compensation” for purposes of Section 162(m).

Section 280G of the Internal Revenue Code

Under certain circumstances, the accelerated vesting or exercise of options or other share awards in connection with a change in control of the Company might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the IRC. To the extent that any such event is considered to have occurred under the plan, the optionee would be subject to a 20% excise tax, and we would lose the ability to deduct the excess parachute payment. Under the Amended and Restated Change in Control Severance Agreements entered into on December 31, 2008, between us, Community Health Systems Professional Services Corporation (an indirect, wholly-owned subsidiary of the Company and the employer of each of our officers), and each of our officers, under certain circumstances the excise tax will be grossed-up and paid by us.

New Plan Benefits

The terms and number of options or other awards to be granted in the future under the 2009 Stock Option and Award Plan are to be determined at the discretion of the Compensation Committee. Since no such determinations regarding awards or grants had been made as of December 31, 2013, the benefits or amounts that would be received by or allocated to the Company’s executive officers, their eligible employees or non-management directors could not be determined at that time.

Equity Compensation Plan Information

The following table includes information with respect to our equity compensation plans (and any individual compensation arrangements under which our equity securities are authorized for issuance to employees or non-employees) as of December 31, 2013:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted average exercise price of outstanding options, warrants and rights	Available for future issuance under equity compensation plans (excluding securities reflected in column (1) ) (2)

Equity compensation plans approved by security holders	3,737,545	$34.88	4,160,962

Equity compensation plans not approved by security holders	-	-	-

Total	3,737,545	$34.88	4,160,962

(1)	Represents shares of our Common Stock that is outstanding in the 2009 Plan as of December 31, 2013.

(2)

Represents shares of our Common Stock that may be issued pursuant to non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance units, performance-based shares and other share awards under the 2009 Stock Option and Awards Plan of 4,160,962 shares. The number of shares shown does not include activity subsequent to December 31, 2013 or the shares that are the subject of Proposal 4 being submitted to stockholders at this Meeting. The number of shares available for future issuance under equity compensation plans following the grants of March 1, 2014 was 1,171,930. Awards granted in the form of restricted stock (including restricted stock units), performance awards (including shares issued in respect to performance awards) and other awards that are granted in the 2009 Stock Option and Award Plan as “full-value awards” shall reduce the number of shares that may be the subject to Options and Awards under the plan by 1.52 shares for each share subject to an award.

Required Vote

The affirmative vote of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting is necessary for the approval of the 2009 Stock Option and Award Plan, amended and restated as of March 19, 2014. Abstentions will be considered a vote against this proposal and broker non-votes will have no effect on such matter since these votes will not be considered present and entitled to vote for this purpose.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMMUNITY HEALTH SYSTEMS, INC. 2009 STOCK OPTION AND AWARD PLAN, AMENDED AND RESTATED AS OF MARCH 19, 2014.

PROPOSAL 5 — APPROVAL OF THE AMENDMENT OF THE AMENDED AND RESTATED BY-LAWS OF COMMUNITY HEALTH SYSTEMS, INC. TO PROVIDE THAT THE STATE AND FEDERAL COURTS OF THE STATE OF DELAWARE SHALL BE THE EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS

The Board of Directors has approved, and recommends your approval of the amendment of the Amended and Restated By-laws of the Company to add a new Article VIII which provides that, unless the Company consents in writing to the selection of an alternative forum, a state or federal court located within the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine.

The text of the proposed Article VIII is as follows:

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

The full text of this amendment is reflected in Article VIII of the proposed Amended and Restated By-laws of the Company attached hereto as Annex C.

The Board believes that our stockholders will directly benefit from having intra-company disputes litigated in a Delaware state or federal court. Adoption of this amendment would reduce the risk that the Company could be involved in duplicative litigation in more than one forum, resulting in increased litigation costs as well as the risk that the outcome of cases in multiple forums could be inconsistent. The Company provides healthcare services through affiliated hospitals throughout the United States. These hospitals are geographically diversified across 29 states. Plaintiffs seeking to bring claims against the Company for the matters to which the proposed amendment relates could use the Company’s geographically diverse operations to bring duplicative suits in multiple jurisdictions or to choose a forum state that may not apply Delaware law to the Company’s internal affairs in the same manner as a Delaware state or federal court would be expected to do so.

The Board believes that, by ensuring that lawsuits relating to the Company’s internal affairs are heard only in a state or federal court located in Delaware, the state of the Company’s incorporation, an exclusive forum provision for these types of lawsuits furthers the Company’s goal of securing fair, predictable outcomes, which was a primary reason for the Company’s incorporation in the State of Delaware. Delaware offers a system of specialized Chancery Courts to adjudicate corporate law questions, with streamlined procedures and processes which help provide prompt resolutions. This accelerated schedule can limit the time, cost and uncertainty of litigation for all parties. These courts have developed considerable expertise in dealing with corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the Company with more predictability regarding the outcome of intra-corporate disputes. The amendment also gives the Board the flexibility to consent to an alternative forum in the appropriate instances.

The Board is aware that certain proxy advisors, and even some institutional investors, take the view that they will not support an exclusive forum clause until the company proposing it can show it already has suffered material harm as a result of multiple stockholder suits filed in different jurisdictions regarding the same matter. The Board believes that it is more prudent to take preventive measures before the Company and the interests of almost all of its stockholders are harmed by the increasing practice of the plaintiffs’ bar to file selectively their claims in favorable jurisdictions, rather than wait to incur the litigation and related costs of attempting to have the cases consolidated or risk that foreign jurisdictions may misapply Delaware law to the detriment of the Company and its stockholders. In addition, as a company we have maintained strong corporate governance practices, including a highly independent Board that is elected annually, a majority vote standard in uncontested elections, the absence of a “poison pill” and a comprehensive risk management program.

Although we know of no reason a court in a state other than Delaware would not be willing to enforce the revised terms of the Amended and Restated By-laws, it cannot be assured that such a court would enforce the revised provisions and transfer the relevant proceeding to the Delaware courts.

Required Vote

Our certificate of incorporation and by-laws expressly authorize our Board to approve and enact amendments to our by-laws and, consequently, stockholder approval of this proposal is not required. Nevertheless, our Board values the opinions expressed by our stockholders and believes it is appropriate to present the proposed changes to our by-laws to our stockholders for approval. If the proposed amendment to our by-laws is not approved by our stockholders, our Board will not proceed with the enactment of the amendment.

With respect to Proposal 5, the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Common Stock of the Company entitled to vote thereon is required to approve the proposal. Abstentions will be considered a vote against this proposal and broker non-votes will have no effect on such matters since these votes will not be considered entitled to vote for this purpose.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED BY-LAWS OF THE COMPANY TO EFFECT THE REVISIONS DESCRIBED IN PROPOSAL 5.

PROPOSAL 6 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors proposes that the stockholders ratify the appointment by the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. A representative of Deloitte & Touche LLP will be present at the Meeting and will be available to respond to appropriate questions submitted by stockholders at the Meeting. Deloitte & Touche LLP will have the opportunity to make a statement if it desires to do so.

Fees Paid to Auditors

The following table summarizes the aggregate fees billed to the Company by Deloitte & Touche LLP:

	2013	2012
	(in thousands)
Audit Fees (a)	$4,990	$4,665
Audit-Related Fees (b)	1,969	4,099
Tax Fees (c)	369	2,165
Other fees (d)	1,786	0

Total	$9,114	$10,929

(a)	Audit Fees: Fees for audit services billed in 2013 and 2012 consisted of:

—	audit of the Company’s annual consolidated financial statements (amounts include an attestation report on management’s assessment of internal control over financial reporting);

—	reviews of the Company’s quarterly consolidated financial statements;

(b)	Audit-Related Fees: Fees for audit-related services billed in 2013 and 2012 consisted of:

—	statutory and regulatory audits;

—	consents and other services related to SEC matters;

—	consents and comfort letter procedures related to each of the refinancing transactions;

—	due diligence associated with acquisitions;

—	financial accounting and reporting consultations;

—	employee benefit plan audits;

—	agreed-upon procedures engagements; and

—	other non-recurring separate opinion audit procedures.

(c)	Tax Fees: Fees for tax services billed in 2013 and 2012 consisted of:

—

fees for tax compliance services totaled $215,000 and $193,500 in 2013 and 2012, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of:

(i) federal, state and local income tax return assistance;

(ii) sales and use, property and other tax return assistance; and

(iii) assistance with tax audits and appeals.

—

fees for tax planning and advice services totaled $154,000 in 2013 and $1,971,746 in 2012. Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result.

(d)	Other Fees:

—

fees for various consulting services totaled $1,786,000 for 2013. Such permissible services consisted primarily of providing advice and recommendations to the Company in the initial phases of its projects to identify potential operating efficiencies.

In considering the nature of the services provided by the independent registered public accounting firm, the Audit and Compliance Committee determined that such services were compatible with the provision of independent audit services. The Audit and Compliance Committee discussed these services with the independent registered public accounting firm and Company management to determine that they were permitted under the rules and regulations concerning auditor independence, promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the rules and regulations of the American Institute of Certified Public Accountants.

Pre-Approval of Audit and Non-Audit Services

On December 10, 2002, the Board of Directors delegated to the Audit and Compliance Committee the sole authority to engage and discharge the Company’s independent registered public accounting firm, to oversee the conduct of the audit of the Company’s consolidated financial statements, and to approve the provision of all auditing and non-audit services. The Audit and Compliance Committee requires pre-approval of any non-audit services to be performed by our independent registered public accounting firm. One hundred percent of all audit and non-audit services performed by the independent registered public accounting firm during 2013 were pre-approved by the Audit and Compliance Committee prior to the commencement of such services. The Company’s policy does not permit the retroactive approval for “de minimus non-audit services.”

Required Vote

Approval by the stockholders of the appointment of our independent registered public accounting firm is not required, but the Board believes that it is desirable to submit this matter to the stockholders. If holders of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting do not approve the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, the selection of our independent registered public accounting firm will be reconsidered by the Audit and Compliance Committee. Abstentions and broker non-votes will be considered a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such reviews and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

H. Mitchell Watson, Jr., Chair
John A. Clerico
Julia B. North

MISCELLANEOUS

As of the date of this Proxy Statement, the Board has not received notice of, and does not intend to propose, any other matters for stockholder action. However, if any other matters are properly brought before the meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment.

By Order of the Board of Directors,

Rachel A. Seifert
Executive Vice President, Secretary and General Counsel

Franklin, Tennessee

April 4, 2014

Annex A

COMMUNITY HEALTH SYSTEMS, INC.

2004 EMPLOYEE PERFORMANCE INCENTIVE PLAN

(AS AMENDED AND RESTATED AS OF FEBRUARY 26, 2014)

February 26, 2014

COMMUNITY HEALTH SYSTEMS, INC.

2004 EMPLOYEE PERFORMANCE INCENTIVE PLAN

(AS AMENDED AND RESTATED AS OF FEBRUARY 26, 2014)

ARTICLE I

PURPOSE

The purpose of the Community Health Systems, Inc. 2004 Employee Performance Incentive Plan (As Amended and Restated as of February 26, 2014) (the “Plan”) is to promote the interests of Community Health Systems, Inc. (the “Company”) and its stockholders by providing additional compensation as incentive to certain employees of the Company or its subsidiaries and affiliates who contribute materially to the success of the Company. This Plan is an amendment and restatement of the Community Health Systems, Inc. 2004 Employee Performance Incentive Plan established by the Company on January 1, 2004, and as subsequently amended. The Company intends that, in part, certain Awards issued under the Plan satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, the “Code”).

ARTICLE II

DEFINITIONS

The following terms when used in the Plan shall, for the purposes of the Plan, have the following meanings:

2.1      “Award” shall mean bonus incentive compensation paid in cash.

2.2      “Beneficiary” means the person, persons or estate entitled to receive payment under the Plan following a Participant’s death.

2.3      “Board” shall mean the Board of Directors of the Company.

2.4      “Cause” shall mean the Participant’s (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to the Company which transaction is adverse to the interests of the Company and which is engaged in for personal profit or (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses).

2.5      “Code” shall have the meaning set forth in Article I.

2.6      “Committee” shall have the meaning set forth in Section 3.3.

2.7      “Company” shall have the meaning set forth in Article I.

2.8      “Covered Employee” shall have the meaning set forth in Code Section 162(m)(3), including Treasury Regulation Section 1.162-27(c)(2).

2.9      “Determination Date” means the earlier of: (a) the 90th day of the Performance Period, or (b) the date as of which 25% of the Performance Period has elapsed. The Determination Date shall be a date on which the outcome of the Performance Goals are substantially uncertain.

2.10      “Deferred Bonus Award” shall mean any Award whose payment has been designated by the Plan Administrator or Committee to be deferred as set forth in Section 5.2.

2.11      “Fiscal Year” shall mean the Company’s accounting year of 12 months commencing on January 1st of each year and ending the following December 31st.

2.12      “Mid-Year Participant” shall mean any Participant in the Plan who does not commence participation on the first day of the Fiscal Year.

2.13      “Operating Unit” shall mean any hospital or group of hospitals, clinic or group of clinics, medical office building or group of medical office buildings, nursing facility or group of nursing facilities, any other operating unit designated by the Plan Administrator or the Committee (as applicable) or any combination of any of the foregoing.

2.14      “Outside Director” shall mean a director of the Company who is an “outside director” within the meaning of Treasury Regulation Section 1.162-27(e)(3).

2.15      “Participant” shall mean an employee of the Company as may be designated by the Chief Executive Officer and the Chief Financial Officer of the Company (or by the Committee with respect to a Covered Employee) to participate in the Plan with respect to each Fiscal Year.

2.16      “Participation Period” shall mean the period of time during which an individual is actually a Participant in the Plan for any Fiscal Year.

2.17      “Performance-Based Compensation” shall mean any Award that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the Treasury Regulations promulgated thereunder.

2.18      “Performance Objective” shall mean one or more performance goals based on the criteria described in Section 4.4 and established as described herein with respect to an individual Participant for the Fiscal Year.

2.19      “Plan” shall have the meaning set forth in Article I.

2.20      “Plan Administrator” shall have the meaning set forth in Section 3.2.

2.21      “Pro-Rata Award” shall have the meaning set forth in Section 5.8.

2.22    “Qualifying Termination” shall mean the termination of the Participant’s employment due to death, disability, termination without Cause, and, if such Participant is a party to a change in control agreement with the Company and “good reason” is defined in the change in control agreement, a termination by the Participant for “good reason” as such term is defined in the Participant’s change in control agreement.

2.23    “Regulations” shall have the meaning set forth in Section 3.4.

2.24    “Section 409A” shall mean Section 409A of the Code and the applicable Treasury Regulations and guidance promulgated thereunder.

2.25    “Treasury Regulation” shall mean a regulation promulgated by the United States Department of the Treasury.

ARTICLE III

ADMINISTRATION

3.1      Remuneration payable under the Plan is intended to constitute Performance-Based Compensation for those Participants who are Covered Employees under the Plan, and the Plan shall be construed and administered in accordance with such intention. The Committee shall be authorized to exercise discretion under this Plan in respect of a Covered Employee only to the extent that such exercise will not cause an Award held by a Covered Employee to fail to constitute Performance-Based Compensation.

3.2      The Plan shall be administered, under the supervision of the Board, by the Chief Executive Officer and the Chief Financial Officer of the Company (collectively, the “Plan Administrator”), except as otherwise provided herein.

3.3      Notwithstanding Section 3.2, for Participants who are Covered Employees, the Plan shall be administered by the Compensation Committee of the Board (the “Committee”). The Committee shall consist of not fewer than two (2) members of the Board, each of whom is an Outside Director.

3.4      The Plan Administrator (or, with respect to any Covered Employee, the Committee) may, from time to time, (i) adopt rules and regulations (“Regulations”) for carrying out the provisions and purposes of the Plan and make such determinations, not inconsistent with the terms of the Plan, as the Plan Administrator (or the Committee, if applicable) shall deem appropriate, and (ii) alter, amend or revoke any Regulation so adopted.

3.5      The interpretation and construction of any provision of the Plan by the Plan Administrator (or, with respect to any Covered Employee, the Committee) shall be final and conclusive.

3.6      No member of the Board, including members of the Committee, nor the Chief Executive Officer or the Chief Financial Officer of the Company, shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder or for any action, failure to act, determination or interpretation made by another member, officer, agent or employee of the Board, the Committee or the Company in administering this Plan. The Company hereby agrees to indemnify each member of the Board, including members of the Committee, and the Chief Executive Officer and the Chief Financial Officer of the Company, for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising by reason of an event(s) described in the immediately preceding sentence.

ARTICLE IV

PERFORMANCE INCENTIVE AWARDS

4.1    For each Fiscal Year of the Company, the Plan Administrator (or, with respect to any Covered Employee, the Committee) shall determine the following:

(a)        The employees who will participate in the Plan for such Fiscal Year;

(b)        The basis(es) for determining the amount of the Awards to such Participants;

(c)        The Performance Objectives applicable to an Award; and

(d)        Whether the Award will be a Deferred Bonus Award.

With respect to Participants who are not Covered Employees, the basis(es) for determining the amount of the Awards shall be dependent upon the attainment by the Company of specified Performance Objectives, as further described in Section 4.4. With respect to Participants who are Covered Employees, the basis(es) for determining the amount of the Awards is set forth in Section 4.2. The Plan Administrator (or, with respect to any Covered Employee, the Committee) shall decide at the time of the grant of an Award whether the Award will be a Deferred Bonus Award subject to the provisions set forth in Section 5.2.

Participants may be granted more than one Award in respect of any Fiscal Year, which Awards may be subject to the attainment of different Performance Objectives or may be subject to different payment criteria (e.g., a Deferred Bonus Award may be granted in addition to an Award that is not a Deferred Bonus Award and may be subject to the same or different Performance Objectives).

4.2      For each Participant who is a Covered Employee, the Committee shall establish in writing one or more objectively determinable Performance Objectives based on the criteria described in Section 4.4 of the Plan no later than the Determination Date and at a time when the achievement of such Performance Objective (or Objectives) is substantially uncertain.

In establishing objectively determinable Performance Objectives, the Committee shall also state, in terms of an objective formula or standard, the method for computing the amount of the Award payable to the Covered Employee if a Performance Objective(s) is attained. In addition, the formula or standard shall specify the individual

Covered Employee or class of Covered Employees to which it applies. No Award shall be paid to a Covered Employee unless the Committee determines and certifies in writing, prior to the payment of such Award and in accordance with Section 162(m)(4)(C)(iii) of the Code, that the Performance Objectives applicable to the Covered Employee have been achieved.

4.3      For any Participant who is not a Covered Employee, Performance Objectives, whether quantitative or qualitative, may be established. The Plan Administrator shall establish the specific targets for the selected measures.

4.4      Performance criteria for Awards under the Plan shall be one or more of the following Performance Objectives:

(1)        Financial Performance Criteria:

a.        Earnings per share;

b.        Continuing operations earnings per share;

c.        Operating income;

d.        Gross income;

e.        Net income (before or after taxes);

f.        Cash flows from operating activities;

g.        Gross profit;

h.        Gross profit return on investment;

i.        Gross margin return on investment;

j.        Gross margin;

k.        Operating margin;

l.        Working capital;

m.        Earnings before interest and taxes;

n.        Earnings before interest, tax, depreciation and amortization (“EBITDA”), adjusted EBITDA, and EBITDA-based goals, including (without limitation) EBITDA target, divisional hospital EBITDA, adjusted or modified EBITDA, EBITDA margin, and EBITDA margin improvement;

o.        Return on equity;

p.        Return on assets;

q.        Return on capital;

r.        Return on invested capital;

s.        Net revenues;

t.        Divisional hospital revenue;

u.        Gross revenues;

v.        Revenue growth;

w.        Annual recurring revenues;

x.        Recurring revenues;

y.        Service revenues;

z.        License revenues;

aa.        Cash receipts targets;

bb.        Sales or market share;

cc.        Total shareholder return;

dd.        Total shareholder return percentile rank target;

ee.        Non-self pay admissions growth;

ff.        Division hospital non-self pay admissions growth;

gg.        Economic value added;

hh.        Specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee in its sole discretion;

ii.        Bad debt expense;

jj.        Uncompensated care expense;

kk.        The fair market value or trading price of a share of stock;

ll.        Valuations or trading prices of other securities issued by the Company or its subsidiaries;

mm.        Days net revenue in net patient accounts receivable;

nn.        The growth in the value of an investment in the stock assuming the reinvestment of dividends; and/or

oo.        Reduction in operating expenses.

(2)    Qualitative Performance Criteria:

a.        Physician and mid-level provider recruitment;

b.        Capital expenditures;

c.        Capital expenditures within the established capital budget;

d.        Overall clinical compliance;

e.        Clinic operating results;

f.        Physician practice (clinic) operations improvement;

g.        Meaningful use reimbursement;

h.        Peer group performance in volume, revenue, earnings growth, and stock price appreciation;

i.        Key operating statistics;

j.        Case/resource management program;.

k.        Productivity management;

l.        Quality indicators/clinical compliance;

m.        Patient safety;

n.        Operating expenses per equivalent patient day;

i.        Operating expenses are all income statement expenses excluding rent, depreciation, amortization, management fee expense and interest expense;

ii.        Equivalent patient days is a method of adjusting the number of patient days to compensate for outpatient service rendered;

o.        Performance improvements;

p.        Adjusted admissions growth;

q.        Exceeding industry performance; and/or

r.        Discretionary. An amount equal to a specified percentage of each Participant’s salary or a lump sum amount may be awarded based upon other objective or (other than a Covered Employee) subjective criteria that recognize accomplishments of a Participant during the year. Focus will be on quality, service, regulatory compliance, and accomplishment of specific unique projects, among other items.

Performance Objectives may be set at a specific level or may be expressed as relative to prior performance or to the performance of one or more other entities or external indices and may be expressed in terms of a progression within a specified range. Performance Objectives may also be based upon individual Participant performance goals, as determined by the Plan Administrator or, if applicable, the Committee, in its sole discretion. The Plan Administrator or, in the case of a Covered Employee, the Committee, may at the time Performance Objectives are determined for a Fiscal Year, or at any time prior to the final determination of Awards in respect of that Fiscal Year and only to the extent permitted under Section 162(m) of the Code without adversely affecting the treatment of the Award as Performance-Based Compensation, provide for the manner in which performance will be measured against the Performance Objectives (or to the extent permitted under Section 162(m) of the Code without adversely affecting the treatment of an Award as Performance-Based Compensation, may adjust the Performance Objectives) to reflect the impact of (i) any stock dividend or split, recapitalization, combination or exchange of shares or other similar changes in the Company’s stock, (ii) specified corporate transactions (iii) special charges, (iv) changes in tax law or accounting standards required by generally accepted accounting principles, (v) changes in government reimbursement policies, (vi) event(s) either not directly related to the operations of the Company or not within reasonable control of the Company’s management; and (vii) other extraordinary or nonrecurring events.

In addition, and notwithstanding anything to the contrary contained herein, Awards that are not intended to qualify as “performance-based compensation” under Section 162(m)(4)(C) of the Code may be based on the performance goals set forth herein or on such other performance goals as determined by the Plan Administrator in its sole discretion. With respect to Awards that are intended to qualify as “performance-based compensation” under Section 162(m)(4)(C) of the Code, to the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may also:

(a)        designate additional business criteria on which the performance goals may be based; or

(b)        adjust, modify or amend the aforementioned business criteria.

Where applicable, for purposes of making any determinations in respect of any Performance Objective, performance will generally be determined in accordance with generally accepted accounting principles, consistently applied.

4.5        Subject to Section 3.1, at any time after the commencement of a Fiscal Year for which Performance Objectives have been determined, but prior to the close thereof, the Plan Administrator may, in its discretion, add Participants, decrease targets, or increase or add to an Award(s).

ARTICLE V

PAYMENT OF PERFORMANCE INCENTIVE AWARDS

5.1      Payment of Awards. Subject to Section 5.2 and such forfeitures of Awards and other conditions as are provided in the Plan, the Awards made to Participants shall be paid as follows:

As soon as practicable after the end of the Fiscal Year, the Plan Administrator (or, with respect to any Covered Employee, the Committee) shall determine the extent to which Awards have been earned on the basis of the actual performance in relation to the Performance Objectives as established for that Fiscal Year. Once determined, an Award shall be paid to a Participant only to the extent that the Participant met the targets for his or her Award as set forth in the Performance Criteria for his or her Award. Notwithstanding the foregoing, a lump sum discretionary Award may be paid to a Participant who is not a Covered Employee at any time during the Fiscal Year. No Awards shall be paid to a Covered Employee unless and until the Committee has certified in writing and in accordance with Section 162(m)(4)(C) of the Code that the Performance Objectives established with respect to the Covered Employee have been achieved. Subject to the foregoing, Awards or Pro-Rata Awards shall be paid at such time or times as are determined by the Plan Administrator or Committee; provided that, subject to Section 5.8, in no event shall the payment of any Awards or Pro-Rata Awards under the terms of the Plan be made to a Participant or Beneficiary later than 2 1/2 months following the end of the Fiscal Year for which such Award or Pro-Rata Award has been determined.

5.2      Payment of Deferred Bonus Awards. Subject to such other conditions as are provided in the Plan, the Deferred Bonus Awards shall be paid as follows:

(a)        As soon as practicable after the end of the Fiscal Year, the Plan Administrator (or, with respect to any Covered Employee, the Committee) shall determine the extent to which Awards designated as Deferred Bonus Awards have been earned on the basis of the actual performance in relation to the Performance Objective as established for that Fiscal Year. Once determined, a Deferred Bonus Award shall be paid to a Participant only to the extent that the Participant met the targets for his or her Deferred Bonus Award as set forth in the Performance Criteria for his or her Deferred Bonus Award. No Deferred Bonus Awards shall be paid to a Covered Employee unless and until the Committee has certified in writing that the Performance Objectives established with respect to the Covered Employee have been achieved. Subject to the foregoing, Deferred Bonus Awards shall be paid on such date or dates following the Fiscal Year in which such Deferred Bonus Award had been determined and shall be subject to such continued employment requirements as the Plan Administrator or, in the case of a Covered Employee, the Committee shall determine at the time the Deferred Bonus Award is granted.

(b)        Notwithstanding the foregoing, (i) if a Pro-Rata Deferred Bonus Award becomes payable pursuant to Section 5.8 hereof, then such Pro-Rata Deferred Bonus Award shall be paid to the Participant or Beneficiary no later than 2 1/2 months following the end of the Fiscal Year for which such Deferred Bonus Award has been determined, and (ii) if a Qualifying Termination occurs after the end of the Fiscal Year in respect of which a Deferred Bonus Award is earned, the Deferred Bonus Award shall be paid to the Participant or Beneficiary within 30 days after the later of (x) the date of such termination, or (y) the date that the amount of the Deferred Bonus Award is determined pursuant to Section 5.2(a).

(c)        If the short-term deferral exemption under Section 409A is unavailable, the Deferred Bonus Awards shall be granted and administered in a manner that complies with Section 409A, including the requirement that a Participant’s election to defer payment of a Deferred Bonus Award shall be made prior to the year in which such Deferred Bonus Award is earned. Payment of any Deferred Bonus Award shall be made only on a fixed date or dates or upon the occurrence of specified events permitted under Section 409A all of which shall be established at the time the Award is granted. Payment of Deferred Bonus Awards may not be further deferred beyond the payment date or dates specified in the Award at the time it is granted and may not be accelerated except as may be permitted under Section 409A.

5.3      The maximum amount that any individual Participant may receive relating to Awards made in respect of the performance in any Fiscal Year may not exceed ten million dollars ($10,000,000).

5.4      There shall be deducted from all payments of Awards any taxes required to be withheld by any government entity and paid over to any such government entity in respect of any such payment. Unless otherwise elected by the Participant, such deductions shall be at the established withholding tax rate. Participants may elect to have the deduction of taxes cover the amount of any applicable tax (the amount of withholding tax plus the incremental amount determined on the basis of the highest marginal tax rate applicable to such Participant).

5.5      Subject to Section 4.2 of the Plan, any individual other than a Covered Employee who becomes a Participant in the Plan due to employment, transfer or promotion during a Fiscal Year shall be eligible to receive a partial Award based upon the Participant’s base salary for the Participant’s Participation Period and his or her level of achievement in relation to Performance Objectives for the entire Fiscal Year or such shorter period established by the Plan Administrator or Committee. In no event, however, shall partial Awards be made to any Participant with a Participation Period in respect of any Fiscal Year of less than three months, except for discretionary awards under Section 4.4(2)(r).

5.6      With respect to any Participant who is not a Covered Employee, Awards may be adjusted for partial year responsibility, multiple facility responsibility and reassignments of a duration of at least three consecutive months.

5.7      Except as provided in Section 5.8, no Award shall be paid to a Participant who is not employed by the Company on the last day of the Fiscal Year for which an Award is to be or was earned.

5.8      If a Participant’s employment is terminated in a Qualifying Termination prior to the payment of an Award (including a Deferred Bonus Award), the Participant shall receive an Award (including a Deferred Bonus Award, if applicable) based upon his or her level of achievement in relation to the Performance Objectives established for the entire Fiscal Year multiplied by a fraction, the numerator of which is the number of days in the Participation Period and the denominator of which is 365 (a “Pro-Rata Award”). If such termination occurs after the end of the applicable Fiscal Year but before the payment of the Award, such fraction shall be one (1). With respect to Covered Employees, no Pro-Rata Award shall be paid unless and until the applicable Performance Objective(s) has been attained and the Committee has certified such attainment. Pro-Rata Awards (including Deferred Bonus Awards) payable pursuant to this Section 5.8 shall be paid in accordance with Sections 5.1 and 5.2, as applicable. Notwithstanding the foregoing, if a Participant is a party to an agreement or is a participant in any other plan that provides for a pro-rata payment of any Award under this Plan, the application of this Section 5.8 shall not result in a duplication of payment to the Participant under circumstances in which an Award is payable pursuant to this Section 5.8.

5.9      Notwithstanding anything contained in the Plan to the contrary, the Plan Administrator, or in the case of a Covered Employee, the Committee, in its sole discretion may reduce the amount of any Award whose Performance Objectives are based on one or more of the “qualitative performance criteria” listed in Section 4.4(2) for any Participant to any amount, including zero, prior to the end of the Fiscal Year for which such Award is earned.

5.10      Payment of each Award to a Participant shall be subject to the following provisions and conditions:

(a)        No Participant shall have any right or interest, whether vested or otherwise, in the Plan or in any Award thereunder, contingent or otherwise, unless and until all of the terms, conditions and provisions of the Plan and the Regulations that affect such Participant have been satisfied. Nothing contained in the Plan or in the Regulations shall require the Company to segregate cash or other property for purposes of payment of Awards under the Plan. Neither the adoption of the Plan nor its operation shall in any way affect the rights and power of the Company to dismiss and/or discharge any employee at any time.

(b)        No rights under the Plan, contingent or otherwise, shall be assignable or subject to any encumbrance, pledge or charge of any nature.

ARTICLE VI

MISCELLANEOUS

6.1      By accepting any benefits under the Plan, each Participant shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken or decision made under the Plan by the Company, the Board, the Plan Administrator, the Committee or any other committee appointed by the Board.

6.2      Any action taken or decision made by the Company, the Board, the Plan Administrator, the Committee, or any other committee appointed by the Board in the exercise of this power shall be final, binding and conclusive upon the Company, the Participants, the Beneficiaries, and all other persons having any interest therein.

6.3      The Board, the Plan Administrator, the Committee, or any other committee appointed by the Board may rely upon any information supplied to them by any officer of the Company and may rely upon the advice of counsel in connection with the administration of the Plan and shall be fully protected in relying upon such information or advice.

6.4      The Board may alter, amend, suspend or terminate the Plan; provided, however, that, except as permitted by the Plan, no such alteration, amendment, suspension or termination shall impair or adversely alter any Awards theretofore granted under the Plan, except with the consent of the respective Participant; and provided further, however, that, to the extent necessary under any applicable law, no such alteration, amendment, suspension or termination shall be effective unless approved by the shareholders of the Company in accordance with applicable law or regulation.

6.5      As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

(a)    Give any person any right to participate in the Plan other than at the sole discretion of the Plan Administrator or Committee, as applicable;

(b)    Give any person any rights whatsoever with respect to an Award except as specifically provided in this Plan;

(c)    Limit in any way the right of the Company to terminate the employment of any person at any time; or

(d)    Be evidence of any agreement or understanding, expressed or implied, that the Company will employ any person at any particular rate of compensation or for any particular period of time.

6.6      Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles thereof.

6.7      This Amended and Restated Plan will be effective for all Fiscal Years beginning with 2014 by action of the Board conditioned on and subject to approval of the Plan by a vote of the holders of a majority of the securities of the Company present in person or by proxy at a duly held stockholders meeting at which a quorum representing a majority of all outstanding voting stock is present. The Committee is authorized to make no Awards to Covered Employees in respect of the 2019 Fiscal Year or any later Fiscal Year if the Plan has not been reapproved by the Company’s stockholders at its first meeting of stockholders during 2019, if such approval is necessary for such Awards to constitute Performance-Based Compensation.

6.8      The Plan and the granting of Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

6.9      A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan may not be assigned, pledged, or transferred, except in the event of the Participant’s death, to a designated Beneficiary in accordance with the Plan, or in the absence of such designation, by will or the laws of descent or distribution.

6.10    Nothing in the Plan or in any notice of any Award shall confer upon any person the right to continue in the employment of the Company or any Affiliate or affect the right of the Company or any Affiliate to terminate the employment of any Participant.

6.11    Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, Beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payment of an Award under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

6.12    It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A. In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A. The Plan and the terms of any Award shall be interpreted and construed accordingly. To the extent that payment of any Award is contingent upon a Participant’s execution a release and the applicable time period within which a release must be executed spans two taxable years, such Award shall be payable during the second taxable year. The Participant’s right to receive any installment payments pursuant to the Plan shall be treated as a right to receive a series of separate and distinct payments. If a Participant is a “specified employee” for purposes of Section 409A, the payment upon a termination of employment of any Award which is subject to Section 409A shall not be paid until one day after the date which is six (6) months from the date of termination.

6.13    In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.

6.14    In the event the Board determines that a significant restatement of the Company’s financial results or other Company metrics for any of the three prior fiscal years for which audited financial statements have been prepared is required and (i) such restatement is the result of fraud or misconduct and (ii) the Award amount would have been lower had the results or metrics been properly calculated, the Committee has the authority to obtain reimbursement from any Participant responsible for the fraud or willful misconduct resulting in the restatement. Such reimbursement shall consist of any portion of any Award previously paid that is greater than it would have been if calculated based upon the restated financial results or metrics.

Annex B

Community Health Systems, Inc.

2009 STOCK OPTION AND AWARD PLAN (As Adopted March 24, 2009 and Amended and Restated March 18, 2011, March 20, 2013 and March 19, 2014)

1.        Purpose.

The purpose of this Plan is to strengthen Community Health Systems, Inc., a Delaware corporation (the “Company”), and its Subsidiaries by providing an incentive to its and their employees, officers, consultants and directors and thereby encouraging them to devote their abilities and industry to the success of the Company’s and its Subsidiaries’ business enterprises. It is intended that this purpose be achieved by extending to employees (including future employees who have received a formal written offer of employment), officers, consultants and directors of the Company and its Subsidiaries an added long-term incentive for high levels of performance and unusual efforts through the grant of Incentive Stock Options, Non-qualified Stock Options, Stock Appreciation Rights, Performance Units, Performance Shares, Share Awards, Restricted Stock and Restricted Stock Units (as each term is herein defined).

2.        Definitions.

For purposes of the Plan:

2.1      “2000 Stock Option and Award Plan” means the Community Health Systems, Inc. 2000 Stock Option and Award Plan, as amended and restated March 20, 2013.

2.2      “Affiliate” means any entity, directly or indirectly, controlled by, controlling or under common control with the Company or any corporation or other entity acquiring, directly or indirectly, all or substantially all the assets and business of the Company, whether by operation of law or otherwise.

2.3      “Agreement” means the written agreement between the Company and an Optionee or Grantee evidencing the grant of an Option or Award and setting forth the terms and conditions thereof.

2.4      “Award” means a grant of Restricted Stock, Restricted Stock Units, a Stock Appreciation Right, a Performance Award, a Share Award or any or all of them.

2.5      “Board” means the Board of Directors of the Company.

2.6      “Cause” means, except as otherwise set forth herein,

(a)        in the case of an Optionee or Grantee whose employment with the Company or a Subsidiary is subject to the terms of an employment agreement between such Optionee or Grantee and the Company or Subsidiary, which employment agreement includes a definition of “Cause”, the term “Cause” as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and

(b)        in all other cases, (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to the Company or any of its Subsidiaries which transaction is adverse to the interests of the Company or any of its Subsidiaries and which is engaged in for personal profit or (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses); provided, however, that following a Change in Control clause (i) of this Section 2.6(b) shall not constitute “Cause.”

2.7      “Change in Capitalization” means any increase or reduction in the number of Shares, or any change (including, but not limited to, in the case of a spin-off, dividend or other distribution in respect of Shares, a change in value) in the Shares or exchange of Shares for a different number or kind of shares or other securities of the Company or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, extraordinary cash dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

2.8      A “Change in Control” shall mean the occurrence of any of the following, unless otherwise determined by the Committee in the applicable Agreement or other written agreement approved by the Committee:

(a)        An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the then outstanding Shares or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this Section 2.8(a), Shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(b)        The individuals who, as of March 20, 2013, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board or, following a Merger (as hereinafter defined) which results in a Parent Corporation (as hereinafter defined), the board of directors of the ultimate Parent Corporation; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of the actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(c)        The consummation of:

(i)        A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger where:

(A)        the stockholders of the Company immediately before such Merger own directly or indirectly immediately following such Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”), or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

(B)        the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(ii)        A complete liquidation or dissolution of the Company; or

(iii)        The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose or the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities which increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

If an Optionee’s or Grantee’s employment is terminated by the Company without Cause prior to the date of a Change in Control but the Optionee or Grantee reasonably demonstrates that the termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed, such termination shall be deemed to have occurred after a Change in Control for purposes of this Plan provided a Change in Control shall actually have occurred.

2.9      “Code” means the Internal Revenue Code of 1986, as amended.

2.10    “Committee” means a committee, as described in Section 3.1, appointed by the Board from time to time to administer the Plan and to perform the functions set forth herein.

2.11    “Company” means Community Health Systems, Inc.

2.12    “Director” means a director of the Company.

2.13    “Disability” means:

(a)        in the case of an Optionee or Grantee whose employment with the Company or a Subsidiary is subject to the terms of an employment agreement between such Optionee or Grantee and the Company or Subsidiary, which employment agreement includes a definition of “Disability”, the term “Disability” as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect;

(b)        in the case of an Optionee or Grantee to whom Section 2.13(a) does not apply and who participates in the Company’s long-term disability plan, if any, the term “Disability” as used in such plan; or

(c)        in all other cases, a physical or mental infirmity which impairs the Optionee’s or Grantee’s ability to perform substantially all his or her duties for a period of ninety-one (91) consecutive days.

2.14    “Division” means any of the operating units or divisions of the Company designated as a Division by the Committee.

2.15    “Dividend Equivalent Right” means a right to receive all or some portion of the cash dividends that are or would be payable with respect to Shares.

2.16    “Eligible Individual” means any of the following individuals who is designated by the Committee as eligible to receive Options or Awards subject to the conditions set forth herein: (a) any director, officer or employee of the Company or a Subsidiary, (b) any individual to whom the Company or a Subsidiary has extended a formal, written offer of employment, or (c) any consultant or advisor of the Company or a Subsidiary.

2.17    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.18    “Fair Market Value” on any date means the closing sales prices of the Shares on such date on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if such Shares are not so listed or admitted to trading, the closing sales prices of the Shares as reported by The Nasdaq Stock Market at the close of the primary trading session on such dates and, in either case, if the Shares were not traded on such date, on the next preceding day on which the Shares were traded. In the event that Fair Market Value cannot be determined in a manner described above, the Fair Market Value shall be the value established by the Board in good faith and, in the case of an Incentive Stock Option, in accordance with Section 422 of the Code.

2.19    For purposes of this Plan,

(a)        “Good Reason” shall mean the occurrence after a Change in Control of any of the following events or conditions:

(1)        a change in the Optionee’s or Grantee’s status, title, position or responsibilities (including reporting responsibilities) which, in the Optionee’s or Grantee’s reasonable judgment, represents an adverse change from the Optionee’s or Grantee’s status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Optionee or Grantee of any duties or responsibilities which, in the Optionee’s or Grantee’s reasonable judgment, are inconsistent with the Optionee’s or Grantee’s status, title, position or responsibilities; or any removal of the Optionee or Grantee from or failure to reappoint or reelect the Optionee or Grantee to any of such offices or positions, except in connection with the termination of the Optionee’s or Grantee’s employment for Disability, Cause, as a result of the Optionee’s or Grantee’s death or by the Optionee or Grantee other than for Good Reason;

(2)        a reduction in the Optionee’s or Grantee’s annual base salary below the amount as in effect immediately prior to the Change in Control;

(3)        the relocation of the offices of the Optionee’s or Grantee’s place of employment to a location more than twenty-five (25) miles from the location of such employment immediately prior to such Change in Control, or requiring the Grantee to be based anywhere other than such offices, except to the extent the Grantee was not previously assigned to a principal location and except for required travel on business to the extent substantially consistent with the Optionee’s or Grantee’s business travel obligations at the time of the Change in Control;

(4)        the failure to pay to the Optionee or Grantee any portion of the Optionee’s or Grantee’s current compensation or to pay to the Optionee or Grantee any portion of an installment of deferred compensation under any deferred compensation program of the Company or any of its Subsidiaries in which the Optionee or Grantee participated, within seven (7) days of the date such compensation is due;

(5)        the failure to (A) continue in effect (without reduction in benefit level, and/or reward opportunities) any material compensation or employee benefit plan in which the Optionee or Grantee was participating immediately prior to the Change in Control, unless a substitute or replacement plan has been implemented which provides substantially identical compensation or benefits to the Optionee or Grantee or (B) provide the Optionee or Grantee with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other compensation or employee benefit plan, program and practice in which the Optionee or Grantee was participating immediately prior to the Change in Control; or

(6)        the failure of the Company to obtain from its successors or assigns the express assumption and agreements required under Section 13 hereof.

(b)        Any event or condition described in Section 2.19(a)(1), (2), (3), (4), or (6) which occurs at any time prior to the date of a Change in Control and (A) which occurred after the Company entered into a definitive agreement, the consummation of which would constitute a Change in Control or (B) which the Optionee or Grantee reasonably demonstrates was at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect a Change in Control, shall constitute Good Reason for purposes of this Agreement, notwithstanding that it occurred prior to a Change in Control.

2.20    “Grantee” means a person to whom an Award has been granted under the Plan.

2.21    “Incentive Stock Option” means an Option satisfying the requirements of Section 422 of the Code and designated by the Committee as an Incentive Stock Option.

2.22    “Non-employee Director” means a director of the Company who is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

2.23    “Non-qualified Stock Option” means an Option which is not an Incentive Stock Option.

2.24    “Option” means a Non-qualified Stock Option, an Incentive Stock Option or either or both of them.

2.25    “Optionee” means a person to whom an Option has been granted under the Plan.

2.26    “Outside Director” means a director of the Company who is an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

2.27    “Parent” means any corporation which is a parent corporation within the meaning of Section 424(e) of the Code with respect to the Company.

2.28    “Performance Awards” means Performance Units, Performance Shares or either or both of them.

2.29    “Performance-Based Compensation” means any Option or Award that is intended to constitute “performance based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

2.30    “Performance Cycle” means the time period specified by the Committee at the time Performance Awards are granted during which the performance of the Company, a Subsidiary or a Division will be measured.

2.31    “Performance Objectives” has the meaning set forth in Section 9.

2.32    “Performance Shares” means Shares issued or transferred to an Eligible Individual under Section 9.

2.33    “Performance Units” means performance units granted to an Eligible Individual under Section 9.

2.34    “Plan” means Community Health Systems, Inc. 2009 Stock Option and Award Plan, as amended and restated from time to time.

2.35    “Restricted Stock” means Shares issued or transferred to an Eligible Individual pursuant to Section 8.1.

2.36    “Restricted Stock Unit” means rights granted to an Eligible Individual under Section 8.2 representing a number of hypothetical Shares.

2.37    “Share Award” means an Award of Shares granted pursuant to Section 10.

2.38    “Shares” means shares of the Common Stock of the Company, par value $.01 per share, and any other securities into which such shares are changed or for which such shares are exchanged.

2.39    “Stock Appreciation Right” means a right to receive all or some portion of the increase in the value of the Shares as provided in Section 7 hereof.

2.40    “Subsidiary” means (i) except as provided in subsection (ii) below, any corporation which is a subsidiary corporation within the meaning of Section 424(f) of the Code with respect to the Company, and (ii) in relation to the eligibility to receive Options or Awards other than Incentive Stock Options and continued employment for purposes of Options and Awards (unless the Committee determines otherwise), any entity, whether or not incorporated, in which the Company directly or indirectly owns 50% or more of the outstanding equity or other ownership interests.

2.41    “Successor Corporation” means a corporation, or a Parent or Subsidiary thereof within the meaning of Section 424(a) of the Code, which issues or assumes a stock option in a transaction to which Section 424(a) of the Code applies.

2.42    “Ten-Percent Stockholder” means an Eligible Individual, who, at the time an Incentive Stock Option is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, a Parent or a Subsidiary.

3.        Administration.

3.1      The Plan shall be administered by the Committee, which shall hold meetings at such times as may be necessary for the proper administration of the Plan. The Committee shall keep minutes of its meetings. If the Committee consists of more than one (1) member, a quorum shall consist of not fewer than two (2) members of the Committee and a majority of a quorum may authorize any action. Any decision or determination reduced to writing and signed by a majority of all of the members of the Committee shall be as fully effective as if made by a majority vote at a meeting duly called and held. The Committee shall consist of at least one (1) Director and may consist of the entire Board; provided, however, that (A) with respect to any Option or Award granted to an Eligible Individual who is subject to Section 16 of the Exchange Act, the Committee shall consist of at least two (2) Directors each of whom shall be a Non-employee Director and (B) to the extent necessary for any Option or Award intended to qualify as Performance-Based Compensation to so qualify, the Committee shall consist of at least two (2) Directors, each of whom shall be an Outside Director. For purposes of the preceding sentence, if any member of the Committee is neither a Non-employee Director nor an Outside Director but recuses himself or herself or abstains from voting with respect to a particular action taken by the Committee, then the Committee, with respect to that action, shall be deemed to consist only of the members of the Committee who have not recused themselves or abstained from voting. Subject to applicable law, the Committee may delegate its authority under the Plan to any other person or persons.

3.2      No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization to any transaction hereunder.

3.3      Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time to:

(a)        determine those Eligible Individuals to whom Options shall be granted under the Plan and the number of such Options to be granted, prescribe the terms and conditions (which need not be identical) of each such Option, including the exercise price per Share, the vesting schedule and the duration of each Option, and make any amendment or modification to any Option Agreement consistent with the terms of the Plan;

(b)        select those Eligible Individuals to whom Awards shall be granted under the Plan, determine the number of Shares in respect of which each Award is granted, the terms and conditions (which need not be identical) of each such Award, and make any amendment or modification to any Award Agreement consistent with the terms of the Plan;

(c)        construe and interpret the Plan and the Options and Awards granted hereunder, establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Agreement, in the manner and to the extent it shall deem necessary or advisable, including so that the Plan and the operation of the Plan comply with Rule 16b-3 under the Exchange Act, the Code to the extent applicable and other applicable law, and otherwise make the Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final, binding and conclusive upon the Company, its Subsidiaries, the Optionees and Grantees, and all other persons having any interest therein;

(d)        determine the duration and purposes for leaves of absence which may be granted to an Optionee or Grantee on an individual basis without constituting a termination of employment or service for purposes of the Plan;

(e)        exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and

(f)        generally, exercise such powers and perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

3.4      The Committee may delegate to one or more officers of the Company the authority to grant Options or Awards to Eligible Individuals (other than to himself or herself) and/or determine the number of Shares subject to each Option or Award (by resolution that specifies the total number of Shares subject to the Options or Awards that may be awarded by the officer and the terms of any such Options or Awards, including the exercise price), provided that such delegation is made in accordance with the Delaware General Corporation Law and with respect to Options and Awards that are not intended to qualify as Performance-Based Compensation and that are not made to executive officers of the Company covered by Rule 16b-3 under the Exchange Act.

4.        Shares Subject to the Plan; Grant Limitations.

4.1      Shares Subject to the Plan. The maximum number of Shares that may be made the subject of Options and Awards granted under the Plan is:

(a)        4,000,000 Shares added to the Plan as a result of the amendment and restatement dated March 19, 2014; and

(b)        8,506,6151 Shares in the Plan, as amended and restated March 20, 2013;

(c)        for a total of 12,506,615 Shares.

The Company shall reserve for the purposes of the Plan, out of its authorized but unissued Shares or out of Shares held in the Company’s treasury, or partly out of each, such number of Shares as shall be determined by the Board. Following the approval by the holders of a majority of the securities of the Company entitled to vote thereon, in accordance with the applicable laws, of the modifications to the Plan approved by the Board on March 20, 2013, no further grants may be made under the 2000 Stock Option and Award Plan, but Options and Awards made under the 2000 Stock Option and Award Plan shall remain outstanding in accordance with their terms.

4.2      Shares Returned to the Plan. Whenever any outstanding Option or Award or portion thereof granted pursuant to the 2000 Stock Option and Award Plan and outstanding as of March 20, 2013 would have again been available for grant as an Option or Award pursuant to Section 4.3 of the 2000 Stock Option and Award Plan as in effect on March 20, 2013, the number of Shares allocable to the expired, canceled, forfeited, settled or otherwise terminated portion of such Option or Award, determined in accordance with Section 4.3 of the 2000 Stock Option and Award Plan, shall be added to the maximum number of Shares available to be granted as Options or Awards granted hereunder, not to exceed 4,803,545 additional Shares.

4.3      Grant Limitations. The following grant limitations shall apply when making Awards pursuant to the Plan:

(a)        When aggregated with Options and Awards granted under the 2000 Stock Option and Award Plan in any calendar year, no Eligible Individual (other than a

[1]

Section 4.1(c) of the Plan, as amended and restated on March 20, 2013, stated that 808,799 shares, representing the Shares remaining for issuance under the 2000 Stock Option and Award Plan, as amended and restated on March 20, 2013, were being made available for grants under the Plan. The correct number of such shares was subsequently determined to be 806,615. Section 4.1(b) above reflects the correct amount.

Director) may be granted Options in respect of more than 1,000,000 Shares, or Options or Awards in the aggregate in respect of more than 1,000,000 Shares,

(b)        When aggregated with Options and Awards granted under the 2000 Stock Option and Award Plan in any calendar year, no Director may be granted Options in respect of more than 100,000 Shares, or Options or Awards in the aggregate in respect of more than 100,000 Shares,

(c)        The maximum grant date fair value of all Awards granted during any calendar year to a single Director who is not also an employee of the Company or a Subsidiary shall not exceed $1,000,000, and

(d)        In no event shall more than an aggregate of 30,000 Shares be issued upon the exercise of Incentive Stock Options granted under the Plan.

4.4      Fungible Plan Design. Upon the granting of an Option or an Award, the number of Shares available under Section 4.1 for the granting of further Options and Awards shall be reduced as follows:

(a)        In connection with the granting of an Option or an Award, the number of Shares shall be reduced by the number of Shares in respect of which the Option or Award is granted or denominated.

(b)        Stock Appreciation Rights to be settled in shares of Common Stock shall be counted in full against the number of shares available for award under the Plan, regardless of the number of Exercise Gain Shares issued upon settlement of the Stock Appreciation Right.

(c)        Notwithstanding the foregoing, Awards granted in the form of Restricted Stock (including Restricted Stock Units), Performance Awards (including Shares issued in respect to Performance Awards), and other Awards that are granted as “full value awards” shall reduce the number of shares that may be the subject to Options and Awards under the Plan by 1.52 Shares for each Share subject to such an Award.

4.5      Whenever any outstanding Option or Award or portion thereof expires, is canceled, is forfeited, or is otherwise terminated for any reason without having been exercised or payment having been made in respect of the Option or Award (or such portion thereof to which the expiration, forfeiture, or other termination occurs), the Shares allocable to the expired, canceled, forfeited, or otherwise terminated portion of the Option or Award may again be the subject of Options or Awards granted hereunder. With regard to Awards referred to in Section 4.4(c), for each Share subject to an Award that is cancelled, forfeited, settled in cash or other otherwise terminated as provided in the foregoing sentence, 1.52 Shares may again be the subject of Options or Awards under the Plan. Notwithstanding the foregoing, the following events shall not result in any increase in Shares available for issuance of Options or Awards under the Plan or such Shares again becoming available for issuance of Options or Awards:

(a)        Withholding of Shares to pay Taxes on any Option or Award,

(b)        Tendering of Shares to pay for Option exercise prices (i.e., net settlement of Shares), and

(c)        The purchase of Shares on the open market as a result of Option exercises.

4.6      Unless otherwise determined by the Committee, in no event shall an Option or Award not subject to performance-based conditions have a vesting schedule resulting in such Option or Award vesting in full prior to the third anniversary of the grant date. For purposes of clarity, this restriction will not prohibit any Option or Award from having partial vesting dates prior to the third anniversary of the grant date in accordance with a proportionate vesting schedule determined at the discretion of the Committee, so long as such Option or Award does not vest in full prior to the third anniversary of the grant date.

5.        Option Grants for Eligible Individuals.

5.1      Authority of Committee. Subject to the provisions of the Plan, the Committee shall have full and final authority to select those Eligible Individuals who will receive Options, and the terms and conditions of the grant to such Eligible Individuals shall be set forth in an Agreement. Incentive Stock Options may be granted only to Eligible Individuals who are employees of the Company or any Subsidiary.

5.2      Exercise Price. The purchase price or the manner in which the exercise price is to be determined for Shares under each Option shall be determined by the Committee and set forth in the Agreement; provided, however, that the exercise price per Share under each Non-qualified Stock Option and each Incentive Stock Option shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (110% in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder).

5.3      Maximum Duration. Options granted hereunder shall be for such term as the Committee shall determine, provided that an Incentive Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted (five (5) years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) and a Non-qualified Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted; provided, however, that unless the Committee provides otherwise, an Option (other than an Incentive Stock Option) may, upon the death of the Optionee prior to the expiration of the Option, be exercised for up to one (1) year following the date of the Optionee’s death even if such period extends beyond ten (10) years from the date the Option is granted. The Committee may, subsequent to the granting of any Option, extend the term thereof, but in no event shall the term as so extended exceed the maximum term provided for in the preceding sentence.

5.4      Vesting. Subject to Section 5.10, each Option shall become exercisable in such installments (which need not be equal) and at such times as may be designated by the Committee and set forth in the Agreement. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires. The Committee may accelerate the exercisability of any Option or portion thereof at any time.

5.5      Deferred Delivery of Option Shares. The Committee may, in its discretion, permit Optionees to elect to defer the issuance of Shares upon the exercise of one or more Non-qualified Stock Options granted pursuant to the Plan. The terms and conditions of such deferral shall be determined at the time of the grant of the Option or thereafter and shall be set forth in the Agreement evidencing the Option.

5.6      Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined as of the date of the grant) of Shares with respect to which Incentive Stock Options granted under the Plan and “incentive stock options” (within the meaning of Section 422 of the Code) granted under all other plans of the Company or its Subsidiaries (in either case determined without regard to this Section 5.6) are exercisable by an Optionee for the first time during any calendar year exceeds $100,000, such Incentive Stock Options shall be treated as Non-qualified Stock Options. In applying the limitation in the preceding sentence in the case of multiple Option grants, Options which were intended to be Incentive Stock Options shall be treated as Non-qualified Stock Options according to the order in which they were granted such that the most recently granted Options are first treated as Non-qualified Stock Options.

5.7      Non-Transferability. No Option shall be transferable by the Optionee otherwise than by will or by the laws of descent and distribution or, in the case of an Option other than an Incentive Stock Option, pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act), and an Option shall be exercisable during the lifetime of such Optionee only by the Optionee or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may set forth in the Agreement evidencing an Option (other than an Incentive Stock Option), at the time of grant or thereafter, that the Option may be transferred to members of the Optionee’s immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members and/or trusts are the only partners, and for purposes of this Plan, a transferee of an Option shall be deemed to be the Optionee. For this purpose, immediate family means the Optionee’s spouse, parents, children, stepchildren and grandchildren and the spouses of such parents, children, stepchildren and grandchildren. The terms of an Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Optionee.

5.8      Method of Exercise. The exercise of an Option shall be made only by a written notice delivered in person or by mail to the Secretary of the Company at the Company’s principal executive office, specifying the number of Shares to be exercised and, to the extent applicable, accompanied by payment therefor and otherwise in accordance with the Agreement pursuant to which the Option was granted; provided, however, that Options may not be exercised by an Optionee following a hardship distribution to the Optionee to the extent such exercise is prohibited under the Community Health Systems, Inc. 401(k) Plan. The exercise price for any Shares purchased pursuant to the exercise of an Option shall be paid in either of the following forms (or any combination thereof): (a) cash or (b) the transfer, either actually or by attestation, to the Company of Shares owned by the Optionee prior to the exercise of the Option, such transfer to be upon such terms and conditions as determined by the Committee or (c) a combination of cash and the transfer of Shares; provided, however, that the Committee may determine that the exercise price shall be paid only in cash. In addition, Options may be exercised through a registered broker-dealer pursuant to such cashless exercise procedures which are, from time to time, deemed acceptable by the Committee. Any Shares transferred to the Company as payment of the exercise price under an Option shall be valued at their Fair Market Value on the day of exercise of such Option. If requested by the Committee, the Optionee shall deliver the Agreement evidencing the Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Optionee. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares.

5.9      Rights of Optionees. No Optionee shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (a) the Option shall have been exercised pursuant to the terms thereof, (b) the Company shall have issued and delivered Shares to the Optionee, and (c) the Optionee’s name shall have been entered as a stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such Shares, subject to such terms and conditions as may be set forth in the applicable Agreement.

5.10      Effect of Change in Control. Section 13(b) shall control the treatment of any Options outstanding at the time of a Change in Control. Any Options that are exercisable as of a Change in Control shall remain exercisable for a period ending not before the earlier of (x) the six (6) month anniversary of the Change in Control or (y) the expiration of the stated term of the Option.

5.11      Prohibition of Cashing-Out of Underwater Options. The Committee shall be prohibited from making a cash payment in cancellation of all or part of an Option with an exercise price in excess of the Fair Market Value of a Share on the effective date of such cash payment.

6.        [intentionally omitted].

7.        Stock Appreciation Rights.

The Committee may in its discretion, either alone or in connection with the grant of an Option, grant Stock Appreciation Rights in accordance with the Plan, the terms and conditions of which shall be set forth in an Agreement. If granted in connection with an Option, a Stock Appreciation Right shall cover the same Shares covered by the Option (or such lesser number of Shares as the Committee may determine) and shall, except as provided in this Section 7, be subject to the same terms and conditions as the related Option.

7.1      Time of Grant. A Stock Appreciation Right may be granted (a) at any time if unrelated to an Option, or (b) if related to an Option, either at the time of grant or at any time thereafter during the term of the Option.

7.2      Stock Appreciation Right Related to an Option.

(a)        Exercise. A Stock Appreciation Right granted in connection with an Option shall be exercisable at such time or times and only to the extent that the related Option is exercisable, and will not be transferable except to the extent the related Option may be transferable. A Stock Appreciation Right granted in connection with an Incentive Stock Option shall be exercisable only if the Fair Market Value of a Share on the date of exercise exceeds the exercise price specified in the related Incentive Stock Option Agreement. In no event shall a Stock Appreciation Right related to an Option have a term of greater than ten (10) years.

(b)        Amount Payable. Upon the exercise of a Stock Appreciation Right related to an Option, the Grantee shall be entitled to receive an amount determined by multiplying (i) the excess of the Fair Market Value of a Share on the date of exercise of such Stock Appreciation Right over the per Share exercise price under the related Option, by (ii) the number of Shares as to which such Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Agreement evidencing the Stock Appreciation Right at the time it is granted.

(c)        Treatment of Related Options and Stock Appreciation Rights Upon Exercise. Upon the exercise of a Stock Appreciation Right granted in connection with an Option, the Option shall be canceled to the extent of the number of Shares as to which the Stock Appreciation Right is exercised, and upon the exercise of an Option granted in connection with a Stock Appreciation Right, the Stock Appreciation Right shall be canceled to the extent of the number of Shares as to which the Option is exercised or surrendered.

7.3        Stock Appreciation Right Unrelated to an Option. The Committee may grant to Eligible Individuals Stock Appreciation Rights unrelated to Options. Stock Appreciation Rights unrelated to Options shall contain such terms and conditions as to exercisability (subject to Section 7.7), vesting and duration as the Committee shall determine, but in no event shall they have a term of greater than ten (10) years. Upon exercise of a Stock Appreciation Right unrelated to an Option, the Grantee shall be entitled to receive an amount determined by multiplying (a) the excess of the Fair Market Value of a Share on the date of exercise of such Stock Appreciation Right over the Fair Market Value of a Share on the date the Stock Appreciation Right was granted, by (b) the number of Shares as to which the Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Agreement evidencing the Stock Appreciation Right at the time it is granted.

7.4        Non-Transferability. No Stock Appreciation Right shall be transferable by the Grantee otherwise than by will or by the laws of descent and distribution or pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act), and such Stock Appreciation Right shall be exercisable during the lifetime of such Grantee only by the Grantee or his or her guardian or legal representative. The terms of such Stock Appreciation Right shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Grantee.

7.5        Method of Exercise. Stock Appreciation Rights shall be exercised by a Grantee only by a written notice delivered in person or by mail to the Secretary of the Company at the Company’s principal executive office, specifying the number of Shares with respect to which the Stock Appreciation Right is being exercised. If requested by the Committee, the Grantee shall deliver the Agreement evidencing the Stock Appreciation Right being exercised and the Agreement evidencing any related Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Grantee.

7.6        Form of Payment. Payment of the amount determined under Sections 7.2(b) or 7.3 may be made in the discretion of the Committee solely in whole Shares in a number determined at their Fair Market Value on the date of exercise of the Stock Appreciation Right, or solely in cash, or in a combination of cash and Shares. If the Committee decides to make full payment in Shares and the amount payable results in a fractional Share, payment for the fractional Share will be made in cash.

7.7        Effect of Change in Control. Section 13(b) shall control the treatment of any Stock Appreciation Rights outstanding at the time of a Change in Control. Any Stock Appreciation Rights that are exercisable as of a Change in Control shall remain exercisable for a period ending not before the earlier of (x) the six (6) month anniversary of the Change in Control or (y) the expiration of the stated term of the Stock Appreciation Right.

8.        Restricted Stock and Restricted Stock Units.

8.1      Restricted Stock. The Committee may grant Awards to Eligible Individuals of Restricted Stock, which shall be evidenced by an Agreement between the Company and the Grantee. Each Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine and (without limiting the generality of the foregoing) such Agreements may require that an appropriate legend be placed on Share certificates. Awards of Restricted Stock shall be subject to the terms and provisions set forth below in this Section 8.1.

(a)        Rights of Grantee. Shares of Restricted Stock granted pursuant to an Award hereunder shall be issued in the name of the Grantee as soon as reasonably practicable after the Award is granted provided that the Grantee has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Shares. If a Grantee shall fail to execute the Agreement evidencing a Restricted Stock Award, or any documents which the Committee may require within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. At the discretion of the Committee, Shares issued in connection with a Restricted Stock Award shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the Agreement, upon delivery of the Shares to the escrow agent, the Grantee shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

(b)        Non-Transferability. Until all restrictions upon the Shares of Restricted Stock awarded to a Grantee shall have lapsed in the manner set forth in Section 8.1(c), such Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

(c)        Lapse of Restrictions.

(1)        Generally. Restrictions upon Shares of Restricted Stock awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may determine. The Agreement evidencing the Award shall set forth any such restrictions.

(2)        Effect of Change in Control. Section 13(b) shall control the treatment of any Shares of Restricted Stock then outstanding in the event of a Change in Control.

(d)        Treatment of Dividends. At the time an Award of Shares of Restricted Stock is granted, the Committee may, in its discretion, determine that the payment to the Grantee of dividends, or a specified portion thereof, declared or paid on such Shares by the Company shall be (a) deferred until the lapsing of the restrictions imposed upon such Shares and (b) held by the Company for the account of the Grantee until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Shares of Restricted Stock) or held in cash. If deferred dividends are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Shares of Restricted Stock (whether held in cash or as additional Shares of Restricted Stock), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Shares of Restricted Stock shall be forfeited upon the forfeiture of such Shares.

(e)        Delivery of Shares. Upon the lapse of the restrictions on Shares of Restricted Stock, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such Shares, free of all restrictions hereunder.

8.2      Restricted Stock Units. The Committee may grant to Eligible Individuals Awards of Restricted Stock Units, which shall be evidenced by an Agreement. Each such Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine. Awards of Restricted Stock Units shall be subject to the terms and provisions set forth below in this Section 8.2.

(a)        Payment of Awards. Each Restricted Stock Unit shall represent the right of a Grantee to receive a payment upon vesting of the Restricted Stock Unit or on any later date specified by the Committee equal to the Fair Market Value of a Share as of the date the Restricted Stock Unit was granted, the vesting date or such other date as determined by the Committee at the time the Restricted Stock Unit was granted. The Committee may, at the time a Restricted Stock Unit is granted, provide a limitation on the amount payable in respect of each Restricted Stock Unit. The Committee may provide for the settlement of Restricted Stock Units in cash or with Shares having a Fair Market Value equal to the payment to which the Grantee has become entitled.

(b)        Effect of Change in Control. Section 13(b) shall control the treatment of any Restricted Stock Units then outstanding in the event of a Change in Control.

9.        Performance Awards.

9.1      Performance Units. The Committee, in its discretion, may grant Awards of Performance Units to Eligible Individuals, the terms and conditions of which shall be set forth in an Agreement between the Company and the Grantee; provided that, when aggregated with Performance Awards granted under the 2000 Stock Option and Award Plan in any calendar year, no Eligible Individual may be granted Performance Awards in the aggregate in respect of more than 1,000,000 Shares. Contingent upon the attainment of specified Performance Objectives within the Performance Cycle, Performance Units represent the right to receive payment as provided in Section 9.1(b) of (i) the Fair Market Value of a Share on the date the Performance Unit was granted, the date the Performance Unit became vested or any other date specified by the Committee or (ii) a percentage (which may be more than 100%) of the amount described in clause (i) depending on the level of Performance Objective attainment; provided, however, that the Committee may at the time a Performance Unit is granted specify a maximum amount payable in respect of a vested Performance Unit. Each Agreement shall specify the number of Performance Units to which it relates, the Performance Objectives which must be satisfied in order for the Performance Units to vest and the Performance Cycle within which such Performance Objectives must be satisfied.

(a)        Vesting and Forfeiture. Subject to Sections 9.3(c) and 9.4, a Grantee shall become vested with respect to the Performance Units to the extent that the Performance Objectives set forth in the Agreement are satisfied for the Performance Cycle.

(b)        Payment of Awards. Subject to Section 9.3(c), payment to Grantees in respect of vested Performance Units shall be made as soon as practicable after the last day of the Performance Cycle to which such Award relates unless the Agreement evidencing the Award provides for the deferral of payment, in which event the terms and conditions of the deferral shall be set forth in the Agreement. Subject to Section 9.4, such payments may be made entirely in Shares valued at their Fair Market Value, entirely in cash, or in such combination of Shares and cash as the Committee in its discretion shall determine at any time prior to such payment, provided, however, that if the Committee in its discretion determines to make such payment entirely or partially in Shares of Restricted Stock, the Committee must determine the extent to which such payment will be in Shares of Restricted Stock and the terms of such Restricted Stock at the time the Award is granted.

9.2      Performance Shares. The Committee, in its discretion, may grant Awards of Performance Shares to Eligible Individuals, the terms and conditions of which shall be set forth in an Agreement between the Company and the Grantee. Each Agreement may require that an appropriate legend be placed on Share certificates. Awards of Performance Shares shall be subject to the following terms and provisions:

(a)        Rights of Grantee. The Committee shall provide at the time an Award of Performance Shares is made the time or times at which the actual Shares represented by such Award shall be issued in the name of the Grantee; provided, however, that no Performance Shares shall be issued until the Grantee has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Performance Shares. If a Grantee shall fail to execute the Agreement evidencing an Award of Performance Shares, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. At the discretion of the Committee, Shares issued in connection with an Award of Performance Shares shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Except as restricted by the terms of the Agreement, upon delivery of the Shares to the escrow agent, the Grantee shall have, in the discretion of the Committee, all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

(b)        Non-Transferability. Until any restrictions upon the Performance Shares awarded to a Grantee shall have lapsed in the manner set forth in Section 9.2(c) or 9.4, such Performance Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated, nor shall they be delivered to the Grantee. The Committee may also impose such other restrictions and conditions on the Performance Shares, if any, as it deems appropriate.

(c)        Lapse of Restrictions. Subject to Sections 9.3(c) and 9.4, restrictions upon Performance Shares awarded hereunder shall lapse and such Performance Shares shall become vested at such time or times and on such terms, conditions and satisfaction of Performance Objectives as the Committee may, in its discretion, determine at the time an Award is granted.

(d)        Treatment of Dividends. At the time the Award of Performance Shares is granted, the Committee may, in its discretion, determine that the payment to the Grantee of dividends, or a specified portion thereof, declared or paid on Shares represented by such Award which have been issued by the Company to the Grantee shall be (i) deferred until the lapsing of the restrictions imposed upon such Performance Shares and (ii) held by the Company for the account of the Grantee until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in shares of Stock (which shall be held as additional Performance Shares) or held in cash. If deferred dividends are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Performance Shares (whether held in cash or in additional Performance Shares), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Performance Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Performance Shares shall be forfeited upon the forfeiture of such Performance Shares.

(e)        Delivery of Shares. Upon the lapse of the restrictions on Performance Shares awarded hereunder, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such Shares, free of all restrictions hereunder.

9.3      Performance Objectives.

(a)        Establishment. Performance Objectives for Performance Awards may be expressed in terms of (i) earnings per Share, (ii) net revenue, (iii) adjusted EBITDA (iv) Share price, (v) pre-tax profits, (vi) net earnings, (vii) return on equity or assets, (viii) operating income, (ix) EBITDA margin, (x) EBITDA margin improvement, (xi) bad debt expense, (xii) cash receipts, (xiii) uncompensated care expense, (xiv) days in net revenue in net patient accounts receivable, (xv) gross income, (xvi) net income (before or after taxes), (xvii) cash flow; (xviii) gross profit, (xix) gross profit return on investment, (xx) gross margin return on investment, (xxi) gross margin; (xxii) operating margin, (xxiii) working capital, (xxiv) earnings before interest and taxes, (xxv) return on capital, (xxvi) return on invested capital, (xxvii) revenue growth, (xxviii) annual recurring revenues, (xxix) recurring revenues, (xxx) total shareholder return, (xxxi) economic value added, (xxxii) specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee in its sole discretion, (xxxiii) reduction in operating expenses, or (xxxiv) any combination of the foregoing. Performance Objectives may be in respect of the performance of the Company, any of its Subsidiaries, any of its Divisions or any combination thereof. Performance Objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The Performance Objectives with respect to a Performance Cycle shall be established in writing by the Committee by the earlier of (x) the date on which a quarter of the Performance Cycle has elapsed or (y) the date which is ninety (90) days after the commencement of the Performance Cycle, and in any event while the performance relating to the Performance Objectives remain substantially uncertain.

(b)        Effect of Certain Events. At the time of the granting of a Performance Award, or at any time thereafter, in either case to the extent permitted under Section 162(m) of the Code and the regulations thereunder without adversely affecting the treatment of the Performance Award as Performance-Based Compensation, the Committee may provide for the manner in which performance will be measured against the Performance Objectives (or may adjust the Performance Objectives) to reflect the impact of specified corporate transactions, accounting or tax law changes and other extraordinary or nonrecurring events.

(c)        Determination of Performance. Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any Performance Award that is intended to constitute Performance-Based Compensation made to a Grantee who is subject to Section 162(m) of the Code, the Committee shall certify in writing that the applicable Performance Objectives have been satisfied to the extent necessary for such Award to qualify as Performance Based Compensation.

9.4      Effect of Change in Control. Section 13(b) shall control the treatment of any Performance Units then outstanding in the event of a Change in Control.

9.5      Non-Transferability. Until the vesting of Performance Units or the lapsing of any restrictions on Performance Shares, as the case may be, such Performance Units or Performance Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

10.        Share Awards. The Committee may grant a Share Award to any Eligible Individual on such terms and conditions as the Committee may determine in its sole discretion. Share Awards may be made as additional compensation for services rendered by the Eligible Individual or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from the Company.

11.        Effect of a Termination of Employment.

The Agreement evidencing the grant of each Option and each Award shall set forth the terms and conditions applicable to such Option or Award upon a termination or change in the status of the employment of the Optionee or Grantee by the Company, a Subsidiary or a Division (including a termination or change by reason of the sale of a Subsidiary or a Division), which shall be as the Committee may, in its discretion, determine at the time the Option or Award is granted or thereafter.

12.        Adjustment Upon Changes in Capitalization.

(a)        In the event of a Change in Capitalization, the Committee shall conclusively determine the appropriate adjustments, if any, to (i) the maximum number and class of Shares or other stock or securities with respect to which Options or Awards may be granted under the Plan, (ii) the number and class of Shares or other stock or securities which are subject to outstanding Options or Awards granted under the Plan and the exercise price therefor, if applicable, and (iii) the Performance Objectives.

(b)        Any such adjustment in the Shares or other stock or securities (a) subject to outstanding Incentive Stock Options (including any adjustments in the exercise price) shall be made in such manner as not to constitute a modification as defined by Section

424(h)(3) of the Code and only to the extent permitted by Sections 422 and 424 of the Code or (b) subject to outstanding Options or Awards that are intended to qualify as Performance-Based Compensation shall be made in such a manner as not to adversely affect the treatment of the Options or Awards as Performance-Based Compensation. In addition, (a) no adjustment to any Option or Award that is not subject to Section 409A of the Code shall be made in a manner that would subject the Option or Award to Section 409A of the Code and (b) any adjustment to an Option or Award that is subject to Section 409A of the Code shall be made only in a manner and to the extent permitted by Section 409A of the Code.

(c)        If, by reason of a Change in Capitalization, a Grantee of an Award shall be entitled to, or an Optionee shall be entitled to exercise an Option with respect to, new, additional or different shares of stock or securities of the Company or any other corporation, such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Shares subject to the Award or Option, as the case may be, prior to such Change in Capitalization.

13.        Effect of Certain Transactions; Effect of Change in Control.

(a)        Effect of Certain Transactions. Subject to Sections 5.10, 7.7, 8.2(b) and 9.4 or as otherwise provided in an Agreement, in the event of (a) the liquidation or dissolution of the Company or (b) a merger or consolidation of the Company (a “Transaction”), the Plan and the Options and Awards issued hereunder shall continue in effect in accordance with their respective terms, except that following a Transaction either (i) each outstanding Option or Award shall be treated as provided for in the agreement entered into in connection with the Transaction or (ii) if not so provided in such agreement, each Optionee and Grantee shall be entitled to receive in respect of each Share subject to any outstanding Options or Awards, as the case may be, upon exercise of any Option or payment or transfer in respect of any Award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a Share was entitled to receive in the Transaction in respect of a Share; provided, however, that such stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Options and Awards prior to such Transaction. For the avoidance of doubt, the Committee may, without the consent of any Optionee or Grantee, provide for the cancellation of outstanding Awards in connection with a Transaction in exchange for the payment in cash or property equal in value to the Fair Market Value of the Shares underlying such Awards, less, in the case of Options, the aggregate exercise price thereof; provided that Options with an aggregate exercise price that is equal to or in excess of the aggregate Fair Market Value of the Shares underlying such Options may be cancelled in connection with such Transaction without any consideration being paid in respect thereof. The treatment of any Option or Award as provided in this Section 13(a) shall be conclusively presumed to be appropriate for purposes of Section 12.

(b)        Effect of Change in Control. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control, the following provisions of this Section 13(b) shall apply except to the extent an Option or Award Agreement provides for a different treatment (in which case the Option or Award Agreement shall govern and this Section 13(b) shall not be applicable):

(i)        If and to the extent that outstanding Options or Awards under the Plan (A) are assumed by the successor corporation (or affiliate thereto) or continued or (B) are replaced with equity awards that preserve the existing value of the Options or Awards at the time of the Change in Control and provide for subsequent payout in accordance with a vesting schedule and Performance Objectives, as applicable, that are the same or more favorable to the Participants than the vesting schedule and Performance Objectives applicable to the Options or Awards, then all such Options or Awards or such substitutes thereof shall remain outstanding and be governed by their respective terms and the provisions of the Plan, subject to Section 13(b)(iv) below.

(ii) If and to the extent that outstanding Options or Awards under the Plan are not assumed, continued or replaced in accordance with Section 13(b)(i) above, then upon the Change in Control the following treatment (referred to as “Change-in-Control Treatment”) shall apply to such Options or Awards: (A) outstanding Options and Stock Appreciation Rights shall immediately vest and become exercisable; (B) the restrictions and other conditions applicable to outstanding Restricted Shares, Restricted Stock Units and Stock Awards, including vesting requirements, shall immediately lapse; such Awards shall be free of all restrictions and fully vested; and, with respect to Restricted Stock Units, shall be payable immediately in accordance with their terms or, if later, as of the earliest permissible date under Code Section 409A; and (C) outstanding Performance Awards granted under the Plan shall immediately vest and shall become immediately payable in accordance with their terms as if the Performance Objectives have been achieved at the target performance level.

(iii)        If and to the extent that outstanding Options or Awards under the Plan are not assumed, continued or replaced in accordance with Section 13(b)(i) above, then in connection with the application of the Change-in-Control Treatment set forth in Section 13(b)(ii) above, the Board may, in its sole discretion, provide for cancellation of such outstanding Awards at the time of the Change in Control in which case a payment of cash, property or a combination thereof shall be made to each such Optionee or Grantee upon the consummation of the Change in Control that is determined by the Board in its sole discretion and that is at least equal to the excess (if any) of the value of the consideration that would be received in such Change in Control by the holders of the Company’s securities relating to such Options or Awards over the exercise or purchase price (if any) for such Options or Awards (except that, in the case of an Option or Stock Appreciation Right, such payment shall be limited as necessary to prevent the Option or Stock Appreciation Right from being subject to the excise tax under Code Section 409A).

(iv)        If and to the extent that (A) outstanding Options or Awards are assumed, continued or replaced in accordance with Section 13(b)(i) above and (B) a Optionee’s or Grantee’s employment with, or performance of services for, the Company or any of its Subsidiaries or successors is terminated by the Company or such Subsidiary or successor for any reasons other than Cause or by such Optionee or Grantee for Good Reason, in each case, within the two-year period commencing on the Change in Control, then, as of the date of such Participant’s termination, the Change-in-Control Treatment set forth in Section 13(b)(ii) above shall apply to all assumed or replaced Options or Awards of such Participant then outstanding.

(v)        Outstanding Options or Stock Appreciation Rights that are assumed, continued or replaced in accordance with Section 13(b)(i) may be exercised by the Optionee or Grantee in accordance with the applicable terms and conditions of such Option or Award as set forth in the applicable Agreement or elsewhere; provided, however, that Options or Stock Appreciation Rights that become exercisable in accordance with Section 13(b)(iv) may be exercised until the expiration of the original full term of such Option or Stock Appreciation Right notwithstanding the other original terms and conditions of such Award, to the extent allowed without such Option or Stock Appreciation Right becoming subject to the excise tax under Code Section 409A).

14.        Interpretation.

Following the required registration of any equity security of the Company pursuant to Section 12 of the Exchange Act:

(a)        The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan or any Agreement in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

(b)        Unless otherwise expressly stated in the relevant Agreement, each Option, Stock Appreciation Right and Performance Award granted under the Plan is intended to be Performance-Based Compensation. The Committee shall not be entitled to exercise any discretion otherwise authorized hereunder with respect to such Options or Awards if the ability to exercise such discretion or the exercise of such discretion itself would cause the compensation attributable to such Options or Awards to fail to qualify as Performance-Based Compensation.

(c)        To the extent that any legal requirement of Section 16 of the Exchange Act or Section 162(m) of the Code as set forth in the Plan ceases to be required under Section 16 of the Exchange Act or Section 162(m) of the Code, that Plan provision shall cease to apply.

15.        Termination and Amendment of the Plan or Modification of Options and Awards.

15.1      Plan Amendment or Termination. The Plan shall terminate on the day preceding the tenth anniversary of the date of its most recent adoption by the Board and no Option or Award may be granted thereafter. The Board may sooner terminate the Plan and the Board may at any time and from time to time amend, modify or suspend the Plan; provided, however, that:

(a)        no such amendment, modification, suspension or termination shall impair or adversely alter any Options or Awards theretofore granted under the Plan, except with the written consent of the Optionee or Grantee, nor shall any amendment, modification, suspension or termination deprive any Optionee or Grantee of any Shares which he or she may have acquired through or as a result of the Plan; and

(b)        to the extent necessary under any applicable law, regulation or exchange requirement no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law, regulation or exchange requirement.

15.2      Modification of Options and Awards. No modification of an Option or Award shall adversely alter or impair any rights or obligations under the Option or Award without the written consent of the Optionee or Grantee, as the case may be.

15.3      No Repricing of Options or Stock Appreciation Rights. The Committee shall have no authority to make any adjustment (other than in connection with a stock dividend, recapitalization or other transaction where an adjustment is permitted or required under the terms of the Plan) or amendment, and no such adjustment or amendment shall be made, that reduces or would have the effect of reducing the exercise price of an Option or Stock Appreciation Right previously granted under the Plan, whether through amendment, cancellation or replacement grants, or other means (including without limitation the buyout for cash of any Option or Stock Appreciation Right that has a fair market value that is less than the strike price for said Option or Stock Appreciation Right), unless the Company’s stockholders shall have approved such adjustment or amendment.

16.        Non-Exclusivity of the Plan.

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

17.        Limitation of Liability.

As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

(a)        give any person any right to be granted an Option or Award other than at the sole discretion of the Committee;

(b)        give any person any rights whatsoever with respect to Shares except as specifically provided in the Plan;

(c)        limit in any way the right of the Company or any Subsidiary to terminate the employment of any person at any time; or

(d)        be evidence of any agreement or understanding, expressed or implied, that the Company will employ any person at any particular rate of compensation or for any particular period of time.

18.        Regulations and Other Approvals; Governing Law.

18.1      Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles thereof.

18.2      The obligation of the Company to sell or deliver Shares with respect to Options and Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

18.3      The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority, or to obtain for Eligible Individuals granted Incentive Stock Options the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

18.4        Each Option and Award is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or Award or the issuance of Shares, no Options or Awards shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee.

18.5        Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations thereunder. The Committee may require any individual receiving Shares pursuant to an Option or Award granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under the Securities Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder. The certificates evidencing any such Shares shall be appropriately amended or have an appropriate legend placed thereon to reflect their status as restricted securities as aforesaid.

18.6        Compliance With Section 409A. All Options and Awards granted under the plan are intended either not to be subject to Section 409A of the Code or, if subject to Section 409A of the Code, to be administered, operated and construed in compliance with Section 409A of the Code and any guidance issued thereunder. Notwithstanding this or any other provision of the Plan to the contrary, the Committee may amend the Plan or any Option or Award granted hereunder in any manner, or take any other action, that it determines, in its sole discretion, is necessary, appropriate or advisable to cause the Plan or any Option or Award granted hereunder to comply with Section 409A and any guidance issued thereunder. Any such action, once taken, shall be deemed to be effective from the earliest date necessary to avoid a violation of Section 409A and shall be final, binding and conclusive on all Eligible Individuals and other individuals having or claiming any right or interest under the Plan.

19.        Miscellaneous.

19.1      Multiple Agreements. The terms of each Option or Award may differ from other Options or Awards granted under the Plan at the same time or at some other time. The Committee may also grant more than one Option or Award to a given Eligible Individual during the term of the Plan, either in addition to, or in substitution for, one or more Options or Awards previously granted to that Eligible Individual.

19.2      Beneficiary Designation. Each Optionee or Grantee may, from time to time, name one or more individuals (each, a “Beneficiary”) to whom any benefit under the Plan is to be paid or who may exercise any rights of the Optionee or Grantee under any Option or Award granted under the Plan in the event of the Optionee’s or Grantee’s death before he or she receives any or all of such benefit or exercises such Option. Each such designation shall revoke all prior designations by the same Optionee or Grantee, shall be in a form prescribed by the Company, and will be effective only when filed by the Optionee or

Grantee in writing with the Company during the Optionee’s or Grantee’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Optionee’s or Grantee’s death and rights to be exercised following the Optionee’s or Grantee’s death shall be paid to or exercised by the Optionee’s or Grantee’s estate.

19.3       Withholding of Taxes.

(a)        At such times as an Optionee or Grantee recognizes taxable income in connection with the receipt of Shares or cash hereunder (a “Taxable Event”), the Optionee or Grantee shall pay to the Company an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company in connection with the Taxable Event (the “Withholding Taxes”) prior to the issuance, or release from escrow, of such Shares or the payment of such cash. The Company shall have the right to deduct from any payment of cash to an Optionee or Grantee an amount equal to the Withholding Taxes in satisfaction of the obligation to pay Withholding Taxes. The Committee may provide in an Agreement evidencing an Option or Award at the time of grant or thereafter that the Optionee or Grantee, in satisfaction of the obligation to pay Withholding Taxes to the Company, may elect to have withheld a portion of the Shares issuable to him or her pursuant to the Option or Award having an aggregate Fair Market Value equal to the Withholding Taxes. In the event Shares are withheld by the Company to satisfy any obligation to pay Withholding Taxes, such Shares shall be retired and cancelled and shall not thereafter be available to grant an Option or Award with respect thereto.

(b)        If an Optionee makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Optionee pursuant to the exercise of an Incentive Stock Option within the two-year period commencing on the day after the date of the grant or within the one-year period commencing on the day after the date of transfer of such Share or Shares to the Optionee pursuant to such exercise, the Optionee shall, within ten (10) days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office.

19.4      Effective Date. The effective date of this Plan shall be March 19, 2014, subject only to the approval by the holders of a majority of the securities of the Company entitled to vote thereon, in accordance with the applicable laws, within twelve (12) months of the adoption of the Plan by the Board.

Annex C

AMENDED AND RESTATED BY-LAWS

OF

COMMUNITY HEALTH SYSTEMS, INC.

(hereinafter called the “Corporation”)

(As of May     , 2014)

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the Corporation within the State of Delaware shall be in the City of Wilmington, County of New Castle.

Section 2. Other Offices. The Corporation may also have an office or offices other than said registered office at such place or places, either within or without the State of Delaware, as the Board of Directors shall from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. Place of Meetings. All meetings of the stockholders for the election of directors or for any other purpose shall be held at any such time and place, either within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 2. Annual Meetings. Annual meetings of stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver thereof. At such annual meetings, a nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the Secretary of the Corporation receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for director set forth in Section 12 of Article II of these Amended and Restated By-laws and (ii) such nomination has not been withdrawn by such stockholder on or before the tenth day before the Corporation first mails its notice of meeting for such meeting to the stockholders. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee. At such annual meetings, the stockholders shall also transact such other business as may properly be brought before the meeting in accordance with these Amended and Restated By-laws.

Section 3. Special Meetings. Special meetings of stockholders, for any purpose or purposes, unless otherwise prescribed by statute may be called by the Board of Directors, the Chairman of the Board of Directors, if one shall have been elected, or the Chief Executive Officer.

Section 4. Notice of Meetings. Except as otherwise expressly required by statute, notice of each annual and special meeting of stockholders stating the date, place and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder of record entitled to vote thereat not less than ten nor more than sixty days before the date of the meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. Notice of any meeting shall not be required to be given to any person who attends such meeting (except when such person attends the meeting in person or by proxy for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened) or who, either before or after the meeting, shall submit a signed written waiver of notice, in person or by proxy. Neither the business to be transacted at, nor the purpose of, an annual or special meeting of stockholders need be specified in any written waiver of notice.

Section 5. Organization. At each meeting of stockholders, the Chairman of the Board, if one shall have been elected, or, in the event of such person’s absence or if one shall not have been elected, the Chief Executive Officer, shall act as chairman of the meeting. The Secretary or, in the event of such person’s absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof.

Section 6. Conduct of Business. The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to him or her in order. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting.

Section 7. Quorum, Adjournments. The holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, except as otherwise provided by statute or by the Restated Certificate of Incorporation. If, however, such quorum shall not be present or represented by proxy at any meeting of stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented by proxy. At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally called. If the adjournment is for more than thirty days, or, if after adjournment a new record date is set, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 8. Voting. Except as otherwise provided by statute or the Restated Certificate of Incorporation and these Amended and Restated By-laws, each stockholder of the Corporation shall be entitled at each meeting of stockholders to one vote for each share of capital stock of the Corporation standing in such stockholder’s name on the record of stockholders of the Corporation:

(a) on the date fixed pursuant to the provisions of Section 7 of Article V of these Amended and Restated By-laws as the record date for the determination of the stockholders who shall be entitled to notice of and to vote at such meeting; or

(b) if no such record date shall have been so fixed, then at the close of business on the day next preceding the day on which notice thereof shall be given, or, if notice is waived, at the close of business on the date next preceding the day on which the meeting is held.

Each stockholder entitled to vote at any meeting of stockholders may authorize another person or persons to act for such stockholder by a proxy signed by such stockholder or such stockholder’s attorney-in-fact, or as otherwise authorized in accordance with the Delaware General Corporation Law, but no proxy shall be voted after three years from its date, unless the proxy provides for a longer period. Any such proxy shall be delivered to the secretary of the meeting at or prior to the time designated in the order of business for so delivering such proxies. When a quorum is present at any meeting, the affirmative vote of the holders of a majority of the voting power of the shares of the Corporation which are present in person or represented by proxy at the meeting and entitled to vote thereon, shall decide any question brought before such meeting, unless the question is one upon which by express provision of statute or of the Restated Certificate of Incorporation or of these Amended and Restated By-laws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Unless required by statute, or determined by the chairman of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by such stockholder’s proxy, if there be such proxy.

Section 9. List of Stockholders Entitled to Vote. At least ten days before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder shall be prepared. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, as required by the Delaware General Corporation Law. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

Section 10. Inspectors. The Board of Directors shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at such meeting or any adjournment thereof. If any of the inspectors so appointed shall fail to appear or act, the chairman of the meeting shall, or if inspectors shall not have been appointed, the chairman of the meeting may appoint one or more inspectors. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of such inspector’s ability. The inspectors shall determine the number of shares of capital stock of the Corporation outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the results, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the chairman of the meeting, the inspectors shall make a report in writing of any challenge, request or matter determined by them and shall execute a certificate of any fact found by them. No director or candidate for the office of director shall act as an inspector of an election of directors. Inspectors need not be stockholders.

Section 11. Consent of Stockholders in Lieu of Meeting. Unless otherwise provided by statute or in the Restated Certificate of Incorporation, any action required to be taken or which may be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of any such corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Section 12. Advance Notice Provisions for Election of Directors. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 12 and on the record date for the determination of stockholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in this Section 12.

In addition to any other applicable requirements, for a nomination to be made by a stockholder such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of an annual meeting, not less than 45 or more than 75 days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, to be timely, notice by the stockholder must be so delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting. For purposes of this Section 12 and Section 13, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

To be in proper written form, a stockholder’s notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person, (iv) a statement whether such person acknowledges the Corporation’s policy on director resignations following such person’s failure to receive the required vote for re-election at any future meeting at which such person would face re-election, as set forth in the Corporation’s Board Practice on Director Elections which is part of the Corporate Governance Guidelines and (v) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.

No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 12. If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

Section 13. Advance Notice Provisions for Business to be Transacted at Annual Meeting. No business may be transacted at an annual meeting of stockholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (c) otherwise properly brought before the annual meeting by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 13 and on the record date for the determination of stockholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this Section 13.

In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 45 or more than 75 days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, to be timely notice by the stockholder must be so delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

To be in proper written form, a stockholder’s notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 13. If the Chairman of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

ARTICLE III

DIRECTORS

Section 1. Place of Meetings. Meetings of the Board of Directors shall be held at such place or places, within or without the State of Delaware, as the Board of Directors may from time to time determine or as shall be specified in the notice of any such meeting.

Section 2. Annual Meeting. The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such other time or place (within or without the State of Delaware) as shall be specified in a notice thereof given as hereinafter provided in Section 5 of this Article III.

Section 3. Regular Meetings. Regular meetings of the Board of Directors shall be held at such time and place as the Board of Directors may fix. If any day fixed for a regular meeting shall be a legal holiday at the place where the meeting is to be held, then the meeting which would otherwise be held on that day shall be held at the same hour on the next succeeding business day.

Section 4. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, if one shall have been elected, or by two or more directors of the Corporation or by the Chief Executive Officer.

Section 5. Notice of Meetings. Notice of regular meetings of the Board of Directors need not be given except as otherwise required by law or these Amended and Restated By-laws. Notice of each special meeting of the Board of Directors for which notice shall be required, shall be given by the Secretary as hereinafter provided in this Section 5, in which notice shall be stated the time and place of the meeting. Except as otherwise required by these Amended and Restated By-laws, such notice need not state the purposes of such meeting. Notice of any special meeting, and of any regular or annual meeting for which notice is required, shall be given to each director at least (a) four hours before the meeting if by telephone or by being personally delivered or sent by telex, telecopy, or similar means or (b) two days before the meeting if delivered by mail to the director’s residence or usual place of business. Such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage prepaid, or when transmitted if sent by telex, telecopy, or similar means. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting. Any director may waive notice of any meeting by a writing signed by the director entitled to the notice and filed with the minutes or corporate records. The attendance at or participation of the director at a meeting shall constitute waiver of notice of such meeting, unless the director at the beginning of the meeting or promptly upon such director’s arrival objects to holding the meeting or transacting business at the meeting.

Section 6. Organization. At each meeting of the Board of Directors, the Chairman of the Board, if one shall have been elected, or, in the absence of the Chairman of the Board or if one shall not have been elected, the Chief Executive Officer (or, in the Chief Executive Officer’s absence, another director chosen by a majority of the directors present) shall act as chairman of the meeting and preside thereat. The Secretary or, in such person’s absence, any person appointed by the chairman shall act as secretary of the meeting and keep the minutes thereof.

Section 7. Quorum and Manner of Acting. A majority of the entire Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and, except as otherwise expressly required by statute or the Restated Certificate of Incorporation or these Amended and Restated By-laws, the affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum at any meeting of the Board of Directors, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of the time and place of any such adjourned meeting shall be given to all of the directors unless such time and place were announced at the meeting at which the adjournment was taken, in which case such notice need only be given to the directors who were not present thereat. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called. The directors shall act only as a Board and the individual directors shall have no power as such.

Section 8. Action by Consent. Unless restricted by the Restated Certificate of Incorporation, any action required or permitted to be taken by the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Board of Directors or such committee, as the case may be.

Section 9. Telephonic Meeting. Unless restricted by the Restated Certificate of Incorporation, any one or more members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.

Section 10. Committees. The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, including an executive committee, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence of disqualification of any member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

Each such committee, to the extent provided in the resolution creating it, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which require it; provided , however , that no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval or (b) adopting, amending or repealing any by-law of the Corporation. Each such committee shall serve at the pleasure of the Board of Directors and have such name as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors.

Section 11. Fees and Compensation. Directors and members of committees may receive such compensation, if any, for their services, and such reimbursement for expenses, as may be fixed or determined by the Board of Directors. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 12. Resignations. Any director of the Corporation may resign at any time by giving written notice of such director’s resignation to the Corporation. Any such resignation shall take effect at the time, or upon the happening of an event, specified therein or, if the time or happening of an event when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

ARTICLE IV

OFFICERS

Section 1. General. The executive officers of the Corporation shall be chosen by the Board of Directors and shall include a Chief Executive Officer, one or more Presidents, one or more Vice Presidents (including Senior, Executive, Group or other classifications of Vice Presidents), a Treasurer and a Secretary. The Board of Directors, in its discretion, may also choose as an officer of the Corporation the Chairman of the Board and any Vice Chairman of the Board. The Chief Executive Officer shall appoint other officers (including, one or more Presidents, Vice Presidents, Assistant Secretaries and one or more Assistant Treasurers) as may be necessary or desirable. The officers of the Corporation shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors or, to the extent appointed by the Chief Executive Officer, the Chief Executive Officer. The Board of Directors may also delegate to any officer of the Corporation the power to appoint such other officers and to proscribe their respective duties and powers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Restated Certificate of Incorporation or these Amended and Restated By-laws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board and Vice Chairman of the Board of Directors, need such officers be directors of the Corporation.

Section 2. Term. All officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors, except that any vacancy in any office that has been appointed by the Chief Executive Officer or any other officer of the Corporation may be filled by the person who has the authority to fill that office.

Section 3. Resignations. Any officer of the Corporation may resign at any time by giving written notice of such officer’s resignation to the Corporation. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon receipt. Unless otherwise specified therein, the acceptance of any such resignation shall not be necessary to make it effective.

Section 4. Removal. Any officer may be removed at any time by the Board of Directors with or without cause, except that any officer appointed by the Chief Executive Officer or any other officer of the Corporation may also be removed at any time by the Chief Executive Officer or any other officer who had appointed that officer with or without cause.

Section 5. Compensation. The compensation for the five (5) most highly compensated executive officers of the Corporation for their services as such officers shall be fixed from time to time by the Board of Directors. The compensation for all other officers of the Corporation shall be fixed from time to time by the Chief Executive Officer; compensation for other executive officers shall be in consultation with the Board of Directors. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that such officer is also a director of the Corporation.

Section 6. Chairman of the Board. The Chairman of the Board, if one shall have been elected, shall be a member of the Board, an officer of the Corporation (if the Board of Directors, in its discretion, chooses to make the Chairman of the Board an officer of the Corporation) and, if present, shall preside at each meeting of the Board of Directors or the stockholders. The Chairman of the Board shall advise and counsel with the Chief Executive Officer, and in the Chief Executive Officer’s absence with other executives of the Corporation, and shall perform such other duties as may from time to time be assigned to the Chairman of the Board by the Board of Directors.

ARTICLE V

STOCK CERTIFICATES AND THEIR TRANSFER

Section 1. Stock Certificates. The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution that some or all of any classes or series of the Corporation’s stock shall be uncertificated shares. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restriction of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the Delaware General Corporation Law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 2. Facsimile Signatures. Any or all of the signatures on a certificate may be a facsimile, engraved or printed. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person was such officer, transfer agent or registrar at the date of issue.

Section 3. Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to give the Corporation a bond in such sum as it may direct sufficient to indemnify it against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 4. Transfers of Stock. Except as contemplated by the first sentence of Section 1 of this Article V, upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its records; provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer. Whenever any transfer of stock shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of transfer if, when the certificates are presented to the Corporation for transfer, both the transferor and the transferee request the Corporation to do so.

Section 5. Transfer Agents and Registrars. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

Section 6. Regulations. The Board of Directors may make such additional rules and regulations, not inconsistent with these Amended and Restated By-laws, as it may deem expedient concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.

Section 7. Fixing the Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall be not more than 10 days after the date upon which the resolution fixing the record date is adopted. If no record date has been fixed by the Board of Directors and no prior action by the Board of Directors is required by the Delaware General Corporation Law, the record date shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Secretary of the Corporation at the Corporation’s principal executive offices. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the Delaware General Corporation Law with respect to the proposed action by written consent of the stockholders, the record date for determining stockholders entitled to consent to corporate action in writing shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 8. Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owner of shares of stock to receive dividends and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

ARTICLE VI

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1. General. Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative (“Proceeding”) brought by reason of the fact that such person (the “Indemnitee”) is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as such a director or officer, shall be indemnified and held harmless by the Corporation (unless such Proceeding was brought by or in the right of the Indemnitee without the prior written approval of the Board of Directors) to the fullest extent permitted by the laws of the State of Delaware in effect on the date hereof or as such laws may from time to time hereafter be amended to increase the scope of such permitted indemnification, against all expenses, liabilities, losses and claims (including attorneys’ fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as amended from time to time, penalties and amounts to be paid in settlement) actually incurred or suffered by such Indemnitee in connection with such Proceeding (collectively, “Losses”). Without diminishing the scope of the indemnification provided by this Section 1, the rights of indemnification of an Indemnitee provided hereunder shall include but not be limited to those rights set forth in this Article VI.

Section 2. Derivative Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any Proceeding brought by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person (also an “Indemnitee”) is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against Losses actually incurred or suffered by the Indemnitee in connection with the defense or settlement of such action or suit if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, provided that no indemnification shall be made in respect of any claim, issue or matter as to which Delaware law expressly prohibits such indemnification by reason of an adjudication of liability of the Indemnitee unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 3. Indemnification in Certain Cases. Notwithstanding any other provision of this Article VI, to the extent that an Indemnitee has been wholly successful on the merits or otherwise in any Proceeding referred to in Sections 1 or 2 of this Article VI on any claim, issue or matter therein, the Indemnitee shall be indemnified against Losses actually incurred or suffered by the Indemnitee in connection therewith. If the Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Corporation shall indemnify the Indemnitee, against Losses actually incurred or suffered by the Indemnitee in connection with each successfully resolved claim, issue or matter. In any review or Proceeding to determine such extent of indemnification, the Corporation shall bear the burden of proving any lack of success and which amounts sought in indemnity are allocable to claims, issues or matters which were not successfully resolved. For purposes of this Section 3 and without limitation, the termination of any such claim, issue or matter by dismissal with or without prejudice shall be deemed to be a successful resolution as to such claim, issue or matter.

Section 4. Procedure. (a) Any indemnification under Sections 1 and 2 of this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Indemnitee is proper (except that the right of the Indemnitee to receive payments pursuant to Section 5 of this Article VI shall not be subject to this Section 4) in the circumstances because the Indemnitee has met the applicable standard of conduct. Such determination shall be made promptly, but in no event later than 60 days after receipt by the Corporation of the Indemnitee’s written request for indemnification. The Secretary of the Corporation shall, promptly upon receipt of the Indemnitee’s request for indemnification, advise the Board of Directors that the Indemnitee has made such request for indemnification.

(b) The entitlement of the Indemnitee to indemnification shall be determined, with respect to a person who is a director or officer at the time of such determination, in the specific case (1) by the Board of Directors by a majority vote of the directors who are not parties to such Proceeding (the “Disinterested Directors”), even though less than a quorum, or (2) by a committee of the Disinterested Directors designated by majority vote of the Disinterested Directors, even though less than a quorum, or (3) if there are no Disinterested Directors, or if such Disinterested Directors so direct, by independent legal counsel, or (4) by the stockholders. The entitlement of the Indemnitee to indemnification shall be determined with respect to any person who is not a director or officer at the time of such determination by any means reasonably determined by the Corporation.

(c) In the event the determination of entitlement is to be made by independent legal counsel, such independent legal counsel shall be selected by the Board of Directors and approved by the Indemnitee. Upon failure of the Board of Directors to so select such independent legal counsel or upon failure of the Indemnitee to so approve, such independent legal counsel shall be selected by the American Arbitration Association in New York, New York or such other person as such Association shall designate to make such selection.

(d) If a determination is made pursuant to Section 4(b) of this Article VI that the Indemnitee is not entitled to indemnification to the full extent of the Indemnitee’s request, the Indemnitee shall have the right to seek entitlement to indemnification in accordance with the procedures set forth in Section 6 of this Article VI.

(e) If a determination pursuant to Section 4(b) of this Article VI with respect to entitlement to indemnification shall not have been made within 60 days after receipt by the Corporation of such request, the requisite determination of entitlement to indemnification shall be deemed to have been made and the Indemnitee shall be absolutely entitled to such indemnification, absent (i) misrepresentation by the Indemnitee of a material fact in the request for indemnification or (ii) a final judicial determination that all or any part of such indemnification is expressly prohibited by law.

(f) The termination of any proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the rights of the Indemnitee to indemnification hereunder except as may be specifically provided herein, or create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or create a presumption that (with respect to any criminal action or proceeding) the Indemnitee had reasonable cause to believe that the Indemnitee’s conduct was unlawful.

(g) For purposes of any determination of good faith hereunder, the Indemnitee shall be deemed to have acted in good faith if the Indemnitee’s action is based on the records or books of account of the Corporation or an affiliate, including financial statements, or on information supplied to the Indemnitee by the officers of the Corporation or an affiliate in the course of their duties, or on the advice of legal counsel for the Corporation or an affiliate or on information or records given or reports made to the Corporation or an affiliate by an independent certified public accountant or by an appraiser or other expert selected with reasonable care to the Corporation or an affiliate. The Corporation shall have the burden of establishing the absence of good faith. The provisions of this Section 4(g) of this Article VI shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in these Amended and Restated By-laws.

(h) The knowledge and/or actions, or failure to act, of any other director, officer, agent or employee of the Corporation or an affiliate shall not be imputed to the Indemnitee for purposes of determining the right to indemnification under these Amended and Restated By-laws.

Section 5. Advances for Expenses and Costs. All expenses (including attorneys fees) incurred by or on behalf of the Indemnitee (or reasonably expected by the

Indemnitee to be incurred by the Indemnitee within three months) in connection with any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding within twenty days after the receipt by the Corporation of a statement or statements from the Indemnitee requesting from time to time such advance or advances whether or not a determination to indemnify has been made under Section 4 of this Article VI. The Indemnitee’s entitlement to such advancement of expenses shall include those incurred in connection with any Proceeding by the Indemnitee seeking an adjudication or award in arbitration pursuant to these Amended and Restated By-laws. The financial ability of an Indemnitee to repay an advance shall not be a prerequisite to the making of such advance. Such statement or statements shall reasonably evidence such expenses incurred (or reasonably expected to be incurred) by the Indemnitee in connection therewith and shall include or be accompanied by a written undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified therefor pursuant to the terms of this Article VI.

Section 6. Remedies in Cases of Determination not to Indemnify or to Advance Expenses. (a) In the event that (i) a determination is made that the Indemnitee is not entitled to indemnification hereunder, (ii) advances are not made pursuant to Section 5 of this Article VI or (iii) payment has not been timely made following a determination of entitlement to indemnification pursuant to Section 4 of this Article VI, the Indemnitee shall be entitled to seek a final adjudication either through an arbitration proceeding or in an appropriate court of the State of Delaware or any other court of competent jurisdiction of the Indemnitee’s entitlement to such indemnification or advance.

(b) In the event a determination has been made in accordance with the procedures set forth in Section 4 of this Article VI, in whole or in part, that the Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration referred to in paragraph (a) of this Section 6 shall be de novo and the Indemnitee shall not be prejudiced by reason of any such prior determination that the Indemnitee is not entitled to indemnification, and the Corporation shall bear the burdens of proof specified in Sections 3 and 4 of this Article VI in such proceeding.

(c) If a determination is made or deemed to have been made pursuant to the terms of Sections 4 or 6 of this Article VI that the Indemnitee is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding or arbitration in the absence of (i) a misrepresentation of a material fact by the Indemnitee or (ii) a final judicial determination that all or any part of such indemnification is expressly prohibited by law.

(d) To the extent deemed appropriate by the court, interest shall be paid by the Corporation to the Indemnitee at a reasonable interest rate for amounts which the Corporation indemnifies or is obliged to indemnify the Indemnitee for the period commencing with the date on which the Indemnitee requested indemnification (or reimbursement or advancement of expenses) and ending with the date on which such payment is made to the Indemnitee by the Corporation.

Section 7. Rights Non-Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other Sections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 8. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI.

Section 9. Definition of Corporation. For purposes of this Article VI, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, shall stand in the same position under this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

Section 10. Other Definitions. For purposes of this Article VI, references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VI.

Section 11. Survival of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. No amendment, alteration, rescission or replacement of these Amended and Restated By-laws or any provision hereof shall be effective as to an Indemnitee with respect to any action taken or omitted by such Indemnitee in Indemnitee’s position with the Corporation or any other entity which the Indemnitee is or was serving at the request of the Corporation prior to such amendment, alteration, rescission or replacement.

Section 12. Indemnification of Employees and Agents of the Corporation. The Corporation may, by action of the Board of Directors from time to time, grant rights to indemnification and advancement of expenses to employees and agents of the Corporation with the same scope and effect as the provisions of this Article VI with respect to the indemnification of directors and officers of the Corporation.

Section 13. Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article VI as to all losses actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article VI to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE VII

GENERAL PROVISIONS

Section 1. Dividends. Subject to the provisions of statute and the Restated Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting. Dividends may be paid in cash, in property or in shares of stock of the Corporation, unless otherwise provided by statute or the Restated Certificate of Incorporation.

Section 2. Reserves. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors may, from time to time, in its absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors may think conducive to the interests of the Corporation. The Board of Directors may modify or abolish any such reserve in the manner in which it was created.

Section 3. Seal. The seal of the Corporation shall be in such form as shall be approved by the Board of Directors.

Section 4. Fiscal Year. The fiscal year of the Corporation shall be December 31 and may be changed by resolution of the Board of Directors.

Section 5. Checks, Notes, Drafts, Etc. All checks, notes, drafts or other orders for the payment of money of the Corporation shall be signed, endorsed or accepted in the name of the Corporation by such officer, officers, person or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

Section 6. Execution of Contracts, Deeds, Etc. The Board of Directors may authorize any officer or officers, agent or agents, in the name and on behalf of the Corporation to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

Section 7. Voting of Stock in Other Corporations. Unless otherwise provided by resolution of the Board of Directors, the Chairman of the Board or the Chief Executive Officer, from time to time, may (or may appoint one or more attorneys or agents to) cast the votes which the Corporation may be entitled to cast as a shareholder or otherwise in any other corporation, any of whose shares or securities may be held by the Corporation, at meetings of the holders of the shares or other securities of such other corporation. In the event one or more attorneys or agents are appointed, the Chairman of the Board or the Chief Executive Officer may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent. The Chairman of the Board or the Chief Executive Officer may, or may instruct the attorneys or agents appointed to, execute or cause to be executed in the name and on behalf of the Corporation and under its seal or otherwise, such written proxies, consents, waivers or other instruments as may be necessary or proper in the circumstances.

ARTICLE VIII

FORUM FOR ADJUDICATION OF DISPUTES

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

ARTICLE IX

AMENDMENTS

These Amended and Restated By-laws may be repealed, altered, amended or rescinded in whole or in part, or new by-laws may be adopted by either the affirmative vote of the holders of at least a majority of the voting power of all of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon or by the Board of Directors.

Adopted by resolution of the Board of Directors on May    , 2014

Rachel A. Seifert, Secretary

	☐	■

	COMMUNITY HEALTH SYSTEMS, INC.

	Proxy for Annual Meeting of Stockholders on May 20, 2014 Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Wayne T. Smith and Rachel A. Seifert, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Community Health Systems, Inc., to be held at The St. Regis Hotel, located at 5th Avenue at 55th Street, New York, New York 10022 on Tuesday, May 20, 2014, at 8:00 a.m., local time, and at any adjournments or postponements thereof (the “Meeting”).

	(Continued and to be signed on the reverse side.)

■	14475	■

ANNUAL MEETING OF STOCKHOLDERS OF

COMMUNITY HEALTH SYSTEMS, INC.

May 20, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.chs.net

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

■	00033333333333330000 0		052014

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF PROPOSALS 1, 2, 3, 4, 5 AND 6.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
			1. Election of Directors:	FOR	AGAINST	ABSTAIN
			(1) W. Larry Cash	☐	☐	☐
			(2) John A. Clerlco	☐	☐	☐
			(3) James S. Ely lll	☐	☐	☐
			(4) John A. Fry	☐	☐	☐
			(5) William Norris Jennings, M.D.	☐	☐	☐
			(6) Julia B. North	☐	☐	☐
			(7) Wayne T. Smith	☐	☐	☐
			(8) H. Mitchell Watson, Jr.	☐	☐	☐
			2. Proposal to approve the compensation of the Company’s named executive officers.	☐	☐	☐

			3. Proposal to approve the Community Health Systems, Inc. 2004 Employee performance Incentive Plan as amended and restated February 26, 2014.	☐	☐	☐

			4. Proposal to approve the Community Health Systems, Inc. 2009 Stock Option and Award Plan, as amended and restated March 19, 2014.	☐	☐	☐

			5. Proposal to approve an Amendment of the Amended and Restated By-laws of Community Health Systems, Inc.	☐	☐	☐

			6. Proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐	7. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■